UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Foundation Medicine, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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—, 2015

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Foundation Medicine, Inc. (“Foundation”), a Delaware corporation, which will be held on —, —, 2015 at — a.m. Eastern Time, at —.

At the Special Meeting, you will be asked to consider and vote upon proposals related to our proposed strategic partnership with Roche Holdings, Inc. (“Roche”) and certain of its affiliates. On January 11, 2015, we entered into a Transaction Agreement with Roche pursuant to which, among other things, (1) Roche has commenced a tender offer to purchase up to approximately 15.6 million shares of our common stock at a price of $50.00 per share (the “Offer”), and (2) immediately following completion of the Offer, Roche will make a $250.0 million investment in Foundation by purchasing 5.0 million newly issued shares of our common stock at the same price of $50.00 per share (the “Issuance”). The shares purchased by Roche in the tender offer, when combined with the shares purchased directly from Foundation in the Issuance and existing shares owned by Roche and its affiliates, will result in Roche owning in excess of a majority of the outstanding shares of our common stock on a fully diluted basis (and up to approximately 56.3% of the outstanding shares on a fully diluted basis). Upon the closing of the Offer and the Issuance, separate definitive agreements between Foundation and certain affiliates of Roche for (a) a broad research and development collaboration, (b) a U.S. educational support collaboration and (c) an ex-U.S. commercial collaboration, as well as a binding term sheet for an in vitro diagnostic product development collaboration, will become effective.

Completion of the transactions contemplated by the Transaction Agreement, including the purchase of shares by Roche pursuant to the Offer and the Issuance, is subject to the satisfaction or waiver of a number of conditions, including the approval by our stockholders of the proposals set forth in the attached Notice of Special Meeting and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the Transaction Agreement with Roche and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposals to be presented at the Special Meeting.

The attached Proxy Statement provides you with detailed information about the Special Meeting, the Transaction Agreement and the transactions contemplated thereby. We encourage you to read the Proxy Statement, including the attached annexes, carefully and in their entirety. You may also obtain more information about Foundation from documents we have filed with the Securities and Exchange Commission.

Your vote is important, regardless of the number of shares of common stock you own. Whether or not you plan to attend the Special Meeting, please submit a proxy to vote your shares as soon as possible so that your shares are represented at the Special Meeting.

Thank you for your ongoing support of Foundation and your consideration of these matters.

Very truly yours,

Michael J. Pellini, M.D.

Chief Executive Officer, President and Director

The attached Proxy Statement is dated —, 2015 and is first being mailed to stockholders on or about —, 2015.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of Foundation Medicine, Inc. (“Foundation”) will be held on —, —, 2015 at — a.m. Eastern Time, at —. At the special meeting or any adjournment or postponement thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1.	to approve the Transaction Agreement, dated as of January 11, 2015, as amended from time to time (the “Transaction Agreement”), by and between Foundation and Roche Holdings, Inc. (“Roche”), and the transactions contemplated thereby, including the issuance of 5.0 million shares of our common stock to Roche at a price of $50.00 per share;

2.	to approve the anti-dilution protections granted to Roche in the Investor Rights Agreement, dated as of January 11, 2015, as amended from time to time (the “Investor Rights Agreement”), by and between Foundation and Roche, that will become effective upon closing of the transactions contemplated by the Transaction Agreement;

3.	to approve the proposed amendment to our Certificate of Incorporation (the “Certificate of Incorporation”) to declassify our Board of Directors, provide for the annual election of directors and permit the removal of directors with or without cause;

4.	to approve the proposed amendment to our Certificate of Incorporation to renounce Foundation’s expectancy regarding certain corporate opportunities;

5.	to approve one or more adjournments of the Special Meeting from time to time if necessary or appropriate (as determined by Foundation) to solicit additional proxies if there are not sufficient votes to approve any of Proposals 1 through 4; and

6.	to transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

Under Foundation’s bylaws, the only matters that may be considered or acted on at the Special Meeting are those set forth in this Notice.

THE APPROVAL OF PROPOSALS 1, 2, 3 AND 4 ARE CONDITIONS TO THE COMPLETION OF THE PROPOSED TRANSACTIONS WITH ROCHE. THUS, UNLESS ALL OF THESE PROPOSALS ARE APPROVED BY FOUNDATION STOCKHOLDERS OR THE CONDITIONS ARE WAIVED BY THE PARTIES, THE PROPOSED TRANSACTIONS BETWEEN FOUNDATION AND ROCHE WILL NOT PROCEED AND NONE OF THESE PROPOSALS WILL BE IMPLEMENTED.

Your Board of Directors recommends a vote FOR each of the above proposals.

Only stockholders of record at the close of business on —, 2015 will be entitled to vote at the Special Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Foundation common stock held on the record date. We are providing proxy material access to our stockholders both by mail and via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com.

By Order of the Board of Directors,

Michael J. Pellini, M.D.

Chief Executive Officer, President and Director

Cambridge, Massachusetts

—, 2015

Page
INFORMATION REGARDING FORWARD LOOKING STATEMENTS	1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AGREEMENT AND THE SPECIAL MEETING	2

PROPOSAL 1: APPROVAL OF THE TRANSACTION AGREEMENT WITH ROCHE HOLDINGS, INC. AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF FOUNDATION COMMON STOCK	9

The Transaction Agreement	9

Total Foundation Shares to be Issued and Related Impact on Existing Stockholders	19

Investor Rights Agreement	20

Past Contracts and Other Transactions with Roche	23

No Appraisal Rights	26

Background of the Investment and Related Transactions with Roche	26

Reasons for the Board of Directors’ Recommendation	39

Opinion of Financial Advisor to Foundation	43

Projected Financial Information	50

Interests of Officers and Directors in the Transactions with Roche	53

PROPOSAL 2: APPROVAL OF ANTI-DILUTION PROVISIONS IN INVESTOR RIGHTS AGREEMENT WITH ROCHE	58

PROPOSAL 3: ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS, PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS AND PERMIT THE REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE	60

PROPOSAL 4: ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO RENOUNCE FOUNDATION’S EXPECTANCY REGARDING CERTAIN CORPORATE OPPORTUNITIES	62

PROPOSAL 5: ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES	64

Annex A—Transaction Agreement

Annex B—Investor Rights Agreement

Annex C—Opinion of Goldman, Sachs & Co.

Annex D—Amendment to Certificate of Incorporation to Declassify the Board of Directors, Provide for the Annual Election of Directors and Permit the Removal of Directors With or Without Cause

Annex E—Amendment to Certificate of Incorporation to Renounce Expectancy Regarding Certain Corporate Opportunities

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents to which we refer you in this Proxy Statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent Foundation’s expectations or beliefs concerning future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the possibility that all of the closing conditions to the consummation of the transactions contemplated by the Transaction Agreement will not be satisfied or waived and such transactions will not be completed;

•	the possibility that Foundation stockholders will not tender sufficient shares to complete the tender offer commenced by Roche or provide sufficient votes to approve the matters set forth in this Proxy Statement;

•	the inability to obtain regulatory approvals required for the completion of the transactions contemplated by the Transaction Agreement or that a governmental entity may prohibit, delay or refuse to grant approval for completion of such transactions;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction Agreement;

•	the potential disruption from the pending transactions making it more difficult for Foundation to maintain relationships with employees, collaboration partners, other business partners or governmental entities;

•	other business effects, including the effects of industrial, economic or political conditions outside of Foundation’s control;

•	the risk that stockholder litigation in connection with the transactions contemplated by the Transaction Agreement may result in significant costs of defense, indemnification and liability;

•	the impact of the costs and expenses of Foundation with respect to the transactions contemplated by the Transaction Agreement, the Investor Rights Agreement and the related agreements between Foundation and Roche or one of its affiliates;

•	the unsuccessful realization of Foundation’s expectations and beliefs regarding the future conduct and growth of its business and the markets in which it operates, including the expected benefits of the proposed strategic partnership with Roche;

•	actual or contingent liabilities; and

•	other risks and uncertainties discussed in this Proxy Statement and other documents filed by Foundation with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information” on page 68 of this Proxy Statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Statement are based on the information available to us as of the date of this Proxy Statement, and you should not assume that the statements made in this Proxy Statement remain accurate as of any future date. Moreover, except as required by law, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FOUNDATION MEDICINE, INC.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Transaction Agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as a holder of shares of Foundation common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement. In this Proxy Statement, the terms “Foundation,” the “Company,” “we,” “our” and “us” refer to Foundation Medicine, Inc.

What are the proposed transactions between Foundation and Roche?

On January 11, 2015, Foundation entered into definitive agreements with respect to a potential broad, strategic collaboration with Roche and certain of its affiliates in the field of molecular information for oncology. In particular, we entered into the Transaction Agreement pursuant to which, among other things, (1) Roche has commenced a tender offer to purchase up to 15.6 million outstanding shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), at a price of $50.00 per share (the “Offer”), and (2) immediately following completion of the Offer, Roche will make a primary investment of $250.0 million in cash to purchase 5.0 million newly issued shares of Common Stock (the “Issuance Shares”) also at a price of $50.00 per share (the “Issuance” and together with the Offer, the “Investment”). Following the Investment, Roche will own in excess of a majority of the outstanding shares of Common Stock on a fully diluted basis (and up to approximately 56.3% of the outstanding shares on a fully diluted basis). In addition to the Investment, we entered into definitive agreements with certain affiliates of Roche for (a) a broad research and development collaboration, (b) a U.S. educational support collaboration and (c) an ex-U.S. commercial collaboration, as well as a binding term sheet for an in vitro diagnostic product development collaboration (the “Collaborations”), each of which will become effective only at the time that Roche accepts shares of Common Stock for payment in the Offer (the “Acceptance Time”).

What will happen to Foundation generally as a result of the transactions contemplated by the Transaction Agreement?

If the transactions contemplated by the Transaction Agreement are completed, Roche will become the majority stockholder of our Company. Following the transactions, however, Foundation will remain an independent public company. In particular, it is expected that Foundation will have the same management team as before the Investment, and Roche will have the right to designate only a minority of the directors on the Foundation Board of Directors (the “Board of Directors” or the “Board”). We also will continue to be subject to reporting obligations under the Exchange Act, and shares of our Common Stock will continue to be listed for trading on the NASDAQ Global Select Market.

What are the anti-dilution protections provided in the Investor Rights Agreement between Foundation and Roche?

In connection with the Investment and simultaneously with the execution of the Transaction Agreement, Foundation, Roche and certain existing stockholders of Foundation entered into the Investor Rights Agreement, which will become effective at the Acceptance Time. The Investor Rights Agreement addresses certain governance matters related to Foundation following the Acceptance Time, as well as certain post-closing rights and obligations of both Foundation and Roche with respect to the Investment. Among other things, the Investor Rights Agreement provides certain anti-dilution protections for Roche—i.e., provisions related to maintaining Roche’s percentage ownership level in the event that Foundation were to issue any additional equity securities. Under the terms of the Investor Rights Agreement, Foundation has agreed to establish and maintain a stock repurchase program at all times following the Investment and to repurchase shares of Common Stock in order to maintain Roche’s aggregate percentage ownership in Foundation at no less than 50.5% of the outstanding shares of Common Stock on a fully diluted basis (or such lesser percentage as results from the transfer of shares of Common Stock by Roche after the closing of the Investment). In addition, Roche also will hold a continuing option to purchase shares of Common Stock from Foundation or in the open market, at prevailing market prices, in order to maintain its aggregate percentage ownership in Foundation at such level.

What are the conditions to the completion of the transactions contemplated by the Transaction Agreement?

Roche’s obligation to complete the Offer is subject to certain conditions, including, among other things:

•	that there shall have been validly tendered and not validly withdrawn prior to the Acceptance Time that number of shares of Common Stock that, when combined with the Issuance Shares and existing shares of Common Stock owned by Roche and its affiliates, represents at least 52.4% of the outstanding shares of Common Stock on a fully diluted basis (the “Minimum Condition”);

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	receipt of the approval of Foundation stockholders of Proposals 1, 2, 3 and 4 to be presented at the Special Meeting;

•	there being no event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on the Company;

•	the agreements related to the Collaborations and the Investor Rights Agreement continuing in full force and effect; and

•	the approval of the Issuance Shares for listing on the NASDAQ Global Select Market.

The obligations of each party to consummate the Issuance are subject to the satisfaction or waiver of the following conditions: (1) absence of any applicable law that prohibits or makes the consummation of the Issuance illegal; and (2) the occurrence of the Acceptance Time. Neither the Offer nor the Issuance is subject to a financing condition.

When do you expect to complete the transactions contemplated by the Transaction Agreement?

We currently expect the transactions contemplated by the Transaction Agreement to be completed in the first half of 2015. However, these transactions are subject to various closing conditions, including Foundation stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could delay or prevent the completion of such transactions in the first half of 2015 or at all. We cannot assure you that we will complete the transactions on this schedule or at all.

Why am I receiving proxy materials?

Our Board of Directors is soliciting your proxy to vote at the Special Meeting to be held on —, —, 2015 at — a.m. Eastern Time, at —, and any adjournments or postponements of the Special Meeting. This Proxy Statement is dated —, 2015. The purpose of the Special Meeting and the matters to be acted upon are set forth in this Proxy Statement and the Notice of Special Meeting of Stockholders.

THE APPROVAL OF PROPOSALS 1, 2, 3 AND 4 ARE CONDITIONS TO THE COMPLETION OF THE PROPOSED TRANSACTIONS WITH ROCHE. THUS, UNLESS ALL OF THESE PROPOSALS

ARE APPROVED BY FOUNDATION STOCKHOLDERS OR THE CONDITIONS ARE WAIVED BY THE PARTIES, THE PROPOSED TRANSACTIONS BETWEEN FOUNDATION AND ROCHE WILL NOT PROCEED AND NONE OF THESE PROPOSALS WILL BE IMPLEMENTED.

Who can vote at the Special Meeting?

Only stockholders who owned shares of Common Stock as of the close of business on —, 2015 (the “Record Date”) are entitled to vote at the Special Meeting. As of the Record Date, there were — shares of Common Stock outstanding and entitled to vote. Common Stock is our only class of voting stock.

You do not need to attend the Special Meeting to vote your shares. Shares represented by valid proxies, received in time for the Special Meeting and not revoked prior to the Special Meeting, will be voted at the Special Meeting. For instructions on how to change or revoke your proxy, see “May I change or revoke my proxy?” below.

How many votes do I have?

Each share of Common Stock entitles you to one vote, without cumulating votes, on each matter to be voted upon at the Special Meeting.

How do I vote?

Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card (or their authorized substitutes), or your “proxies,” will vote your shares in the manner you indicate. Unless a stockholder gives instructions to the contrary, shares of Common Stock represented by proxies will be voted in accordance with the recommendation of the Board of Directors. Voting by proxy will not affect your right to attend the Special Meeting.

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on —, 2015.

•	By mail. Complete, sign and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to —, 2015.

•	In person at the Special Meeting. If you attend the Special Meeting, you may deliver your completed proxy card in person or you may vote your shares in person by completing a ballot, which will be available at the Special Meeting.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker or other nominee who is the record holder), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from the bank, broker or other nominee to vote by Internet or telephone.

•	By mail. You will receive instructions from the bank, broker or other nominee explaining how to vote your shares.

•	In person at the Special Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Special Meeting. You will not be able to vote in person at the Special Meeting unless you have a proxy card from your bank, broker or other nominee.

How does the Board of Directors recommend that I vote on the proposals?

Our Board of Directors unanimously recommends that you vote as follows:

1.	“FOR” approval of the Transaction Agreement and the transactions contemplated thereby, including the Issuance;

2.	“FOR” approval of the anti-dilution protections granted to Roche pursuant to the Investor Rights Agreement;

3.	“FOR” approval of the proposed amendment to our Certificate of Incorporation to declassify the Board of Directors, provide for the annual election of directors and permit the removal of directors with or without cause (we refer to this proposal in this Proxy Statement as the “Declassification Proposal”);

4.	“FOR” approval of the proposed amendment to our Certificate of Incorporation to renounce Foundation’s expectancy regarding certain corporate opportunities; and

5.	“FOR” the proposal to approve the adjournment of the Special Meeting from time to time if necessary or appropriate (as determined by the Company) to solicit additional proxies if there are not sufficient votes to approve any of Proposals 1 through 4 described above.

What factors did the Board of Directors consider in connection with approving the Transaction Agreement and the transactions contemplated thereby?

In reaching its decision to approve the Transaction Agreement, the other transaction documents, and the related transactions, and to recommend that stockholders vote for approval of the matters to be presented at the Special Meeting, our Board of Directors considered the positive and negative factors set forth under “Reasons for the Board of Directors’ Recommendation” set forth in Proposal 1.

May I change or revoke my proxy?

If you give us your proxy, you may change or revoke it at any time before the Special Meeting or, if you attend the Special Meeting in person, at the Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	By re-voting at a subsequent time by Internet or by telephone as instructed above;

•	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	By delivering before the Special Meeting a signed revocation letter to the Company’s Corporate Secretary, at the address of Foundation’s headquarters set forth above, which states that you have revoked your proxy; or

•	By attending the Special Meeting and voting in person by ballot. Attending the Special Meeting in person will not in and of itself revoke a previously submitted proxy.

Your latest dated proxy card, Internet or telephone vote authorization is the one that will be counted.

If your shares are held in the name of a bank, broker or other nominee, you may change your voting instructions by following the instructions of your bank, broker or other nominee.

What if I receive more than one proxy card?

You may receive more than one proxy card if you hold shares of Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares are voted.

Will my shares be voted if I do not vote or instruct my nominee as to how to vote?

If your shares are registered in your name, they will not be voted if you do not vote by Internet, by telephone, by completing, signing and returning your proxy card or in person at the Special Meeting, as described above under “How do I vote?”

With respect to shares held in street name, your bank, broker or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Proposals 1, 2, 3, 4 and 5 are considered non-routine matters under applicable rules, and therefore your bank, broker or other nominee does not have discretionary authority to vote your uninstructed shares on such matters. Therefore, if you hold your shares in street name, it is critical that you instruct your bank, broker or other nominee how to vote your shares if you want your vote to be counted.

ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSALS 3 AND 4.

How does my vote at the Special Meeting impact my ability to tender my shares into the Offer?

Your vote on the proposals set forth in this Proxy Statement will not impact your ability to tender your shares of Common Stock into the Offer. For example, you may decide not to tender your shares of Common Stock into the Offer, but to vote FOR the proposals to be presented at the Special Meeting, or conversely to tender your shares of Common Stock into the Offer but vote AGAINST such proposals. You should note, however, that Roche is not required to purchase any shares of Common Stock in the Offer or otherwise complete the transactions contemplated by the Transaction Agreement if Foundation stockholders have not approved Proposals 1, 2, 3 and 4 set forth in this Proxy Statement.

YOU HAVE NOT TENDERED YOUR SHARES OF COMMON STOCK INTO THE OFFER BY VOTING FOR ANY PROPOSAL IN THIS PROXY STATEMENT OR SUBMITTING YOUR PROXY CARD.

For further information regarding the Offer, you should review the information included in the Schedule 14D-9 and other documents filed with the SEC by Foundation on February 2, 2015, the Schedule TO filed with the SEC by Roche on that same day, and all amendments to those documents. See “Where You Can Find More Information” on page 68 of this Proxy Statement.

What constitutes a quorum for the Special Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting, is necessary to constitute a quorum at the Special Meeting. Votes of stockholders of record who are present at the Special Meeting in person or by proxy and abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum exists. A quorum is necessary before business may be transacted at the Special Meeting except that, even if a quorum is not present, the presiding officer of the Special Meeting or the holders of shares having a majority of the voting power present, in person or by proxy, shall have the power to adjourn the Special Meeting from time to time until a quorum is present.

What vote is required to approve each proposal and how are votes counted?

Proposal 1: Approval of the Transaction Agreement and the Transactions Contemplated Thereby

The affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal will constitute the approval of the Transaction Agreement and the transactions contemplated thereby, including the Issuance. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal 2: Approval of the Anti-Dilution Protections for Roche

The affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal will constitute the approval of the anti-dilution provisions of the Investor Rights Agreement. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal 3: Approval of the Declassification Proposal

The affirmative vote of holders of at least 75% of the outstanding shares of Common Stock as of the Record Date will constitute the approval of the Declassification Proposal. Abstentions and broker non-votes will have the effect of a vote AGAINST this proposal.

Proposal 4: Approval of the Corporate Opportunities Amendment

The affirmative vote of holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute the approval of the amendment to our Certificate of Incorporation to renounce Foundation’s expectancy regarding certain corporate opportunities. Abstentions and broker non-votes will have the effect of a vote AGAINST this proposal.

Proposal 5: Approval of the Adjournment Proposal

If a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal will constitute the approval of the proposal to adjourn the Special Meeting from time to time if necessary or appropriate (as determined by the Company) to solicit additional proxies if there are not sufficient votes to approve any of Proposals 1 through 4 above. If a quorum is not present at the Special Meeting, this proposal requires the approval of the holders of a majority of the voting power of the Common Stock present in person or represented by proxy at the Special Meeting. If a quorum is present at the Special Meeting, abstentions and broker non-votes will have no effect on the outcome of this proposal. If a quorum is not present at the Special Meeting, abstentions will have the effect of a vote AGAINST this proposal but broker non-votes will have no effect on the outcome of this proposal.

Are there any stockholders already committed to voting in favor of the proposals to be presented at the Special Meeting?

Yes. Simultaneously with the execution of the Transaction Agreement, certain existing stockholders of Foundation entered into Tender and Support Agreements with Roche. These stockholders include Third Rock Ventures, L.P., affiliates of KPCB Holdings, Inc. and Google Ventures 2011, L.P., each of whom has a current representative on the Board of Directors. Pursuant to the Tender and Support Agreements, these stockholders agreed, among other things, to vote their respective shares of Common Stock in favor of the proposals to be presented at the Special Meeting. As of the date of the Tender and Support Agreements, these stockholders beneficially owned approximately 31% of the outstanding shares of Common Stock.

What are the costs of soliciting these proxies?

Foundation is making this solicitation and will pay the entire cost of preparing and distributing these proxy materials and soliciting votes. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials. In addition, we have retained Innisfree M&A Incorporated to solicit proxies from Foundation stockholders for the Special Meeting for a fee of approximately $25,000, plus reasonable out-of-pocket expenses.

How do I attend the Special Meeting in person?

The Special Meeting will be held on —, —, 2015 at — a.m. Eastern Time, at —. When you arrive at —, you will be directed to the conference room. You must bring with you proof of Foundation stock ownership as of the close of business on —, 2015 which is the record date for the Special Meeting, and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the Special Meeting. The purpose of this requirement is to assist us in verifying that you were a stockholder of Foundation as of the record date for the Special Meeting. If you are a beneficial owner of shares of Common Stock held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record of such shares in order to vote at the Special Meeting. Should you require directions to the Special Meeting, please call (617) 418-2200.

Who can answer my questions?

For additional questions about the proposed transactions with Roche, assistance in submitting proxies or voting shares of Common Stock, or to request additional copies of the Proxy Statement or enclosed proxy card, please contact:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

If you would like to request documents, you must do so by —, 2015 in order to receive them before the Special Meeting. If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers (including “golden parachute” compensation) or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (b) December 31, 2017; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

APPROVAL OF THE TRANSACTION AGREEMENT WITH ROCHE HOLDINGS, INC.

AND THE TRANSACTIONS CONTEMPLATED THEREBY,

INCLUDING THE ISSUANCE OF SHARES OF FOUNDATION COMMON STOCK

On January 11, 2015, Foundation entered into the Transaction Agreement with Roche pursuant to which, among other things, (a) Roche has commenced the Offer, and (b) immediately following completion of the Offer, Roche will purchase the Issuance Shares from Foundation. The Offer is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time, the “Schedule TO”), filed by Roche with the SEC on February 2, 2015, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (as amended or supplemented from time to time, the “Schedule 14D-9”), filed by the Company with the SEC on the same day. See “Where You Can Find More Information” on page 68 of this Proxy Statement.

Roche’s obligation to consummate the Offer and the Issuance is subject to certain conditions, including, among other things, that the Foundation stockholders approve the Transaction Agreement and the transactions contemplated thereby (including the Issuance). In recognition of the foregoing, our Board of Directors has approved, and recommends that our stockholders approve, the Transaction Agreement and the transactions contemplated thereby (including the Issuance).

The Transaction Agreement

This discussion of the Transaction Agreement is qualified in its entirety by reference to the Transaction Agreement, which is attached to this Proxy Statement as Annex A. You should read the entire Transaction Agreement carefully as it is the legal document that governs the Investment by Roche.

The Offer. Upon the terms and subject to the conditions set forth in the Transaction Agreement, Roche commenced the Offer to purchase up to 15,604,288 shares of Common Stock at a purchase price of $50.00 per share, net to the seller in cash, without interest and less any required withholding taxes. Roche’s obligation to accept for payment and pay for shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of a number of conditions described below. Roche expressly reserved the right to waive any of the conditions to the Offer or modify the terms of the Offer, except that, without the consent of Foundation, it will not, among other things, change the Offer price or form of consideration to be paid in the Offer, or otherwise amend, modify or supplement any of the terms or conditions of the Offer in a manner that adversely affects the holders of shares of Common Stock.

The Issuance. Immediately following the Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Transaction Agreement, Roche will make an investment in Foundation of $250.0 million in cash in exchange for the Issuance Shares at a price of $50.00 per share. Assuming Roche’s purchase of the maximum number of shares of Common Stock in the Offer, Roche will own approximately 56.3% of the outstanding shares of Common Stock on a fully diluted basis at the closing of the Issuance.

The Company Charter Amendments. Pursuant to the Transaction Agreement, effective as of the Acceptance Time, subject to receipt of the required approval from the stockholders of Foundation as set forth in this Proxy Statement, our Certificate of Incorporation will be amended to provide for the declassification of the Board of Directors as described in Proposal 3 and for the renunciation of expectancy regarding certain corporate opportunities with respect to Roche and certain of its affiliates as described in Proposal 4 (such amendments are referred to as the “Company Charter Amendments”).

Representations and Warranties. In the Transaction Agreement, Foundation has made customary representations and warranties to Roche that are subject, in some cases, to specified exceptions and qualifications contained in the Transaction Agreement or confidential disclosure schedules that Foundation delivered to Roche in connection with the execution and delivery of the Transaction Agreement. These representations and warranties relate to, among other things:

•	corporate existence, standing and power

•	authority

•	execution, delivery and enforceability of the Transaction Agreement and other transaction documents

•	governmental authorization

•	non-contravention, required filings and consents

•	absence of certain changes or events

•	absence of undisclosed liabilities

•	compliance with laws and court orders

•	regulatory matters

•	litigation

•	real and personal property

•	intellectual property

•	taxes
•	capitalization

•	subsidiaries and other equity interests

•	SEC filings, financial statements and internal controls

•	financial statements

•	information included in the Offer documents, the Schedule 14D-9 and this Proxy Statement

•	employee benefits

•	labor matters

•	environmental matters

•	material contracts

•	foreign corrupt practices and international trade

•	broker’s and similar fees

•	opinion of financial advisor

•	antitakeover statutes and rights agreement

In the Transaction Agreement, Roche has made customary representations and warranties to Foundation that are subject, in some cases, to specified exceptions and qualifications contained in the Transaction Agreement. These representations and warranties relate to, among other things:

•	corporate existence, standing and power

•	authority

•	execution, delivery and enforceability of the Transaction Agreement and other transaction documents

•	governmental authorization

•	non-contravention, required filings and consents
•	information to be included in the Offer documents and the Schedule TO

•	broker’s or similar fees

•	availability of funds

•	ownership of securities of Foundation

•	investor status

Operating Covenants. Pursuant to the Transaction Agreement, from the date of the Transaction Agreement until the closing of the Investment (the “Closing”), Foundation has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to: (1) preserve intact its present business organization; (2) maintain in effect its permits; (3) keep available the services of its directors, officers, key employees and key consultants; and (4) maintain satisfactory relationships with customers, lenders, suppliers and others having significant business relationships with it.

In addition, during the same period, except as (a) expressly required by the Transaction Agreement, (b) disclosed in the confidential disclosure schedules that Foundation delivered to Roche in connection with the execution and delivery of the Transaction Agreement, or (c) consented to in writing by Roche, Foundation has agreed not to, and has agreed not to permit any of its subsidiaries to, subject to certain exceptions:

•	amend its certificate of incorporation, bylaws or other comparable organizational documents, or the qualifications for directors set forth in the Company’s Corporate Governance Guidelines;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	redeem, repurchase or otherwise acquire any securities of the Company or of any subsidiary of the Company, or offer to do the same;

•	issue or otherwise deliver any securities of the Company or of any subsidiary of the Company, other than the issuance of (a) any shares of Common Stock upon the exercise of stock options or restricted stock units, in each case that were outstanding on the date of the Transaction Agreement, and (b) any securities of any subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company;

•	amend any term of any securities of the Company or of any subsidiary of the Company;

•	issue any equity award, or amend or modify the terms of any outstanding equity award, under Foundation’s equity incentive plans or accelerate the vesting of any such award except as required by their terms on the date of the Transaction Agreement, other than grants made under an agreed upon equity pool as described in the confidential disclosure schedules;

•	incur any capital expenditures or any obligations or liabilities in respect thereof, except pursuant to the Company’s 2015 budget or for any unbudgeted capital expenditures not to exceed $1.0 million individually or $2.0 million in the aggregate;

•	merge or consolidate with any other person;

•	acquire, directly or indirectly, any assets, interests or businesses, other than supplies, equipment or inventory in the ordinary course of business;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	sell, lease, license or otherwise transfer, create any lien (other than certain permitted liens) on, or otherwise abandon, permit to lapse or fail to maintain any of the Company’s or its subsidiaries’ assets, securities, interests or businesses, other than sales of inventory or obsolete equipment, or the grant of non-exclusive licenses, in the ordinary course of business consistent with past practice;

•	make any loans or investments in any other person, other than (a) loans or investments in wholly owned subsidiaries of the Company or (b) advances to its employees in respect of business-related expenses, in each case in the ordinary course of business consistent with past practice;

•	create or otherwise become liable with respect to any indebtedness for borrowed money or issue or sell any debt securities or other rights to acquire any debt securities of the Company or any of its subsidiaries, other than indebtedness for borrowed money (a) to finance working capital needs in the ordinary course of business in an aggregate amount not to exceed $20.0 million, and (b) among the Company and its wholly owned subsidiaries, or among the Company’s wholly owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

•	enter into, modify in any material respect, or renew certain material contracts;

•	waive or fail to pursue any material rights or claims of the Company or any of its subsidiaries under certain material contracts;

•	voluntarily accelerate, terminate or cancel certain material contracts;

•	with respect to the senior management team of Foundation, (a) except as required under an employee plan or applicable law, grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement), (b) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), (c) except as required by applicable law, establish, adopt or amend, or otherwise increase benefits payable under, any employee plan or collective bargaining agreement or (d) increase compensation, bonus or other benefits payable, except for increases in annual base compensation and target bonus of up to 10% in the ordinary course of business consistent with past practice;

•	change the Company’s methods of accounting, except as required by concurrent changes in generally accepted accounting principles or by securities laws as agreed to by the Company’s independent public accountants;

•	pay, settle or satisfy, or offer to settle or satisfy (a) any shareholder litigation or dispute against the Company, any of its subsidiaries or any of their officers or directors (provided that Roche’s consent to any such action shall not be unreasonably withheld, conditioned or delayed) or (b) any proceeding or any other liability or obligation, other than (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by the Transaction Agreement or (ii) proceedings, liabilities and obligations in an amount less than $1.0 million individually or $3.0 million in the aggregate;

•	amend or modify the Company’s guidelines regarding matters that require the approval of the Board of Directors; or

•	authorize, agree, resolve or commit to do any of the foregoing.

No Solicitation. Pursuant to the Transaction Agreement, Foundation has agreed that, prior to the Closing, it will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to, among other things:

•	solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal;

•	fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law (the “DGCL”); or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

The Company has agreed that it will, and will cause its subsidiaries and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives conducted prior to the date of the Transaction Agreement with respect to any Acquisition Proposal, and to use its reasonable best efforts to cause any such third party and its Representatives that executed a confidentiality agreement within the 24-month period prior to the date of the Transaction Agreement and that is in possession of confidential information of the Company or any of its subsidiaries to return or destroy all such information as promptly as practicable.

Notwithstanding the restrictions described above, at any time prior to the Acceptance Time, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under the DGCL, the Company, directly or indirectly through its Representatives, may:

•	engage in negotiations or discussions with any third party and its Representatives that, subject to the Company’s compliance with the above prohibitions, has made a bona fide, written Acquisition Proposal that the Board of Directors reasonably believes is or would reasonably be expected to lead to a Superior Proposal (as defined below); and

•	furnish to such third party (and its Representatives) non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms in all material respects no less favorable to the Company than those contained in the confidentiality agreement entered into by the Company and Roche, as described herein; provided that all such information, to the extent not previously provided or made available to Roche, must also be provided or made available to Roche prior to or substantially concurrently with the time it is provided or made available to such third party.

The Company is required to notify Roche promptly (but in no event later than 24 hours) after the Company or any of its Representatives receives any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal, or any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that has made, is seeking to make or would reasonably be expected to make an Acquisition Proposal. The Company is required to keep Roche reasonably informed, on a reasonably current basis, of the status and material terms of any Acquisition Proposal, indication or request.

The term “Acquisition Proposal” means, other than the transactions contemplated by the Transaction Agreement, any third party offer, proposal, inquiry relating to, or any third party indication of interest in, (1) any acquisition, purchase or exclusive license, directly or indirectly, of 15% or more of the consolidated assets of Foundation and its subsidiaries or 15% or more of any class of equity or voting securities of Foundation or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Foundation, (2) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Foundation or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Foundation, or (3) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Foundation or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Foundation.

The term “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Common Stock or a majority of the consolidated assets of Foundation and its subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and likelihood of satisfying all such conditions, are more favorable to the Company’s stockholders than as provided under the Transaction Agreement (taking into account any proposal by Roche to amend the terms of the Transaction Agreement), which the Board of Directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined to be available by the Board of Directors. For the avoidance of doubt, the parties agreed that the Board of Directors may determine in good faith that an Acquisition Proposal to acquire 100% of the outstanding shares of Common Stock or consolidated assets of the Company and its subsidiaries for a per share price (or aggregate consideration that equates to a per share price) less than $50.00 constitutes a Superior Proposal for purposes of the Transaction Agreement.

Recommendation of Board of Directors; Adverse Recommendation Change. The Board of Directors unanimously adopted resolutions (a) determining and declaring that the Transaction Agreement and the transactions contemplated thereby, including the Offer, the Issuance and the Company Charter Amendments, are advisable and in the best interests of the Company and its stockholders, (b) approving the Offer, the Issuance, the Company Charter Amendments and the transactions contemplated by the Transaction Agreement in accordance with the requirements of the DGCL, (c) approving the Transaction Agreement and the transactions contemplated thereby, including the Offer, the Issuance and the Company Charter Amendments and (d) consenting to the Offer and recommending that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer, and vote their shares in favor of the matters to be presented at the Special Meeting (collectively, the “Foundation Board Recommendation”).

The Company has also agreed that the Board of Directors will not fail to make, withdraw or modify in a manner adverse to Roche the Foundation Board Recommendation (or recommend an Acquisition Proposal or make any public statement (or statement to its stockholders) inconsistent with the Foundation Board Recommendation (any such action, an “Adverse Recommendation Change”)). However, notwithstanding the foregoing, at any time prior to the Acceptance Time, after complying with the obligations described in the “—Last Look” section below, the Board of Directors may make an Adverse Recommendation Change (1) if the Company has received a Superior Proposal or (2) in response to an Intervening Event, in each case if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take the actions below would be inconsistent with its fiduciary duties under the DGCL.

The Transaction Agreement does not prevent the Board of Directors from complying with Rule 14d-9 (including Item 1012(a) of Regulation M-A) or Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made is in compliance with the provisions of the Transaction Agreement. However, any such action taken or statement made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Foundation Board Recommendation in such statement or in connection with such action. Any factually accurate public statement by the Company that merely describes the Company’s receipt of an Acquisition Proposal and the operation of the Transaction Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change.

The term “Intervening Event” means a material event, change or circumstance arising after the date of the Transaction Agreement that was neither known by nor reasonably foreseeable to the Board of Directors as of or prior to the date of the Transaction Agreement and does not involve or relate to an Acquisition Proposal.

Last Look. The Board of Directors, however, may not make an Adverse Recommendation Change or terminate the Transaction Agreement and pay the termination fee as described below unless:

•	Foundation has provided Roche with written notice at least four business days (or three business days in the case of amendments to any Acquisition Proposal) before taking that action setting forth Foundation’s intention to take such action and containing (a) if such action is intended to be taken in response to a Superior Proposal, a copy of the most current version of the proposed agreement under which the transaction contemplated by such Superior Proposal is proposed to be consummated and the identity of the person making the Superior Proposal or (b) if such action is intended to be taken in response to an Intervening Event as defined below, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; and

•	Roche does not make, within the foregoing four-business day period (or three-business day period, as applicable) an offer that (a) in the case of any action intended to be taken in response to a Superior Proposal, at least as favorable to the stockholders of Foundation as such Superior Proposal (with any amendment to the financial terms or other material terms of such Superior Proposal requiring a new written notification from Foundation and commencing a new three-business day period during which Roche can take action in respect of such proposal), or (b) in the case of any action intended to be taken in response to an Intervening Event, eliminates the basis for taking such action.

During any such four-business day period (or three-business day period, as applicable), Foundation will, and will cause its Representatives to, negotiate in good faith with Roche and its Representatives with respect to any revisions proposed by Roche to the terms of the transactions contemplated by the Transaction Agreement and the other agreements contemplated thereby.

Regulatory Undertaking. Roche’s obligation to consummate the Investment is conditioned on the expiration or termination of any applicable waiting period under the HSR Act (such condition, the “Regulatory Condition”). Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Premerger Notification Office of the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Common Stock in the Offer and the Issuance.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 30-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. On January 26, 2015, Foundation and Roche each filed a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Investment.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of Roche’s proposed acquisition of shares pursuant to the Offer and the Issuance. At any time before or after Roche’s acceptance for payment of shares of Common Stock pursuant to the Offer and the Issuance, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares of Common Stock have already been acquired, requiring disposition of such shares, or the divestiture of substantial assets of Roche, Foundation or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Investment. There can be no assurance that a challenge to the Investment on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Roche may not be obligated to consummate the Investment.

Conditions to the Investment. Roche’s obligation to consummate the Offer is subject to certain conditions, including, among other things:

•	the Minimum Condition;

•	the Regulatory Condition;

•	that there shall have been valid approval by the stockholders of the Company of the Transaction Agreement and the transactions contemplated thereby (including the Issuance) as described in this Proposal 1, Roche’s anti-dilution protections pursuant to the Investor Rights Agreement as described in Proposal 2 of this Proxy Statement, and the Company Charter Amendments as described in Proposals 3 and 4 of this Proxy Statement (collectively, the “Company Stockholder Approval”);

•	the Collaboration Agreements (as defined below) and the Investor Rights Agreement continuing in full force and effect;

•	that there shall not have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Transaction Agreement); and

•	the approval of the Issuance Shares for listing on the NASDAQ Global Select Market.

The conditions described in the first four bullets above may be waived by Roche only with the prior written consent of the Company, except with respect to the second bullet, to the extent that such condition relates to limitations on, or actions required to be taken by, Roche.

The obligations of each party to consummate the Issuance are subject to the satisfaction or waiver of the following conditions: (1) absence of any applicable law that prohibits or makes the consummation of the Issuance illegal; and (2) the occurrence of the Acceptance Time. Neither the Offer nor the Issuance is subject to a financing condition.

Thus, notwithstanding our obtaining the requisite approval of the stockholders of this Proposal 1, the Investment will not be completed if all of the conditions set forth in the Transaction Agreement are not satisfied or waived.

Termination. The Transaction Agreement may be terminated at any time prior to the Closing:

•	by mutual written consent of Roche and Foundation;

•	by either Roche or Foundation, if:

•	the Acceptance Time has not occurred on or before October 11, 2015 (the “End Date”); provided, however, that the right to terminate the Transaction Agreement under the right described in this bullet will not be available to a party if the failure to consummate the Offer is the result of a breach of the Transaction Agreement by such party (such termination right, the “End Date Termination Right”);

•	any applicable law, judgment or order makes consummation of the Offer or the Issuance illegal or otherwise prohibits or permanently enjoins either the Company or Roche from consummating the Offer or the Issuance, and in each case such applicable law, judgment or order will have become final and non-appealable; provided, however, that the right described in this bullet will not be available to a party if the existence of such applicable law, judgment or order is the result of a breach of the Transaction Agreement by such party; or

•	the Company Stockholder Approval shall not have been obtained at the Special Meeting (such termination right, the “Stockholder Vote Failure Termination Right”);

•	by Roche, if, prior to the Acceptance Time:

•	(a) an Adverse Recommendation Change has occurred or (b) at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to publicly reaffirm the Foundation Board Recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request from Roche to do so;

•	Foundation has intentionally and materially breached its obligations relating to the Special Meeting or those described above under “—No Solicitation”; or

•	Foundation breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Transaction Agreement that would cause certain of the conditions to the Offer not being satisfied and such breach or failure cannot be cured prior to the End Date, or if curable by the End Date, is not cured within 30 days after receipt by the Company of written notice of such breach or failure (such termination right, the “Foundation Breach Termination Right”);

•	by Foundation, if, prior to the Acceptance Time:

•	the Board of Directors has made an Adverse Recommendation Change in compliance with the terms of the Transaction Agreement in order to enter into a definitive agreement in respect of a Superior Proposal in accordance with the Transaction Agreement and Foundation has paid the fee described in “—Foundation Termination Fee”;

•	following satisfaction or waiver of the conditions to Roche’s obligation to consummate the Offer, (a) Roche fails to consummate the Offer on or prior to the latest time permissible or (b) the consummation of the transactions contemplated by the Issuance will not occur immediately following the Acceptance Time as a result of a failure of Roche to comply with its obligations under the Transaction Agreement; or

•	Roche breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Transaction Agreement that would reasonably be expected to prevent Roche from consummating the Offer or the Issuance and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured within 30 days after receipt by Roche of written notice of such breach or failure.

If the Transaction Agreement is terminated pursuant to its terms, the Transaction Agreement will become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party; provided that, if such termination shall result from either party’s fraud or the willful (1) failure of either party to fulfill a condition to the performance of the obligations of the other party or (2) breach of the Transaction Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach.

Foundation Termination Fee. Foundation has agreed to pay Roche a termination fee of $30.0 million in cash (the “Foundation Termination Fee”) in the event that:

•	the Transaction Agreement is terminated by Roche because:

•	(a) an Adverse Recommendation Change has occurred or (b) at any time after public announcement of another acquisition proposal, the Board of Directors fails to publicly reaffirm the Foundation Board Recommendation as promptly as practicable (but in any event within five business days) after receipt of Roche’s written request to do so;

•	the Company has intentionally and materially breached certain of its obligations relating to obtaining the Company Stockholder Approval or its obligations described above under “—No Solicitation”;

•	the Transaction Agreement is terminated by the Company in order to enter into a definitive agreement providing for a Superior Proposal in accordance with the terms and conditions of the Transaction Agreement; or

•	the following occurs:

•	the Transaction Agreement is terminated (a) by Roche or Foundation pursuant to the End Date Termination Right or the Stockholder Vote Failure Termination Right, or (b) by Roche pursuant to the Foundation Breach Termination Right;

•	after the date of the Transaction Agreement and before such termination (in the case of the End Date Termination Right or the Foundation Breach Termination Right) or before the Special Meeting (in the case of the Stockholder Vote Failure Termination Right), an Acquisition Proposal is publicly announced or otherwise communicated to the Board of Directors and not unconditionally withdrawn; and

•	within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to or recommends to its stockholders an Acquisition Proposal or an Acquisition Proposal shall be consummated (for purposes of this provision related to payment of the Foundation Termination Fee, substituting 35% for the 15% thresholds contained in the definition of “Acquisition Proposal” described under “—No Solicitation”).

Except in the case of fraud or intentional misconduct, payment of the Foundation Termination Fee shall be deemed to be liquidated damages for any and all damages or losses suffered or incurred by Roche or any of its affiliates in connection with the Transaction Agreement and the termination thereof (or any matter forming the basis for such termination), and neither Roche nor any of its affiliates shall be entitled to bring any proceedings against Foundation or any of its affiliates for damages or any equitable relief arising from such termination.

Indemnification. The representations and warranties of the Company, and the covenants of the Company described in “—Operating Covenants” above will generally survive until the date that is 15 months after the date on which the Acceptance Time occurs; however, the representations and warranties (a) of the Company regarding corporate existence and power, corporate authorization, capitalization, subsidiaries and other equity interests, the Schedule 14D-9, this Proxy Statement and information to be included in the Offer documents, stockholders’, investors’ rights or similar agreements, brokers’ and finders’ fees, opinion of financial advisor and antitakeover statutes, and (b) of Roche regarding corporate existence and power, corporate authorization, the Offer documents and information to be included in the Schedule 14D-9 and this Proxy Statement, brokers’ and finders’ fees and ownership of shares of Common Stock (collectively, the “Fundamental Warranties”) will survive until the latest date permitted by law. The covenants, agreements and obligations of the parties contained in the Transaction Agreement (other than the covenants of the Company described in “—Operating Covenants”) will survive the Closing until the latest date permitted by law or for the shorter period explicitly specified therein, except that for such covenants, agreements and obligations that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

Effective at and after the Closing, the Company has agreed to indemnify Roche, its affiliates and its and their respective officers, directors, managers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) against any and all Damages (as defined below) incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from (1) any breach of any representation or warranty of the Company (determined without regard to any qualification or exception contained therein relating to materiality or Company Material Adverse Effect (as defined in the Transaction Agreement) or any similar qualification or standard) or (2) any breach of any covenant or agreement of the Company. With respect to indemnification by the Company for breaches of representations and warranties, except in respect of breaches of Fundamental Warranties and for claims for fraud or intentional misrepresentation, the Company will not be liable unless and until the aggregate amount of all Damages with respect to such breaches exceeds an amount equal to $15.0 million and then only to the extent of such excess, and the Company’s maximum aggregate liability will be limited to $100.0 million.

Effective at and after the Closing, Roche has agreed to indemnify the Company, its affiliates and their respective officers, directors, managers, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) against all Damages incurred or suffered by the Company Indemnified Parties arising out of or resulting from (1) any breach of any representation or warranty of Roche (determined without regard to any qualification or exception contained therein relating to materiality or Investor Material Adverse Effect or any similar qualification or standard) or (2) any breach of any covenant or agreement of Roche. With respect to indemnification by Roche for breaches of representations and warranties, except in respect of breaches of Fundamental Warranties and for claims for fraud or intentional misrepresentation, Roche will not be liable unless and until the aggregate amount of all Damages with respect to such breaches exceeds an amount equal to $15.0 million and then only to the extent of such excess, and Roche’s maximum aggregate liability will be limited to $100.0 million.

The term “Damages” means any and all claims, costs, losses, liabilities, obligations, fines, penalties, awards, damages, diminution in value and expenses (including reasonable fees and expenses of counsel and other professionals and expenses of investigation); provided that, except for amounts actually paid in respect of any claim by any third party with respect to which indemnification is sought, Damages shall not include any consequential (except, for the avoidance of doubt, diminution in value), punitive or exemplary damages.

Subject to certain requirements and exceptions, the indemnifying party will be entitled to control the defense of any claim by any third party with respect to which indemnification is sought under the Transaction Agreement. If the indemnifying party assumes the control of the defense of any such claim, the indemnifying party must obtain the prior written consent of the indemnified party before entering into any settlement of such claim unless (1) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (2) such settlement includes an unconditional release of the indemnified parties from all liability on claims that are the subject matter of such claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the indemnified parties. If the indemnified party controls the defense of any such claim, the indemnified party shall obtain the prior written consent of the indemnifying party before entering into any settlement of such claim (such consent not to be unreasonably withheld, conditioned or delayed).

Without limiting any claims arising out of the other transaction documents, after the Closing, except as otherwise expressly provided in the Transaction Agreement or with respect to claims for fraud, intentional misrepresentation or intentional misconduct, the sole and exclusive recourse for any Damages under the Transaction Agreement shall be the indemnity described above.

Fees and Expenses. Subject to certain exceptions and subject to the provisions described in “—Foundation Termination Fee,” all fees and expenses incurred in connection with the Transaction Agreement, the Offer, the Issuance and the other transactions contemplated by the Transaction Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Issuance is consummated.

Amendment/Waiver. Any provision of the Transaction Agreement may be amended at any time by a written instrument signed by the parties, except that (1) after the Acceptance Time, (a) no amendment can be made that decreases the $50.00 Offer price and (b) any agreement by Foundation to such amendment or waiver will require the approval of a majority of the directors then in office who were not designated to the Board of Directors by Roche, and (2) there will be no amendment or waiver that would require the approval of the stockholders of Foundation under applicable law without such approval having first been obtained.

The Transaction Agreement has been included solely to provide stockholders with information regarding its terms. It is not intended to provide any other information (financial or otherwise) about the Company, Roche or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Transaction Agreement; may be subject to limitations and indemnification obligations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between, and governing the contractual rights and relationships among, the parties to the Transaction Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders of the Company and other investors are not third-party beneficiaries under the Transaction Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Roche or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Total Foundation Shares to Be Issued and Related Impact on Existing Stockholders

Under the terms of the Transaction Agreement, the total number of shares of Common Stock to be issued by Foundation upon closing of the Issuance will be 5.0 million shares of Common Stock. The gross proceeds from the Issuance, an aggregate of $250.0 million, shall constitute general funds of Foundation and are expected to be used: (1) to accelerate the growth of our commercial operations; (2) for research and development investment related to the enhancement of our existing products and the development of new products; (3) to continue the expansion of our technology infrastructure and capabilities for our molecular information platform; (4) to fund ongoing and new clinical trials; and (5) for working capital and other general corporate purposes. The Issuance will have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders.

Upon closing of the Offer and the Issuance, Roche’s total holdings would represent approximately 52.4% to 56.3% of the outstanding Common Stock on a fully diluted basis. This majority ownership stake could prevent or render more difficult any attempt to obtain control of Foundation by means of a tender offer, proxy contest, merger or otherwise by a third party other than Roche. The Investment could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. For further information regarding the terms of the Investment and its potential impact on existing stockholders, see “—The Investor Rights Agreement” below.

The Investor Rights Agreement

This discussion of the Investor Rights Agreement is qualified in its entirety by reference to the Investor Rights Agreement, which is attached to this Proxy Statement as Annex B. You should read the entire Investor Rights Agreement carefully as it is the legal document that governs the post-closing relationship between Foundation and Roche with respect to the Investment.

Board Representation. Under the terms of the Investor Rights Agreement, immediately following the Closing, the Board of Directors will consist of nine directors, consisting of:

•	three directors designated by Roche, who initially shall include Daniel O’Day, Chief Operating Officer of Roche Pharma;

•	two of the current independent directors affiliated with existing significant stockholders of Foundation;

•	three additional independent directors, who shall initially be current directors Evan Jones and David Schenkein, M.D. and a third director to be agreed upon by the Company and Roche prior to the Closing; and

•	Michael J. Pellini, President and Chief Executive Officer of the Company (the foregoing, the “Board Composition”).

It is expected that Alexis Borisy will remain as Chairman of the Board of Directors of the Company following the Closing.

Pursuant to the Investor Rights Agreement, following the Closing: (1) so long as Roche beneficially owns at least 10% of the outstanding shares of Common Stock, it will be entitled to the lesser of (a) the number of seats representing 33.34% of the Board of Directors and (b) proportionate representation on the Board of Directors, but in any event, at least one director designee and (2) so long as Roche is entitled to appoint at least one director to the Board of Directors, it will be entitled to proportionate representation on each committee of the Board of Directors, but in any event, at least one director designee on each committee, subject to compliance with the applicable rules of the SEC and the NASDAQ Stock Market. Notwithstanding the foregoing, directors appointed by Roche may be excluded from any discussions of the Board of Directors regarding any actual or potential collaboration agreement between the Company and any pharmaceutical, biotechnology or biopharmaceutical company that is at such time an actual competitor of Roche and which is similar in scope, nature and value to the ordinary course collaboration agreements of the Company existing as of the date of the Transaction Agreement (i.e., agreements pursuant to which the Company has agreed to provide genomic sequencing services to pharmaceutical, biotechnology and biopharmaceutical companies to support research and development or patient treatment, or to work with such companies to collect and use human molecular and other patient information for such company’s research, development and commercialization efforts).

Consent Rights. Until such time as Roche beneficially owns less than a majority of the outstanding shares of Common Stock (subject to a cure period), the Company (and its subsidiaries) may not take certain actions without Roche’s prior written consent, including any of the following:

•	appoint a new Chief Executive Officer of the Company;

•	incur any indebtedness (as defined in the Investor Rights Agreement) that would result in the outstanding aggregate principal amount of the indebtedness of the Company and its subsidiaries exceeding the lesser of (a) $200.0 million and (b) 20% of the Company’s aggregate market capitalization at the time of such incurrence;

•	issue or sell any equity securities (including any securities convertible or exercisable into such equity securities), other than (a) Common Stock issued pursuant to equity awards granted as of the Closing in accordance with their terms, (b) equity awards granted after the Closing pursuant to the Company’s 2013 Stock Option and Incentive Plan (the “2013 Plan”) or any permitted new equity incentive plan or equity incentive plan amendment and (c) in connection with permitted acquisitions, certain shares of Common Stock issued as stock consideration as long as such issuance does not result in Roche beneficially owning less than 50.5% of the outstanding shares of Common Stock on a fully diluted basis;

•	establish or amend any equity incentive plan of the Company, except for certain equity plans;

•	acquire any entity, business or assets if the aggregate consideration payable by the Company and its subsidiaries exceeds the lesser of (a) $200.0 million and (b) 20% of the Company’s aggregate market capitalization at the time of such transaction, unless Roche is separately contemplating acquiring the same entity, business or assets;

•	dispose of any entity, business or assets if the aggregate consideration payable to the Company and its subsidiaries exceeds $50.0 million;

•	engage in any business or activity other than (a) human molecular information or human molecular diagnostics, excluding human forensics, and (b) any business or activity incidental thereto, which includes working with pharmaceutical, biotechnology or biopharmaceutical companies to collect and use human molecular and other patient information for such companies’ research, development and commercialization efforts;

•	amend the organizational documents of the Company or any of its subsidiaries;

•	take any action that would impair in any material respect the Company’s ability to perform its obligations under the Investor Rights Agreement or Roche’s rights thereunder; or

•	voluntarily dissolve or liquidate or make any voluntary bankruptcy filings.

Voting Obligations. As long as Roche is entitled to appoint at least one director to the Board of Directors, Roche will be required to (1) cause all of its shares of Common Stock to be present for quorum purposes at any meeting of the stockholders of the Company, (2) vote all of its shares of Common Stock to approve any matter requiring approval by Roche as described in “—Consent Rights” above that Roche has approved within the previous six months and (3) vote all of its shares of Common Stock in connection with the election of directors or the adoption of certain equity plans either in accordance with the recommendation of the Board of Directors or in the same proportion as the votes cast by all stockholders of the Company other than Roche and its affiliates.

Standstill Provisions. Under the terms of the Investor Rights Agreement, during the period following the Closing and ending on the date three years following the Closing (the “Restricted Period”), Roche will be restricted from acquiring additional shares of Common Stock, except in order to offset dilution and maintain its aggregate percentage ownership in the Company. During the Restricted Period and for as long as Roche has the right to designate a director, Roche shall not make any proxy solicitations in connection with the election or removal of directors, or knowingly encourage or facilitate a third party to engage in any such solicitation, subject to certain limited exceptions.

Following the Restricted Period, Roche will be permitted to make an offer to purchase all remaining shares of Common Stock held by the other stockholders of the Company (an “Investor Buyout Offer”). Prior to the fifth anniversary of the Closing, any Investor Buyout Offer shall be made on a confidential basis, subject to the review, evaluation and approval of a special committee of independent directors who are unaffiliated with Roche and are not officers or employees of the Company (the “Disinterested Directors”) and subject to a non-waivable condition that a majority of the shares of Common Stock held by stockholders of the Company not affiliated with Roche approve the Investor Buyout Offer. From and after the fifth anniversary of the Closing, any Investor Buyout Offer may be made directly to the stockholders of the Company without the review, evaluation or approval of the Board or the Disinterested Directors, as long as it is subject to the non-waivable condition that a majority of the shares of Common Stock held by stockholders of the Company not affiliated with Roche approve the Investor Buyout Offer. If, from and after the fifth anniversary of the Closing, Roche makes an Investor Buyout Offer, then at any subsequent annual meeting of the stockholders of the Company (or special meeting called for the purpose of electing directors), Roche will be entitled to nominate any individuals who qualify as independent directors under the terms of the Investor Rights Agreement.

The standstill restrictions on Roche will automatically terminate if the Company enters into a definitive agreement with respect to, or the Board recommends to the Company’s stockholders, a transaction pursuant to which any person or group would acquire, directly or indirectly, voting securities of the Company representing more than 20% of the aggregate voting power of all then-outstanding voting securities of the Company.

Anti-dilution Protections. The Company has agreed to establish and maintain a stock repurchase program at all times following the Closing and to repurchase shares of Common Stock in order to maintain Roche’s aggregate percentage ownership in the Company following the Company’s issuance of the Issuance Shares at no less than 50.5% of the outstanding shares of Common Stock on a fully diluted basis (or such lesser percentage as results from the transfer of shares of Common Stock by Roche after the closing of the Investment). Roche also will hold a continuing option to purchase shares of Common Stock from the Company or in the open market, at prevailing market prices, in order to maintain Roche’s aggregate percentage ownership in the Company at such level. For further information regarding Roche’s anti-dilution protections, see “Proposal 2: Approval of Anti-dilution Provisions in Investor Rights Agreement with Roche”.

Restrictions on Transfer of Shares. Roche may not transfer any shares of Common Stock for a period of three years after the Closing. Thereafter, subject to certain exceptions, Roche may not transfer any shares of Common Stock to any person or group, if such person or group would beneficially own in excess of 10% of the outstanding shares of Common Stock following such transfer, without the prior consent of a special committee of Disinterested Directors. Following the fifth anniversary of the Closing, Roche will be permitted to transfer all (but not less than all) of its shares of Common Stock to a third party that has made an offer to the Company or its stockholders (including pursuant to a tender offer) to purchase all of the outstanding shares of Common Stock if the price, form of consideration and other terms and conditions of the transfer offered to Roche are the same (or no more favorable) than the price, form of consideration and other terms and conditions offered to all other stockholders of the Company, other than (1) fair market consideration payable in exchange for entering into restrictive covenants and (2) commercial agreements (including with respect to transition services) on arms’-length terms, in each case that the purchaser requires as a condition to the transaction.

Registration Rights. Following the third anniversary of the Closing, Roche will be entitled to customary demand and piggyback registration rights, subject to customary underwriter cutbacks.

Matters Reserved for Approval of the Disinterested Directors. For as long as there is at least one director on the Board of Directors designated by Roche, the following actions will require approval of a majority of the Disinterested Directors (or a special committee of Disinterested Directors): (1) any transaction between Roche or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand; (2) any enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement between the Company or any of its subsidiaries, on the one hand, and Roche or any of its affiliates, on the other hand; and (3) any purchase of shares of Common Stock by Roche or any of its affiliates, except as otherwise expressly set forth in the Investor Rights Agreement.

Freedom to Pursue Opportunities. Neither Roche nor the Company will be required to offer a corporate opportunity to the other, and except as agreed in connection with the Collaborations or as part of the Investor Rights Agreement, there will be no restrictions on the Company’s or Roche’s ability to engage in similar activities or lines of business. For further information, see “Proposal 4: Adoption and Approval of an Amendment to Our Certificate of Incorporation to Renounce Foundation’s Expectancy Regarding Corporate Opportunities.”

Termination. The Investor Rights Agreement will automatically terminate on the later of the date Roche beneficially owns less than 10% of the outstanding shares of Common Stock or the date that Roche owns no Registrable Securities (as defined in the Investor Rights Agreement).

Past Contacts and Other Transactions with Roche

Tax Sharing Agreement. Simultaneously with the execution of the Transaction Agreement, on January 11, 2015, Foundation and Roche entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with respect to the inclusion of the Company and its subsidiaries with Roche and/or one or more subsidiaries of Roche in consolidated, combined or unitary income tax groups for certain state and local tax jurisdictions following the Closing. Pursuant to the Tax Sharing Agreement, which will become effective as of the date on which the Acceptance Time occurs, the Company and Roche have agreed to make payments such that the net amount paid by the Company on account of Roche’s consolidated, combined or unitary taxes in respect of such state and local tax jurisdictions generally will be approximately equal to the amounts that the Company and its subsidiaries would have paid on account of income taxes in such jurisdictions if the Company and its subsidiaries were not related to Roche by stock ownership and filed income tax returns separately from Roche in such jurisdictions. The Company and its subsidiaries will not be included in Roche’s consolidated group for federal income tax purposes as a result of the Investment. This summary description of the Tax Sharing Agreement does not purport to be complete and is qualified in its entirety by reference to the Tax Sharing Agreement, a copy of which was filed with the SEC as Exhibit 10.1 to Foundation’s Current Report on Form 8-K, filed on January 12, 2015. See “Where You Can Find More Information” on page 68 of this Proxy Statement.

Tender and Support Agreements. Simultaneously with the execution of the Transaction Agreement, on January 11, 2015, certain existing stockholders of Foundation (the “Existing VC Investors”) and Roche entered into Tender and Support Agreements (collectively, the “Tender and Support Agreements”). The Existing VC Investors include Third Rock Ventures, L.P., affiliates of KPCB Holdings, Inc. and Google Ventures 2011, L.P., each of whom has a current representative on the Board of Directors. Pursuant to the Tender and Support Agreements, the Existing VC Investors agreed, among other things, (1) to vote their respective shares of Common Stock in favor of the Company Stockholder Approval, (2) to tender at least 50% of their respective shares of Common Stock into the Offer and (3) if it would result in a higher participation in the Offer, to tender their respective shares of Common Stock in proportion to the other stockholders of the Company who are not parties to the Tender and Support Agreements. As of the date of the Tender and Support Agreements, the Existing VC Investors beneficially owned approximately 31% of the outstanding shares of Common Stock.

Pursuant to the Tender and Support Agreements, if the shares of Common Stock tendered in the Offer, when combined with the Issuance Shares and existing shares of Common Stock owned by Roche and its affiliates, are not sufficient to result in Roche owning at least 52.4% of the outstanding shares of Common Stock on a fully diluted basis immediately following the Closing, Third Rock Ventures, L.P. and affiliates of KPCB Holdings, Inc. have agreed to tender up to 100% of their shares of Common Stock in order that tendered shares of Common Stock meet such threshold. The participation by the Existing VC Investors in the Offer is otherwise on the same terms and conditions as the other stockholders of the Company, including the Offer price and proration provisions in the event that the Offer is oversubscribed.

Pursuant to the Investor Rights Agreement, so long as an Existing VC Investor has at least one representative on the Board of Directors, such Existing VC Investor will be required to (a) cause all of its shares of Common Stock to be present for quorum purposes at any meeting of the stockholders of the Company and (b) vote all of its shares of Common Stock in a manner consistent with the Board Composition described above.

This summary description of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreements, copies of which were filed with the SEC as Exhibits 99.1, 99.2 and 99.3 to Foundation’s Current Report on Form 8-K, filed on January 12, 2015. See “Where You Can Find More Information” on page 68 of this Proxy Statement.

Amendment to Existing Investor Rights Agreement. Simultaneously with the execution of the Transaction Agreement, on January 11, 2015, Foundation and certain stockholders of Foundation entered into an Amendment (the “Amendment to Existing IRA”) to the Second Amended and Restated Investors’ Rights Agreement, dated June 20, 2013, by and among Foundation and the investors listed therein (the “Existing IRA”), pursuant to which such stockholders agreed to, among other things, grant additional registration rights to Roche that are pari passu or senior to the registration rights of such stockholders under the Existing IRA and to subordinate certain registration rights in the Existing IRA to the registration rights of Roche in the Investor Rights Agreement. Roche Finance Ltd became a party to the Existing IRA as a result of an investment made by such entity in Foundation prior to its initial public offering in 2013. This summary description of the Amendment to Existing IRA does not purport to be complete and is qualified in its entirety by reference to the Amendment to Existing IRA, a copy of which was filed as Exhibit 4.2 to Foundation’s Current Report on Form 8-K, filed with the SEC on January 12, 2015. See “Where You Can Find More Information” on page 68 of this Proxy Statement.

Collaboration Agreements. Simultaneously with the execution of the Transaction Agreement, Foundation entered into a strategic collaboration with certain affiliates of Roche to develop and commercialize comprehensive molecular information and genomic analysis products for the treatment of patients with cancer pursuant to (a) a Collaboration Agreement (the “R&D Collaboration Agreement”), by and among F. Hoffmann-La Roche Ltd (“Roche Basel”), Hoffmann-La Roche Inc. and Foundation, (b) a US Education Collaboration Agreement (the “U.S. Education Collaboration Agreement”), by and between Genentech, Inc. (“Genentech”) and Foundation, (c) an Ex-US Commercialization Agreement (the “Ex-U.S. Commercialization Agreement”), by and between Roche Basel and Foundation and (d) a Binding Term Sheet for an In Vitro Diagnostics (IVD) Agreement (the “IVD Term Sheet” and, collectively with the R&D Collaboration Agreement, the U.S. Education Collaboration Agreement and the Ex-U.S. Commercialization Agreement, the “Collaboration Agreements”), by and between Roche Basel and Foundation, each of which will become effective only at the Acceptance Time.

Pursuant to the R&D Collaboration Agreement, the Company and Roche will collaborate on multiple programs related to the use and development of products and services for use in molecular information, immunotherapy, circulating tumor DNA, and companion diagnostics. These programs will be conducted pursuant to agreed-upon work plans and be subject to the oversight of a joint research and development committee. Under the molecular information platform program, Roche will pay the Company $85 million over five years for the molecular genomic profiling of a minimum number of cancer samples and to access the Company’s molecular information database. The Company could also receive up to approximately $74 million for the currently contemplated scope of activities related to the immunotherapy testing platform program, the circulating tumor DNA platform program and the companion diagnostics platform program. Separate and apart from the R&D Collaboration Agreement, the parties are carrying out limited work, which would continue and be paid for separately regardless of whether the Investment closes and the R&D Collaboration Agreement becomes effective. The initial term of the R&D Collaboration Agreement is five years. However, certain provisions of the R&D Collaboration Agreement may remain in effect after such initial five-year term so long as Roche and its affiliates own at least a majority of the outstanding shares of Common Stock. Either the Company or Roche may terminate the R&D Collaboration Agreement in the event of a breach of the agreement by the other party.

Pursuant to the U.S. Education Collaboration Agreement, the Company and Genentech, a wholly owned subsidiary of Roche, will conduct an education support program for healthcare professionals and laboratories in the United States regarding the use of next-generation sequencing and comprehensive genomic profiling technology. Genentech will develop education materials based upon information related to comprehensive genomic profiling provided by the Company, and the Company and Genentech will share the costs related to the education support program activities. In addition, in the event the Company seeks to promote any companion diagnostic product for use with a Genentech therapeutic in the United States, Genentech will have a right of first negotiation, subject to certain conditions, with respect to the co-promotion of such companion diagnostic product. The U.S. Education Collaboration Agreement will remain in effect for five years, and either party may terminate the agreement without cause upon six months’ written notice during the first year of the term and upon three months’ written notice thereafter, and either party may terminate in the event of a breach by the other party.

Pursuant to the Ex-U.S. Commercialization Agreement, Roche will have the right to commercialize the Company’s existing clinical diagnostic testing products, including FoundationOne and FoundationOne Heme, any clinical diagnostic products developed under the R&D Collaboration Agreement and any other products upon mutual agreement. Beginning one year after the execution of the Ex-U.S. Commercialization Agreement, Roche will have the exclusive right to commercialize such products worldwide, excluding the United States and any countries Roche elects to exclude during the first year of the term. Roche also holds a right of first negotiation with respect to the commercialization of the Company’s future clinical diagnostic products, excluding in vitro diagnostic tests, companion diagnostic products developed by the Company for third parties, and any standalone data or molecular information products. Roche may pay the Company an agreed amount for the right to extend the launch timeline for FoundationOne and FoundationOne Heme by specified periods in specified countries. Roche will also pay agreed upon royalties and commercial milestones. Further, if Roche fails to meet certain minimum revenue requirements for FoundationOne or FoundationOne Heme tests for three consecutive years in a specified country, the Company has the right to terminate Roche’s exclusive commercialization rights in the applicable country. The Ex-U.S. Commercialization Agreement will remain in effect for five years and may be extended by Roche for additional two-year periods. Roche shall have the right to terminate the agreement without cause upon six months’ written notice after the initial five year term, and either party may terminate the agreement in the event of breach by the other party.

Pursuant to the IVD Term Sheet, the Company and Roche have agreed to use commercially reasonably efforts to negotiate and enter into a definitive agreement within one year after the closing of the Investment regarding a non-exclusive collaboration to develop and commercialize in vitro diagnostic versions of certain existing Company products, including FoundationOne and FoundationOne Heme, and future Company products, including those developed under the R&D Collaboration Agreement (the “IVD Kits”). Such definitive agreement will provide that the Company may not develop IVD Kits that use a sequencing platform owned or controlled by Roche for internal purposes or with third parties without the prior written consent of Roche. The IVD Term Sheet contemplates that Roche will bear all development costs related to the development of the Roche sequencing platform. The IVD Term Sheet will control this relationship between the parties for one year unless extended by mutual agreement or the parties enter into a definitive agreement.

This summary description of the Collaboration Agreements does not purport to be complete and is qualified in its entirety by reference to the R&D Collaboration Agreement, the U.S. Education Collaboration Agreement, the Ex-U.S. Commercialization Agreement and the IVD Term Sheet, redacted copies of which were filed as Exhibits 10.2, 10.3, 10.4 and 10.5 to Foundation’s Current Report on Form 8-K/A, filed with the SEC on February 2, 2015. See “Where You Can Find More Information” on page 68 of this Proxy Statement. Foundation has submitted a FOIA Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the R&D Collaboration Agreement, the U.S. Education Collaboration Agreement, the Ex-U.S. Commercialization Agreement and the IVD Term Sheet. The omitted material has been included in the request for confidential treatment.

Confidentiality Agreement. Effective as of September 4, 2014, Foundation and Roche entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Foundation and Roche each agreed that, subject to certain exceptions, any non-public information regarding the other party or any of its subsidiaries, affiliates or divisions furnished to Foundation, Roche or their respective representatives would, for a period of two years from the date of the Confidentiality Agreement, be kept confidential and used by Foundation, Roche and their respective representatives solely for the purpose of evaluating, negotiating, and/or implementing a possible transaction between Roche and Foundation. The Confidentiality Agreement also included a standstill provision with a term of 12 months. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to such Confidentiality Agreement, a copy of which was filed with the SEC as Exhibit (e)(12) to the Company’s Schedule 14D-9, filed on February 2, 2015. See “Where You Can Find More Information” on page 68 of this Proxy Statement.

Prior Investment. In 2012, Roche Finance Ltd, an affiliate of Roche, purchased 2,212,389 shares of Foundation’s Series B Preferred Stock, which converted into 553,097 shares of Common Stock upon the closing of Foundation’s initial public offering in 2013.

No Appraisal Rights

Holders of shares of Common Stock will not have appraisal rights under Section 262 of the DGCL in connection with or as a result of the Investment or any of the Company Charter Amendments.

Background of the Investment and Related Transactions with Roche

We are a commercial-stage company focused on fundamentally changing the way patients with cancer are treated. Our objective is to transform the care of patients with cancer by leading the development and commercialization of proprietary molecular information products that guide the diagnosis and treatment of cancer, and that enhance the development of cancer therapies. We derive revenue primarily from selling products enabled by our molecular information platform to physicians and biopharmaceutical companies. We launched our first clinical products, FoundationOne for solid tumors, in June 2012, and FoundationOne Heme for blood-based cancers, sarcomas, and certain pediatric cancers, in December 2013.

Our Board of Directors and management periodically review our long-term strategy and objectives, particularly in light of developments in the markets in which we operate and our financial condition. Over the past several years, we have considered a range of strategic alternatives with a view to maximizing stockholder value, and best positioning us strategically, including accessing the public markets through an initial public offering, potential acquisitions, and potential commercial and/or research and development collaborations.

On June 24, 2013, we filed a registration statement with the SEC to commence the process for an initial public offering of our Common Stock. After weighing the potential advantages and disadvantages, our Board of Directors at that time determined that it was in the best interests of our stockholders for the Company to become a public company in order to, among other things, raise capital to fund our growth strategies, increase the profile of our company, products and services and establish a public trading market for our Common Stock. On September 30, 2013, we closed the sale of 6.7 million shares of our Common Stock to the public at a price of $18.00 per share, before underwriters’ commissions and discounts. We raised approximately $110 million in net proceeds in our initial public offering.

On May 9, 2014, at the request of Jason Coloma, Global Head Venture & Innovation—Pharma Partnering at Roche, representatives of our company and Roche met at our offices in Cambridge, Massachusetts to discuss the possibility of a collaboration between the parties relating to a variety of potential research and development activities, including comprehensive profiling, new products and disease monitoring. In addition to the general familiarity between the two companies, a Roche affiliate had invested in the Company in an early financing round prior to our initial public offering and held approximately 1.5% of our outstanding Common Stock. We also had performed genomic analysis services under a pilot agreement with Roche, and participated with Roche in a research collaboration relating to biomarker identification. Following the May 9, 2014 meeting, the parties continued to discuss in greater detail a potential research and development collaboration between the parties in the field of genomic analysis in oncology.

On June 2, 2014, at the American Society for Clinical Oncology annual meeting in Chicago, Illinois, business and scientific leaders of our company, including Michael Pellini, M.D., President and Chief Executive Officer of the Company, met with business and scientific leaders of Roche, including Daniel O’Day, Chief Operating Officer of Roche Pharma. Following these initial conversations, the parties engaged in preliminary discussions regarding the general parameters of potential research and development and product development opportunities.

On July 29, 2014, Dr. Pellini and Mr. O’Day met in Irvine, California to discuss the potential collaborations between the parties. During this meeting, Mr. O’Day informed Dr. Pellini of Roche’s interest in exploring a potential majority investment in our company. Mr. O’Day indicated that, given Roche’s need to protect the significant investments that it would be making through the potential collaborations, Roche was unwilling to proceed with such a broad strategic partnership unless Roche was able to acquire a majority position in our company.

On July 31, 2014, our Board of Directors held a meeting at which members of management and representatives of our outside legal advisor, Goodwin Procter LLP (“Goodwin Procter”), were present. At the meeting, Dr. Pellini provided an update on his recent conversation with Mr. O’Day. The Board then discussed whether to engage with Roche regarding a potential transaction structured as a majority investment, noting the complexities of such a transaction and the commercial imperatives for our company to retain its operational autonomy given its entrepreneurial culture and growing network of relationships with other pharmaceutical, biopharmaceutical and biotechnology companies. The Board also discussed the execution risks associated with our strategic plan and the potential benefits to our company of a strategic partnership with Roche, including the expected acceleration of our product and commercial development timelines, the expansion of the global sales efforts for our current and future products and services, and the availability of incremental capital to pursue our strategic plan. Thereafter, our Board determined to continue discussions with Roche regarding a potential strategic transaction and to engage a financial advisor to assist in evaluating any proposal from Roche. Our Board further authorized Dr. Pellini to continue to engage in discussions regarding the potential strategic transaction with Mr. O’Day.

On August 1, 2014, our Board held a meeting at which members of management and representatives of Goodwin Procter were present. At the meeting, Dr. Pellini provided an update on his discussion with Mr. O’Day following the Board meeting held on July 31, 2014, and the Board discussed the potential engagement of Goldman, Sachs & Co. (“Goldman Sachs”) and another nationally recognized investment bank to act as financial advisor to our company in connection with the review of our potential strategic alternatives, including an expected proposal from Roche. Our Board determined to approach Goldman Sachs regarding the potential engagement due to that firm’s qualifications, industry experience, and familiarity with our company and the markets in which we operate, in part because of its participation in our recent initial public offering.

On August 8, 2014, we provided Roche with an initial term sheet for a research and development collaboration. This proposed collaboration, along with a separate collaboration for the development of in vitro diagnostic versions of certain of our products, a collaboration for the conduct of a co-educational support program for healthcare professionals in the United States, and a collaboration to commercialize our existing clinical diagnostic products and other products outside the United States, are referred to collectively in this section as the “Collaborations”.

On August 12, 2014, we provided a proposed confidentiality agreement to Roche’s counsel. Thereafter, the parties and their respective counsel negotiated the terms of the confidentiality agreement, which was signed on September 4, 2014.

On August 17, 2014, our Board held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, management provided an update on the discussions with Roche regarding a potential strategic transaction. Goodwin Procter reviewed the Board’s fiduciary duties in connection with its consideration of a possible strategic transaction with Roche. The Board and its advisors also reviewed the types of governance and other protective provisions for our company and its stockholders that the Board might consider if discussions with Roche were to proceed. In addition, Goldman Sachs reviewed with the Board an analysis of potential alternative transaction structures. Also at the August 17, 2014 meeting, our Board formed a Transaction Committee of independent directors to manage day-to-day matters related to the strategic review process and to supervise and direct any process with Roche or other potential strategic partners (the “Transaction Committee”). The Transaction Committee consisted of four independent directors, Alexis Borisy, Brook Byers, Evan Jones and David Schenkein, M.D. The members of the Transaction Committee were selected by the Board after a review of all relevant factors, including knowledge of and experience with strategic transactions, the absence of any conflicts of interest, and sufficient time to undertake the associated responsibilities.

On August 21, 2014, Roche introduced into the discussions for the research and development collaboration a proposal for a collaboration for the development of in vitro kitted diagnostic versions of certain of our products. Subsequently, this proposal was removed from the research and development collaboration and became a separate stand-alone collaboration proposal.

Also on August 21, 2014, Roche sent a non-binding offer to Dr. Pellini consisting of an offer letter, a term sheet of key investment and governance terms, and a term sheet addressing the terms for the proposed Collaborations between the parties. Roche’s offer indicated that the investment and collaboration transactions were cross-conditional and contingent upon Roche acquiring an ownership stake equal to 50.1% of the outstanding shares of our Common Stock on a fully diluted basis. Roche’s offer included, among other things: (1) a primary investment by Roche of $100 million to acquire newly-issued shares of our Common Stock; (2) a tender offer by Roche to purchase shares directly from our stockholders, which when combined with the primary shares would result in Roche owning 50.1% of our Common Stock on a fully diluted basis; (3) a per share price for the primary investment and tender offer of $45.00; (4) Roche having the right to designate a majority of our Board of Directors following the closing of the investment (5 of 9 director seats); (5) Roche having extensive consent rights over certain activities of our company; (6) Roche having the ability to purchase additional shares of our Common Stock up to 65% of our outstanding shares after two years, with no restrictions on additional share purchases after the fifth anniversary of the closing; and (7) certain of our significant stockholders with representatives on our Board entering into customary tender and support agreements. Thereafter, Dr. Pellini had discussions with Mr. O’Day to clarify the terms of Roche’s August 21, 2014 offer.

On August 25, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Dr. Schenkein was appointed as chairman of the Transaction Committee. Dr. Pellini then provided an update regarding his recent discussions with Mr. O’Day. In addition, the Transaction Committee had an initial discussion of Roche’s August 21, 2014 offer, including, among other things: (1) Roche’s request for a majority ownership stake; (2) the proposed per share price of $45.00; (3) the size of the proposed primary investment by Roche; (4) the request by Roche for control of the Board and the other elements of the offer that could potentially inhibit our company’s operational autonomy; and (5) the limited protections in the term sheet for the public minority stockholders following the closing. The Transaction Committee also discussed the proposed terms of the Collaborations and again reviewed the potential benefits to our company of entering into a strategic partnership with Roche. Goldman Sachs furnished an analysis of Roche’s offer price. In executive session, Goodwin Procter reviewed the terms of the proposed engagement of Goldman Sachs as the company’s financial advisor. The Transaction Committee then approved the proposed terms of such engagement.

On August 26, 2014, Severin Schwan, Chief Executive Officer of the Roche Group, and Mr. O’Day visited our offices in Cambridge, Massachusetts to meet with Dr. Pellini and other members of our management team to learn more about our company and discuss the strategic and cultural aspects of a potential strategic transaction between the Company and Roche. At this meeting, Dr. Schwan reiterated that Roche would not proceed with the proposed Collaborations unless Roche simultaneously acquired a majority stake in our company, and Dr. Pellini emphasized the importance of the Company retaining its operational autonomy to continue to grow its pharmaceutical business and to maintain its entrepreneurial culture.

On August 27, 2014, we engaged Goldman Sachs as our exclusive financial advisor pursuant to a formal engagement letter as approved during the Transaction Committee meeting held on August 25, 2014.

On August 29, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter were present. At this meeting, Dr. Pellini provided an update on the meeting with Dr. Schwan and Mr. O’Day earlier in the week. The Transaction Committee also continued its discussion of Roche’s August 21, 2014 offer, noting again the importance of the Company retaining operational autonomy from a commercial perspective, and the application of this principle to Roche’s proposals regarding governance and the critical aspects of the Collaborations. The Transaction Committee began a process for evaluating and prioritizing the terms and conditions believed at the time to be of the greatest significance to the Company and its stockholders. In addition, the Transaction Committee discussed the process for the proposed Collaborations, and authorized management to continue to conduct discussions with Roche regarding the Collaborations on a parallel track with discussions regarding the investment and governance terms, subject to regular updates to the Transaction Committee.

On September 4, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, the Transaction Committee continued its discussion of Roche’s August 21, 2014 offer, including the scope of the consent rights being proposed by Roche with respect to the post-closing operations of the Company. These consent rights would require the Company to obtain the consent of Roche before taking certain actions that our Board might otherwise approve following the closing and, thus, could directly impact the operational autonomy of our company. The Transaction Committee also discussed potential provisions to protect the public minority stockholders following the closing. Also at the meeting, Goodwin Procter reviewed the proposed terms of the confidentiality agreement with Roche, including the standstill provision. The Transaction Committee then approved the proposed terms of the confidentiality agreement.

Following the Transaction Committee meeting, on September 4, 2014, we entered into the confidentiality agreement with Roche, which included a customary 12-month standstill provision.

On September 7, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Dr. Pellini provided an update regarding his recent discussions with Mr. O’Day. In addition, the meeting participants discussed management’s long-range plan, as well as the assumptions underlying such plan and related risks, and the preparation of projections on a standalone basis and a pro forma basis taking into account the proposed strategic partnership with Roche. The Transaction Committee also continued its discussion of Roche’s August 21, 2014 offer, including the preliminary terms of a potential counteroffer that could accommodate Roche’s request for a majority ownership position while maintaining our operational autonomy.

On September 10, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, the Transaction Committee reviewed a potential counteroffer to Roche with respect to the proposed investment and governance terms, which focused on (1) having a substantial majority of the Board remain independent from Roche, (2) limiting Roche’s consent rights, and (3) including adequate post-closing protections for the minority stockholders of our company. The Transaction Committee also discussed the per share price, the amount of the proposed primary investment by Roche, and the potential inclusion of a “put” mechanism by which the minority stockholders would have the right to sell their shares to Roche in order to realize the value of a future liquidity event. In addition, Goldman Sachs reviewed certain preliminary financial analyses related to Roche’s offer.

On September 14, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, the Transaction Committee continued its discussion of Roche’s August 21, 2014 offer and the terms of a potential counteroffer to Roche. In addition, the meeting participants further discussed management’s long-range plan, as well as the assumptions underlying such plan and related risks, and the preparation of projections on a standalone and pro forma basis.

On September 17, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, the Transaction Committee continued its discussion of Roche’s August 21, 2014 offer and a potential counteroffer to Roche. The Transaction Committee also discussed whether and, if so, at what point it might be advisable to explore a potential strategic transaction with a third party other than Roche. In particular, the Transaction Committee discussed potentially interested parties, the commercial and competitive risks in approaching such parties, and the potential disruptions to our business. The Transaction Committee also discussed the risk of leaks that might arise from such contacts, and the potential impact of such leaks on our business, including the loss of customers, employees and other commercial relationships. Based on the foregoing considerations, the pace of the negotiations with Roche, and the fact that the Board had not yet decided to proceed with a strategic transaction with Roche, the Transaction Committee concluded that it was not in the best interests of our stockholders to approach other potential strategic partners at that time.

On September 19, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, management provided an update regarding the negotiation of the terms for the Collaborations. In addition, the Transaction Committee continued its discussion of Roche’s August 21, 2014 offer and the terms of a potential counteroffer to Roche. At the conclusion of this discussion, the Transaction Committee authorized management and the Company’s advisors to present a counteroffer to Roche with regard to a potential majority investment by Roche.

On September 21, 2014, we provided Roche with a non-binding written response to its August 21, 2014 offer as authorized by the Transaction Committee. The counteroffer included, among other things: (1) rejection of the $45.00 per share price as inadequate; (2) a primary investment by Roche of $250 million (increased from the $100 million originally proposed by Roche); (3) the inclusion of a put mechanism; (4) Roche having the right to designate only a minority of the Board following the closing of the investment (2 of 8 director seats); (5) Roche having limited consent rights over the activities of our company and other provisions to protect the operational autonomy of our company; (6) more restrictive standstill provisions limiting Roche’s ability to purchase additional shares of our Common Stock and to make offers for a potential buyout of our minority stockholders; (7) restrictions on the transfer of Roche’s shares of our Common Stock; (8) protections for the minority stockholders following the closing of Roche’s investment, including approval of certain matters by our disinterested directors and the requirement that a majority of the minority stockholders approve any Roche buyout offer; and (9) the ability of our company to terminate any definitive agreement related to the proposed strategic transaction in order to accept a superior proposal. Thereafter, Dr. Pellini had discussions with Mr. O’Day, and Goodwin Procter had discussions with Roche’s counsel, including representatives of Davis Polk & Wardwell LLP (“Davis Polk”), regarding our September 21, 2014 counteroffer.

On September 30, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Dr. Pellini provided an update regarding his recent discussions with Mr. O’Day, and Goodwin Procter reviewed its recent interactions with Roche’s counsel regarding our September 21, 2014 counteroffer.

On October 1, 2014, Roche provided science, technology and commercial due diligence request lists to the Company.

On October 3, 2014, Dr. Pellini met with Mr. O’Day in San Francisco, California to discuss our recent counteroffer and the related transactions. Counsel for both parties participated in a portion of this meeting.

On October 7, 2014, representatives of Roche and Davis Polk met with representatives of the Company, Goldman Sachs and Goodwin Procter at Goodwin Procter’s offices in Boston, Massachusetts to negotiate the investment and governance terms for a potential strategic transaction. At this meeting, the representatives of Roche indicated that, among other things, they would not offer a new proposal on price until we provided a counteroffer on price, nor would they consider a “put” mechanism as part of the overall transaction, if at all, unless coupled with a “call” provision by which Roche could acquire the shares held by our minority stockholders.

Later on October 7, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Dr. Pellini provided an update regarding his recent meeting with Mr. O’Day and the discussions regarding the proposed Collaborations. Goodwin Procter then reviewed the recent negotiations between the parties regarding the proposed investment and governance terms, including Roche’s oral response to our September 21, 2014 counteroffer and certain open issues. In addition, Goldman Sachs reviewed certain considerations regarding inclusion of a put or put-call mechanism as part of the proposed transaction. Following the review by Goodwin Procter of the fiduciary duties of the directors, the Transaction Committee also renewed its discussion regarding whether it would be advisable to explore a potential strategic transaction with a third party other than Roche, including a sale of the entire company or a strategic partnership as being proposed by Roche. In particular, the Transaction Committee and the Company’s advisors discussed potentially interested parties, the commercial and competitive risks in approaching such parties, and the potential disruptions to our business. The Transaction Committee also discussed the risk of leaks that might arise from such contacts, and the potential impact of such leaks on our business, including the loss of customers, employees and other commercial relationships. Based on the benefits and risks discussed, the Transaction Committee concluded that approaching potential strategic partners at that time would be prudent and in the best interests of our stockholders, but that such approach should be limited to only those companies that would most likely be interested in a potential strategic transaction with the Company (including acquisitions of all or less than all of our company), had the ability to consummate a transaction, and presented limited commercial or competitive risks to our company. The Transaction Committee requested that management and Goldman Sachs prepare a list of potential strategic partners based on these criteria for review by the Transaction Committee.

On October 12, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Goldman Sachs reviewed the potential structures of a put-call mechanism. After discussion, the Transaction Committee authorized management and the Company’s advisors to present a proposal for a put-call mechanism to Roche.

On October 13, 2014, we provided Roche with an outline for a non-binding proposal regarding a put-call mechanism for the proposed strategic transaction, which included (1) the right of the minority stockholders to “put” their shares to Roche after five years at a premium to the offer price and (2) the right of Roche to “call” the shares of the minority stockholders after five years at a premium to the trading price of our Common Stock.

Also on October 13, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Dr. Pellini provided an update regarding his recent discussions with Mr. O’Day. The Transaction Committee also renewed its discussion regarding the exploration of a potential strategic transaction with a third party other than Roche. In determining the potential likely strategic partners, the Transaction Committee reviewed a list of potential strategic partners prepared by management with input from Goldman Sachs and considered a variety of factors, including: (1) each company’s potential interest to enter into a strategic transaction with the Company given such company’s industry orientation, its perceived strategic priorities, and the strategic fit of our business; (2) such company’s financial strength and resources to pursue and consummate a strategic transaction in a timely manner; (3) any commercial or competitive risks in approaching such company, including potential disruptions to our business, the risk of leaks and the risk of loss of customers, employees and other commercial relationships; and (4) whether such company would likely be interested in an acquisition of the whole company and/or a strategic partnership as being proposed by Roche. With regard to these potential strategic partners, the Transaction Committee decided, following discussion with management and the Company’s advisors, to approach five parties (“Companies A, B, C, D and E”) that it determined would be most likely to have interest in a strategic transaction with the Company (including acquisitions of all or less than all of our company), had the ability to consummate a transaction, and presented limited commercial or competitive risk to our company. The Transaction Committee determined not to approach the other parties at that time because, based on the business judgment of the Transaction Committee, they failed to meet one or more of these criteria. The Transaction Committee authorized Goldman Sachs and Dr. Pellini to approach the five identified parties to determine whether they had any interest in discussing a potential strategic transaction with the Company.

On October 14, 2014, Dr. Pellini contacted a representative of Company A to determine whether Company A would have any interest in a possible strategic transaction with the Company, noting that we had been approached with a proposal for a strategic transaction from a third party and that, while no decision had been made to proceed with such transaction, our Board wanted to understand the available alternatives.

On October 15, 2014, Dr. Pellini contacted a representative of Company B to determine whether Company B would have any interest in a possible strategic transaction with the Company, noting that we had been approached with a proposal for a strategic transaction from a third party and that, while no decision had been made to proceed with such transaction, our Board wanted to understand the available alternatives.

Also on October 15, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Dr. Pellini provided an update regarding his recent discussions with Mr. O’Day, Goodwin Procter provided an update on recent discussions with Roche’s counsel, and Dr. Pellini and Goldman Sachs provided an update on the initial outreach to Company A and Company B.

On October 16, 2014, representatives of Roche and Davis Polk met with representatives of the Company, Goldman Sachs and Goodwin Procter at Goodwin Procter’s offices in Boston, Massachusetts to continue negotiation of the investment and governance terms for a potential strategic transaction.

On October 20, 2014, representatives of Goldman Sachs contacted a representative of Company C to determine whether Company C would have any interest in a possible strategic transaction with the Company, noting that we had been approached with a proposal for a strategic transaction from a third party and that, while no decision had been made to proceed with such transaction, our Board wanted to understand all of the available alternatives.

On October 21, 2014, Roche provided us with a revised non-binding term sheet covering the key investment and governance terms for the proposed transaction in response to our September 21, 2014 counteroffer. The revised term sheet included, among other things: (1) minority Board representation by Roche (3 of 9 director seats); (2) a primary investment in the range of $100-250 million; (3) more expansive consent rights for Roche than included in our September 21, 2014 counteroffer; (4) anti-dilution protections for Roche requiring us to repurchase shares of our Common Stock in the market upon the issuance of any equity in order to maintain Roche’s ownership level; (5) limitations on the standstill provisions, restrictions on transfer, and minority protections included in our September 21, 2014 counteroffer; (6) rejection of our proposal to include a put-call mechanism; (7) the request that we enter into a new employment agreement with Dr. Pellini conditioned upon the closing of the proposed strategic transaction (with no terms specified); and (8) the proposed resignation as of the closing of one of the independent directors affiliated with certain significant stockholders of our company and time limitations with respect to the service of the other directors. In addition, Roche did not increase the proposed price from its initial offer of $45.00 per share. Thereafter, Dr. Pellini had discussions with Mr. O’Day, and Goodwin Procter had discussions with Davis Polk, regarding Roche’s revised offer.

Also on October 21, 2014, representatives of Goldman Sachs contacted a representative of each of Company D and Company E to determine whether such company would have any interest in a possible strategic transaction with the Company, noting that we had been approached with a proposal for a strategic transaction from a third party and that, while no decision had been made to proceed with such transaction, our Board wanted to understand the available alternatives.

Further on October 21, 2014, a representative of Company B contacted Dr. Pellini and informed him that, after internal discussion and review of strategic priorities, Company B was not interested in pursuing a potential strategic transaction with the Company.

On October 22, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, Goodwin Procter provided an update on the recent meetings with the Roche representatives, and Dr. Pellini provided an update regarding his recent discussions with Mr. O’Day. In addition, the Transaction Committee had an initial discussion of Roche’s revised offer and the terms of a potential counteroffer to Roche. Also, management and Goldman Sachs informed the Transaction Committee of Company B’s decision not to proceed with discussions regarding a potential strategic transaction with the Company, as well as the initial outreach to Companies C, D and E.

On October 23, 2014, representatives of the Company and Roche met to begin discussions regarding the U.S. co-educational collaboration and the ex-U.S. commercialization collaboration. These discussions led to the delivery by Roche to us of initial proposals for the U.S. co-educational collaboration and the ex-U.S. commercial collaboration on November 6, 2014.

On October 24, 2014, a representative of Company D contacted Goldman Sachs and informed them that, after internal review, Company D was not interested in pursuing a potential strategic transaction with Company due to the current valuation, strategic fit of the Company with Company D’s other businesses, and timing of the process.

On October 26, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, the Transaction Committee continued its discussion of Roche’s October 21, 2014 offer, including a potential counteroffer to Roche on the per share price and other key terms. In addition, management provided an update regarding the negotiation of the terms for the Collaborations. At the conclusion of this discussion, the Transaction Committee authorized management and the Company’s advisors to present a counteroffer to Roche.

On October 27, 2014, a representative of Company E contacted Goldman Sachs and informed them that, after internal review, Company E was not interested in pursuing a potential strategic transaction with the Company.

Also on October 27, 2014, representatives of Goldman Sachs followed up with Company A, which had not previously indicated whether it would be interested in pursuing a strategic transaction with our company.

On October 28, 2014, we provided Roche with a non-binding written response to its October 21, 2014 offer as authorized by the Transaction Committee. This counteroffer included alternative price proposals of (A) $50.00 per share if Roche were to agree to a put-call mechanism or (B) $55.00 per share if Roche were to insist on no put-call mechanism. This counteroffer also included, among other things: (1) a primary investment by Roche of $250 million; (2) further limitations on the proposed consent rights for Roche and other provisions to protect the operational autonomy of our company; (3) more favorable provisions to us regarding Roche’s voting obligations and anti-dilution protections, as well as the ownership thresholds below which Roche’s various rights would terminate; and (4) the right of our Board and nominating committee to make determinations regarding director nominees other than those to be designated by Roche, including the selection of the Chairman of the Board. Also, in connection with this counteroffer and following discussion of Dr. Pellini’s existing change-in-control agreement and other compensatory arrangements, the Transaction Committee agreed to consider a new employment agreement with Dr. Pellini if requested by Roche, but communicated through our counsel that no discussions regarding the terms of any such employment agreement would occur until the parties had agreed upon price and all other material terms of the proposed strategic transaction. Thereafter, Dr. Pellini had discussions with Mr. O’Day, and Goodwin Procter had discussions with Davis Polk, regarding our October 28, 2014 counteroffer.

Also on October 28, 2014, a representative of Company C contacted Goldman Sachs and indicated that Company C had preliminary interest in a possible strategic transaction with the Company. Thereafter, on October 29, 2014, Goldman Sachs provided Company C with a form of confidentiality agreement to facilitate further discussion.

On October 30, 2014, we delivered concept proposals to Roche for the U.S. co-educational collaboration and the ex-U.S. commercial collaboration. These proposals were the culmination of multiple meetings between representatives of the Company and Roche beginning on October 17, 2014.

On November 3, 2014, a representative of Company A contacted Goldman Sachs and informed them that, after internal discussion and review of strategic priorities, Company A was not interested in pursuing a potential strategic transaction with the Company.

On November 6, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At this meeting, management and Goldman Sachs informed the Transaction Committee of the decisions of Companies A, D and E not to proceed with discussions regarding a potential strategic transaction with the Company, as well as the preliminary interest expressed by Company C. Dr. Pellini also provided an update on his recent discussions with Mr. O’Day.

Also on November 6, 2014, we entered into a confidentiality agreement with Company C that did not include a standstill provision.

Further on November 6, 2014, Roche delivered initial term sheet proposals for the U.S. co-educational collaboration and the ex-U.S. commercial collaboration, in each case in response to our earlier proposals.

On November 9, 2014, Roche delivered an initial draft of a non-binding term sheet for the in vitro diagnostic development collaboration. Subsequently, the parties modified the non-binding term sheet into a binding term sheet, which was used in lieu of a definitive agreement for the in vitro diagnostic development collaboration.

On November 10, 2014, Roche provided us with a non-binding written response to our October 28, 2014 counteroffer. This offer included, among other things: (1) agreement on the size of the primary investment at $250 million; (2) strict anti-dilution protections for Roche; (3) exceptions to the standstill provisions to allow Roche to acquire 100% ownership of our company after three years; and (4) more favorable provisions to Roche with respect to the ownership thresholds below which Roche’s various rights would terminate. Roche’s revised offer also indicated that it had not increased the proposed per share price of $45.00 from its initial offer and had once again rejected the inclusion of a put-call mechanism. Thereafter, Dr. Pellini had discussions with Mr. O’Day, and Goodwin Procter had discussions with Davis Polk, regarding Roche’s November 10, 2014 revised proposal.

On November 11, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At this meeting, the Transaction Committee had an initial discussion of Roche’s November 10, 2014 proposal, and also received an update on the status of discussions with Company C. In addition, management provided an update regarding the negotiation of the terms for the Collaborations.

On November 13, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At this meeting, the Transaction Committee continued its discussion of Roche’s November 10, 2014 offer.

On November 19 and 20, 2014, representatives of Roche and Davis Polk met with representatives of the Company, Goldman Sachs and Goodwin Procter at Davis Polk’s offices in New York City to continue negotiation of the investment and governance terms for the proposed strategic transaction. Thereafter, Dr. Pellini and Mr. O’Day had several follow-up conversations in which they discussed the per share price and certain governance issues.

On November 24, 2014, representatives of our management and Goldman Sachs participated in a telephonic due diligence session with representatives of Company C during which management provided an overview of our business and operations.

On November 26, 2014, Roche provided us with a further non-binding offer, including a revised term sheet, as a follow-up to the in-person meetings held between the parties during the prior week. This offer included, among other things: (1) an increase in the per share price being offered by Roche from $45.00 to $48.00; (2) strict anti-dilution protections for Roche at 50.1%, but with an increase in the target ownership percentage to 54% to provide us with a 3.9% cushion for the issuance of equity in connection with acquisitions before repurchases by us would be required to maintain Roche’s majority ownership level; and (3) more favorable provisions to Roche with respect to the ownership thresholds below which Roche’s various rights would terminate. The non-binding offer also included exceptions to the standstill provisions that would allow Roche to make a buyout offer directly to our minority stockholders after the fifth anniversary of the closing without the approval of our Board, as long as such offer was subject to the approval of a majority of the minority stockholders, and to run a proxy contest in connection with such a buyout offer. Thereafter, Dr. Pellini had discussions with Mr. O’Day, and Goodwin Procter had discussions with Davis Polk, regarding Roche’s November 26, 2014 offer.

Also on November 26, 2014, a representative of Company C contacted Goldman Sachs and informed them that, after internal discussion and review of the financial profile of the Company and the dilutive impact of a potential transaction, Company C was not interested in pursuing a potential strategic transaction with the Company.

On November 28, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At this meeting, management provided an update regarding the negotiation of the terms for the Collaborations and Company C’s decision not to proceed with discussions regarding a potential strategic transaction with the Company. In addition, the Transaction Committee continued its discussion of management’s long-range plan as well as various risk-adjusted business scenarios, and approved the risk adjustments and related weightings to be used in preparing financial projections for our company on a standalone and pro forma basis. The Transaction Committee also had a discussion of Roche’s November 26, 2014 offer and the terms of a potential counteroffer to Roche. At the conclusion of this discussion, the Transaction Committee authorized management and the Company’s advisors to present a counteroffer to Roche.

On December 1, 2014, we provided Roche with a non-binding written response to its November 26, 2014 offer as authorized by the Transaction Committee. This counteroffer included, among other things: (1) a per share price of $55.00 and no put-call mechanism; (2) a higher target ownership percentage for Roche and other changes to the proposed anti-dilution protections to further mitigate the financial impact on our company; and (3) more limited exceptions to the standstill provisions than included in Roche’s November 26, 2014 offer, including the ability of the disinterested directors to defer a buyout offer from Roche for a specified period in the event that such directors determined that a buyout offer was not in the best interests of the minority stockholders at that time. Thereafter, Dr. Pellini had discussions with Mr. O’Day, and Goodwin Procter had discussions with Davis Polk, regarding our counteroffer.

Also on December 1, 2014, Roche provided legal and corporate due diligence request lists to the Company.

On December 2, 2014, Roche delivered an initial draft of a definitive agreement for the research and development Collaboration. From this date, the parties and their respective counsel engaged in concurrent but independent negotiations of the terms and conditions contained in the definitive agreement, and for the in vitro diagnostic collaboration the binding term sheet, for each Collaboration.

On December 5, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, management presented standalone and pro forma financial projections based on estimates of the synergies and pro forma effects of the proposed strategic partnership with Roche and the risk adjustments and related weightings previously approved by the Transaction Committee at its meeting on November 28, 2014. Goldman Sachs reviewed certain preliminary financial analyses based on the financial projections presented by management and the terms of Roche’s November 26, 2014 offer. In addition, Dr. Pellini provided an update regarding his recent discussions with Mr. O’Day, and Goodwin Procter provided an update on recent discussions with Roche’s counsel, including a discussion of the anti-dilution protections requested by Roche and the expected financial impact on our company. Also, following the review by Goodwin Procter of the fiduciary duties of the directors, the Transaction Committee revisited whether to approach any additional third parties with respect to a potential strategic transaction with the Company given the status of the negotiations with Roche. After discussion, the Transaction Committee authorized management and Goldman Sachs to approach one additional third party that might have an interest in such a transaction and presented less commercial and competitive risk (“Company F”), but decided not to approach any other parties for the reasons previously discussed. At the conclusion of the meeting, the Transaction Committee authorized Dr. Pellini to communicate to Mr. O’Day that the investment and governance terms most recently proposed by Roche were generally acceptable, subject to agreement on the per share price and satisfactory negotiation of the anti-dilution protections being requested by Roche.

From December 5-8, 2014, Dr. Pellini had discussions with Mr. O’Day regarding the open issues with respect to the proposed investment by Roche, including the per share price and Roche’s anti-dilution protections.

On December 6, 2014, management provided Roche with our long-range plan, and thereafter, representatives from the Company and Roche held a call to discuss such plan and the underlying assumptions.

On December 7, 2014, we provided Roche and its advisors with access to a virtual data room containing requested business and legal due diligence materials. Thereafter, the parties and their advisors had numerous discussions, and the Company provided written answers to numerous written questions posed by Roche and its advisors, regarding the due diligence materials provided by the Company and related matters.

On December 8, 2014, representatives of Goldman Sachs contacted a representative of Company F to determine whether Company F would have any interest in a possible strategic transaction with the Company, noting that we had been approached with a proposal for a strategic transaction from a third party and that, while no decision had been made to proceed with such transaction, our Board wanted to understand the available alternatives.

On December 9, 2014, representatives of Goldman Sachs and Roche discussed the anti-dilution protections being requested by Roche and the expected financial impact on our company.

On December 11, 2014, Roche provided us with a further revised proposal, including a revised term sheet, covering the key investment and governance terms for the proposed transaction. The revised term sheet continued to include strict anti-dilution protections for Roche, but with a further increase in Roche’s target ownership percentage to 55.9% on a fully diluted basis. This increase in the target ownership percentage would allow us to issue equity in connection with (1) acquisitions up to 3.9% of our fully diluted shares outstanding after the closing and (2) the granting of equity awards up to 1.9% of our fully diluted shares, in each case before any repurchase of shares would be required by us. The revised term sheet also included significant penalty provisions in the event that we failed to make required stock repurchases to maintain Roche’s majority ownership position, and rejected the proposed changes to the standstill provisions included in our December 1, 2014 counteroffer.

On December 12, 2014, a representative of Company F contacted Goldman Sachs and informed them that, after internal discussion, Company F was not interested in pursuing a potential strategic transaction with the Company due to the size of a potential transaction and the expected time period for the transaction to become accretive.

Also on December 12, 2014, Roche delivered to us initial drafts of the definitive agreements for the U.S. co-education collaboration agreement and the ex-U.S. commercial collaboration agreement. From this date, the parties and their respective counsel engaged in negotiations with respect to the terms and conditions contained in each definitive agreement.

From December 12-15, 2014, the parties and their respective counsel continued to negotiate the investment and governance terms for the proposed transaction. During these discussions, Roche indicated that it would not proceed without receiving the anti-dilution protections that it had requested, including the proposed penalty provisions related to a breach of our stock repurchase obligations. However, Roche agreed to further increase its target ownership percentage to 56.3% on a fully diluted basis to provide the Company an additional cushion for maintaining Roche’s majority stake.

On December 16, 2014, Roche provided us with a further non-binding offer, including correspondence in which it indicated that the enclosed term sheet represented its final offer with respect to both price and terms. The term sheet included a per share price of $50.00.

On December 18, 2014, the Board of Directors held a regular meeting at which members of management and representatives of Goodwin Procter and Goldman Sachs were present for a portion of the meeting. At this meeting, Goodwin Procter reviewed the investment and governance terms included in Roche’s December 16, 2014 offer. In addition, Goldman Sachs reviewed certain preliminary financial analyses related to Roche’s December 16, 2014 offer, including the $50.00 per share price. Management also provided an update on the negotiations regarding the Collaborations and informed the Board of Company F’s decision not to proceed with discussions regarding a potential strategic transaction with the Company. Following discussion, the Transaction Committee authorized management and the Company’s advisors to proceed with the negotiation of definitive documentation based on the terms set forth in Roche’s December 16, 2014 offer.

Thereafter, on December 18, 2014, Davis Polk provided Goodwin Procter with initial drafts of the transaction agreement and investor rights agreement with respect to the proposed strategic transaction, as well as the form of tender and support agreement to be entered into between Roche and certain of our significant stockholders.

On December 23, 2014, the Transaction Committee held a meeting at which members of management and representatives of Goodwin Procter were present. At this meeting, management reviewed the proposed terms of the Collaborations and the issues that remained subject to further negotiation between the parties. In addition, Goodwin Procter reviewed certain open issues with respect to the initial drafts of the definitive agreements provided by Davis Polk, including the post-closing indemnification provisions, interim operating covenants, and closing conditions set forth in the draft transaction agreement.

Also on December 23, 2014, Alexis Borisy, Chairman of the Compensation Committee of our Board of Directors, had a telephone conversation with Mr. O’Day to discuss the compensatory program for Dr. Pellini, including the full vesting of Dr. Pellini’s remaining unvested equity upon the completion of Roche’s investment under the terms of Dr. Pellini’s existing change-in-control rights contained in his employment agreement, and the related retention objectives of Roche. Roche subsequently rescinded its request that we enter into a new employment agreement with Dr. Pellini, and no changes to Dr. Pellini’s compensation were made as a result of this discussion or otherwise in anticipation of the proposed transactions.

On December 24, 2014, Goodwin Procter provided Davis Polk with revised drafts of the transaction agreement and investor rights agreement, as well as proposed changes to the form of tender and support agreement.

On December 29, 2014, Davis Polk provided Goodwin Procter with initial drafts of the tax sharing agreement with respect to the proposed strategic transaction.

On December 30 and 31, 2014, representatives of Goodwin Procter and Davis Polk discussed the open issues with respect to the transaction agreement and investor rights agreement, including, among others: (1) the inclusion of post-closing indemnification provisions in the transaction agreement; (2) the definition of “material adverse effect” and other closing conditions; (3) the covenants relating to the parties’ obligations to obtain necessary regulatory approvals; (4) the scope and nature of the proposed interim operating covenants; (5) the size of the $35 million termination fee proposed by Roche if our Board were to withdraw its recommendation of the tender offer or terminate the transaction agreement in order to accept a superior proposal; (6) certain provisions impacting our company’s operational autonomy; and (7) certain financial, accounting and tax reporting obligations for the Company being proposed by Roche.

On December 31, 2014, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At this meeting, Goodwin Procter provided an update on the recent discussions with Davis Polk, and reviewed the open issues in the draft transaction agreement and investor rights agreement, including those described in the preceding paragraph. Management also provided an update on the negotiation of the definitive agreements with respect to the Collaborations. Mr. Borisy updated the other members of the Transaction Committee regarding his conversation with Mr. O’Day regarding Dr. Pellini’s compensatory program.

On January 3, 2015, Davis Polk provided Goodwin Procter with revised drafts of the transaction agreement, investor rights agreement, and form of tender and support agreement.

On January 5 and 6, 2015, representatives of Roche and Davis Polk met with representatives of Goldman Sachs and Goodwin Procter at Davis Polk’s offices in New York City to negotiate the terms of the transaction agreement, investor rights agreement, and tender and support agreements. The items subject to discussion included, among other things: (1) the post-closing indemnification provisions and related limitations on the Company’s potential liability; (2) the scope and nature of the interim operating covenants; and (3) the definition of “material adverse effect” and other closing conditions. In addition, the parties discussed the size of the $35 million termination fee proposed by Roche, and our counterproposal of a $25 million termination fee.

On January 6, 2015, the Transaction Committee held a meeting at which members of management and our Board and representatives of Goodwin Procter and Goldman Sachs were present. At this meeting, Goodwin Procter provided an update with respect to the negotiations with representatives of Roche and Davis Polk, including the proposed resolution of the key open items. Management also reviewed the proposed terms of the Collaborations and the issues that remained subject to further negotiation between the parties.

From January 7-11, 2015, the parties and their respective counsel continued to negotiate the terms of the various transaction documents, and Roche completed its confirmatory due diligence on our company. During these discussions, the parties agreed to a $30 million termination fee.

On January 7, 2015, the parties completed negotiation of the substantive terms of the U.S. co-educational collaboration, on January 9, 2015, the parties completed negotiation of the substantive terms of the research and development collaboration and the ex-U.S. commercial collaboration, and on January 10, 2015, the parties completed negotiation of the substantive terms of the binding term sheet for the in vitro diagnostic collaboration.

On January 11, 2015, a joint meeting of the Transaction Committee and full Board of Directors was held at which members of management and representatives of Goodwin Procter and Goldman Sachs were present. At the meeting, management and Goodwin Procter provided an update on the final negotiations with Roche, and management presented revised pro forma financial projections reflecting changes to the terms of the proposed Collaborations since December 5, 2014. In addition, Goldman Sachs reviewed its financial analysis of the proposed transactions and delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated January 11, 2015, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, taking into account the Issuance, the $50.00 in cash per share to be paid to the holders of shares of our Common Stock pursuant to the transaction agreement was fair, from a financial point of view, to the holders (other than Roche and its affiliates) of shares of our Common Stock. After discussion in which the directors considered the factors described further in the section entitled “Reasons for the Board of Directors’ Recommendation” on page 39 of this Proxy Statement and upon the recommendation of the Transaction Committee, the Board adopted resolutions (1) determining and declaring that each of the transaction documents and the transactions contemplated thereby, including the tender offer, the primary issuance, the related amendments to our charter, and the Collaborations, were advisable and in the best interests of the Company and its stockholders, (2) approving the tender offer, the primary issuance, the charter amendments and the transactions contemplated by the transaction documents in accordance with the requirements of the DGCL, (3) approving each of the transaction documents and the transactions contemplated thereby, including the tender offer, the primary issuance, the charter amendments, and the Collaborations, and (4) consenting to the tender offer and recommending that our stockholders accept the tender offer and vote their shares in favor of all matters related to the proposed strategic transaction with Roche to be presented at a special meeting of stockholders.

Following this meeting, on January 11, 2015, the Company and Roche (or the applicable affiliate of Roche) executed the Transaction Agreement, the Investor Rights Agreement, the Tax Sharing Agreement and the Collaboration Agreements, and all signatories to the Tender and Support Agreements executed such agreements. Prior to the open of trading on January 12, 2015 in both Europe and the United States, each of the Company and Roche issued a press release announcing the proposed investment by Roche in the Company and the related strategic partnership between the parties.

On February 2, 2015, Roche commenced the Offer and we filed the Schedule 14D-9.

Reasons for the Board of Directors’ Recommendation

During the course of its deliberations regarding the transactions contemplated by the Transaction Agreement, including the Offer, our Board of Directors and the Transaction Committee held numerous meetings and consulted with management, Goldman Sachs and Goodwin Procter, and reviewed, evaluated and considered a number of factors, including, among others:

•	information concerning our business, financial performance (both past and prospective) and our financial condition, results of operations (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•	our business and financial prospects if we were to continue our business on a standalone basis, and the growth and scale required to effectively compete in our industry;

•	the expected synergies and other benefits of the Collaborations and primary investment by Roche to our business, results of operations and financial condition;

•	the possible alternatives to the strategic transaction with Roche, the timing and likelihood of accomplishing our business plans and strategic objectives under those alternatives, and the potential benefits and risks of those alternatives;

•	our discussions with six third parties that would reasonably be expected to have an interest in a strategic transaction with us, and the feedback that none of these third parties was interested in exploring a potential strategic transaction with us;

•	our ability under the terms of the Transaction Agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if we receive such a proposal during the pendency of the transactions;

•	the terms of the Transaction Agreement that would reasonably be expected to have an impact on the likelihood we would receive an unsolicited competing acquisition proposal during the pendency of the transactions (including the termination fee that would be payable); and

•	the terms of the Transaction Agreement, the Investor Rights Agreement, the Tax Sharing Agreement and the Collaboration Agreements, including the parties’ representations, warranties, covenants and indemnification obligations, the conditions to their respective obligations to complete the transactions, and the termination rights of the parties.

In reaching its decision to approve the Transaction Agreement and other transaction documents, to consent to the Offer, and to recommend that our stockholders tender their shares of Common Stock into the Offer, our Board of Directors determined that the following were positive reasons to support such transactions:

•	the fact that the Offer at $50.00 per share provides certainty, immediate value and liquidity to holders of shares of our Common Stock up to the maximum shares subject to the Offer;

•	the fact that the price of $50.00 per share to be received by our stockholders in the Offer and by the Company for the Issuance Shares to be purchased by Roche represents (1) a 109% premium to the closing price of our Common Stock on January 9, 2015 (the last trading day preceding the public announcement of the strategic transaction with Roche), (2) a 178% premium to the price of our Common Stock, before underwriters’ commissions and discounts, in our September 2013 initial public offering, and (3) a 15% premium to the highest closing price for shares of our Common Stock in the last twelve months prior to January 9, 2015;

•	the fact that a significant number of our outstanding shares of Common Stock on a fully diluted basis would be subject to purchase by Roche in the Offer based on Roche’s target ownership percentage in the Company;

•	the financial presentation and oral opinion of Goldman Sachs to our Board of Directors, subsequently confirmed in writing, that as of January 11, 2015 and based upon and subject to the factors and assumptions set forth in the written opinion, taking into account the Issuance, the $50.00 in cash per share to be paid to the holders of shares of our Common Stock pursuant to the Transaction Agreement was fair, from a financial point of view, to the holders (other than Roche and its affiliates) of shares of our Common Stock (the full text of the opinion of Goldman Sachs, dated as of January 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Goldman Sachs is attached as Annex C and is incorporated by reference in this Proxy Statement in its entirety) (see also the section entitled “Opinion of Financial Advisor to Foundation” on page 43 of this Proxy Statement);

•	the potential total value that may be realized by our existing stockholders (which is not feasible to quantify numerically) arising from the Offer and continued investment in our Company, taking into account the expected benefits to the Company from the proposed transactions with Roche, including the Issuance and the Collaborations;

•	the expectation that the proposed Collaborations with Roche represent a unique strategic opportunity to accelerate our product and commercial development timelines and expand the global sales efforts for our current and future products and services;

•	the strengthening of our balance sheet through the $250 million primary investment by Roche and our ability to accelerate our growth plans through the deployment of such capital, including through the potential pursuit of attractive acquisition opportunities;

•	the fact that our stockholders have the opportunity to participate in any future growth or benefit from any future increase in the value of the Company;

•	the course of the arm’s length negotiations between Roche and the Company, resulting in an increase in the per share price initially offered by Roche, as well as a number of changes in the investment and governance terms and provisions of the Collaborations from those initially proposed by Roche that were favorable to the Company and our stockholders;

•	the risks associated with executing and achieving our strategic plan, including, among others, risks related to (1) the reimbursement decisions of third-party payors, (2) the exercise of the U.S. Food and Drug Administration’s enforcement discretion over laboratory developed tests, (3) our ability to access the necessary capital to grow our business, (4) the continued acceptance of our products and services, and (5) our ability to grow and scale our business outside of the United States, and the potential for our strategic partnership with Roche to mitigate our exposure to these risks;

•	the provisions of the Investor Rights Agreement that allow us to maintain our entrepreneurial culture and operational autonomy, including (1) Roche having only minority representation on our Board of Directors, (2) the limited nature of Roche’s consent rights, and (3) our right to exclude the Roche director designees from certain Board discussions regarding agreements between the Company and a pharmaceutical, biopharmaceutical or biotechnology company that is an actual competitor of Roche;

•	the provisions of the Investor Rights Agreement that provide protections for our minority stockholders, including (1) standstill provisions, (2) restrictions on transfers of Roche’s shares of our Common Stock, (3) the requirement that certain matters be subject to the approval of the disinterested directors, and (4) any offers by Roche to purchase all of the outstanding shares held by our stockholders other than Roche and its affiliates shall be subject to a non-waivable condition requiring receipt of the approval of stockholders holding a majority of such shares not beneficially owned by Roche and its affiliates (or, in the event that such buyout offer is proposed as a tender or exchange offer, a condition requiring that a majority of shares held by stockholders other than Roche and its affiliates are validly tendered and not withdrawn);

•	the process through which we solicited potential interest from six third parties that the Transaction Committee believed were among the most likely third parties to have an interest in a strategic transaction with us, and the feedback that none of these third parties was interested in exploring a potential strategic transaction with us;

•	the belief of our Board of Directors that, after extensive negotiations with Roche and its representatives, we had obtained the highest price per share that Roche was willing to pay and the highest price obtainable on the date of signing of the Transaction Agreement;

•	our ability under the Transaction Agreement to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Roche of a termination fee of $30 million (which our Board of Directors believes is reasonable under the circumstances and would not impede a strategically interested and financially capable third party from making a superior proposal), to terminate the Transaction Agreement to accept a superior proposal;

•	the other terms and conditions of the Transaction Agreement, including, among other things: (1) the size of the termination fee and the circumstances when that fee may be payable; (2) the limited number and nature of the conditions to Roche’s obligations to complete the transactions, including the absence of a financing condition; (3) the definition of “material adverse effect” and the exceptions to what constitutes a material adverse effect for purposes of the Transaction Agreement; and (4) the negotiated limitations on our post-Closing indemnification obligations; and

•	the fact that the Tender and Support Agreements with certain of our significant stockholders terminate in the event that we terminate the Transaction Agreement, which permits those persons to support a transaction involving a Superior Proposal.

In the course of its deliberations, our Board of Directors also considered, among other things, the following negative factors:

•	the fact that Roche is purchasing less than all of our shares of Common Stock at the offer price of $50.00 per share;

•	the possibility that there will be a limited trading market and public float for our shares of Common Stock following completion of the transactions;

•	the fact that Roche’s majority ownership stake would prevent other third parties from offering to acquire the Company without Roche’s consent, and the possibility that our minority stockholders might not receive a control premium for their shares upon any subsequent sale of the Company;

•	the exceptions to the standstill provisions that allow Roche to initiate a buyout offer after the third anniversary of the Closing, and the additional exceptions related to such a buyout offer that apply after the fifth anniversary of the Closing, including Roche’s right to run a proxy contest in connection with such a buyout offer;

•	the fact that our minority stockholders following the transactions will not have the right to “put” their shares to Roche, which could impact the value of the shares held by those stockholders and limit their ability to realize value in a liquidity event;

•	the possibility that Roche’s majority investment in the Company could negatively impact (1) the perception of the Company in the marketplace as an independent entity and (2) our ability to partner with other pharmaceutical, biopharmaceutical or biotechnology companies that are actual or potential competitors of Roche;

•	the restrictions on the conduct of our business both prior to the completion of the Offer and thereafter that prevent us from taking certain specified actions without the consent of Roche, which may delay or prevent us from undertaking business opportunities that our Board or management believes to be in the best interests of the Company and our stockholders;

•	the fact that adherence to our obligations to repurchase shares of our Common Stock pursuant to Roche’s anti-dilution protections may be costly, require substantial resources and efforts, and result in changes to our equity compensation programs that could impact our ability to attract and retain key personnel;

•	the fact that adherence to our other obligations under the Investor Rights Agreement, including our compliance with certain financial, accounting and tax reporting obligations, may be costly and time consuming, require substantial resources and efforts, and result in changes to our existing business practices;

•	the post-Closing indemnification obligations of the Company, including the potential financial exposure related to any claims by Roche related to our breach of a representation, warranty or covenant included in the Transaction Agreement;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the Collaborations and other transactions with Roche, and the possibility of other management and employee disruption associated with the transactions, including the possible loss of key management, sales and marketing, technical or other personnel;

•	the conditions to Roche’s obligation to complete the transactions and the right of Roche to terminate the Transaction Agreement under certain circumstances, without the payment of any termination fee to us;

•	the possibility that we may be obligated to pay Roche a termination fee of $30 million if the Transaction Agreement is terminated under certain circumstances;

•	the fact that the consideration in the Offer consists of cash and will therefore be taxable to our stockholders who are subject to taxation for U.S. federal income tax purposes; and

•	the interests that certain of our directors and executive officers may have with respect to the proposed transactions, in addition to their interests as stockholders of the Company generally, as described in the section entitled “Interests of Officers and Directors in the Transactions with Roche” on page 53 of this Proxy Statement.

The preceding discussion of the information and factors considered by our Board of Directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the transactions and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our Board, but rather our Board conducted an overall analysis of the factors described above, including discussions with and questioning of our management, legal counsel and financial advisor.

Opinion of Financial Advisor to Foundation

Goldman Sachs rendered its opinion to the Board that, as of January 11, 2015 and based upon and subject to the factors and assumptions set forth therein, taking into account the Issuance, the $50.00 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Transaction Agreement was fair from a financial point of view to the holders (other than Roche and its affiliates) of shares of Common Stock.

The full text of the written opinion of Goldman Sachs, dated January 11, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C and is incorporated by reference herein in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Transaction Agreement (the “Transaction”). The Goldman Sachs opinion is not a recommendation as to whether or not any holder of shares of Common Stock should tender such shares in connection with the Offer or how any holder of shares of Common Stock should vote with respect to the Transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Transaction Agreement;

•	annual reports to stockholders and the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013;

•	the Company’s Registration Statement on Form S-1, including the prospectus contained therein, dated September 20, 2013, relating to the Company’s initial public offering;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company (the “Projections” as described in the section entitled “Projected Financial Information” on page 50 of this Proxy Statement), including certain operating synergies and other pro forma effects projected by the management of the Company to result from the Transaction, as approved for Goldman Sachs’ use by the Company (the “Synergies” as described in the section entitled “Projected Financial Information” on page 50 of this Proxy Statement).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the diagnostic industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Projections, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the

Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transaction will be consummated on the terms set forth in the Transaction Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Roche and its affiliates) of shares of Common Stock, as of the date of the opinion and taking into account the Issuance, of the $50.00 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Transaction Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Transaction Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transaction, including the Tender and Support Agreements and Investor Rights Agreement, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the $50.00 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Transaction Agreement, taking into account the Issuance, or otherwise. Goldman Sachs does not express any opinion as to the prices at which Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Roche or the ability of the Company or Roche to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of all of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 9, 2015, and is not necessarily indicative of current market conditions.

Selected Company Trading Multiples Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the diagnostics industry (collectively referred to as the selected companies) that Goldman Sachs deemed comparable to the Company based on its experience and professional judgment:

Molecular Diagnostics

•	Exact Sciences Corporation

•	Genomic Health, Inc.

•	Myriad Genetics, Inc.

•	Sequenom, Inc.

•	Veracyte, Inc.

Diagnostics Services

•	Laboratory Corporation of America Holdings

•	Quest Diagnostics Incorporated

Other Diagnostics

•	Cepheid

•	GenMark Diagnostics, Inc.

•	Hologic, Inc.

•	Meridian Bioscience, Inc.

•	NanoString Technologies, Inc.

•	OraSure Technologies, Inc.

•	PerkinElmer, Inc.

•	Qiagen N.V.

•	Quidel Corporation

Although none of the selected companies is directly comparable to the Company, the companies included were chosen, among other reasons, because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios based on financial data as of January 9, 2015. The multiples and ratios of the Company and each of the selected companies were calculated using each company’s closing share price on January 9, 2015 and were based on information obtained from IBES estimates and the most recent publicly available information.

With respect to the Company and the selected companies, Goldman Sachs calculated enterprise value, which is the fully diluted market value of common equity (calculated on a treasury method basis) plus indebtedness less cash and short term investments, as a multiple of revenue estimates for the calendar years 2015, 2016 and 2017. Goldman Sachs then calculated the median enterprise value as a multiple of revenue estimates for the selected companies in the molecular diagnostics, diagnostic services, and other diagnostics sectors. The following table presents the results of this analysis:

Enterprise Value as a multiple of:

Selected Companies
		The Company	Molecular Diagnostics	Diagnostics Services	Other Diagnostics
2015E Revenue	High		3.4x	2.1x	7.5x
	Median	5.8x	2.9x	2.0x	4.2x
	Low		2.4x	1.8x	2.5x

2016E Revenue	High		12.1x	2.1x	7.9x
	Median	3.3x	2.9x	1.9x	4.0x
	Low		1.6x	1.8x	2.4x

2017E Revenue	High		5.1x	NA	5.3x
	Median	2.1x	2.7x	NA	3.7x
	Low		1.6x	NA	1.5x

“NA” means not available.

For the Company, this analysis resulted in multiples of 5.8x, 3.3x, and 2.1x for the years 2015, 2016 and 2017, respectively. For the selected companies in the molecular diagnostics sector, this analysis resulted in median multiples of 2.9x, 2.9x and 2.7x for the years 2015, 2016 and 2017, respectively. For the selected companies in the diagnostics services sector, this analysis resulted in median multiples of 2.0x and 1.9x for the years 2015 and 2016, respectively. For the selected companies in the other diagnostics sector, this analysis resulted in median multiples of 4.2x, 4.0x and 3.7x for the years 2015, 2016 and 2017, respectively.

Goldman Sachs also calculated enterprise value as a multiple of latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”). Goldman Sachs then calculated the median multiple for the selected companies in the molecular diagnostics, diagnostic services, and other diagnostics sectors. The following table presents the results of this analysis:

Enterprise Value as a multiple of:

Selected Companies
		The Company	Molecular Diagnostics	Diagnostics Services	Other Diagnostics
LTM EBITDA	High		11.6x	11.5x	15.7x
	Median	NM	11.6x	10.9x	13.3x
	Low		11.6x	10.2x	11.5x
“NM” means not meaningful (in this instance, the Company’s LTM EBITDA is a negative number and as such the multiple is not meaningful).

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Projections, without taking into account the Synergies (the “Standalone Projections” as described in the section entitled “Projected Financial Information” on page 50 of this Proxy Statement) to determine a range of illustrative present values per share of Common Stock. Goldman Sachs calculated indications of net present value of unlevered free cash flows for the Company for the fiscal years ending 2015 through 2020 using illustrative discount rates ranging from 11.5% to 13.5%, reflecting estimates of the Company’s weighted average cost of capital. In the illustrative discounted cash flow analysis described in this paragraph, unlevered free cash flow, which is the Company’s projected EBITDA, minus taxes (calculated by multiplying the tax rate contained in the Standalone Projections by the Company’s projected EBIT), minus its projected capital expenditures and minus the projected increase in net working capital, was calculated using the Standalone Projections. Goldman Sachs then calculated illustrative terminal values in the year 2020 based on last twelve months multiples ranging from 10.0x EBITDA to 14.0x EBITDA. These terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 11.5% to 13.5%. Goldman Sachs then added the present values of the illustrative terminal values with the present values of the unlevered free cash flows for each of the fiscal years ending 2015 through 2020 and subtracted the assumed amount of the Company’s net debt as of December 31, 2014 based on public filings and the Standalone Projections to calculate a range of illustrative equity values for the Company. Goldman Sachs then divided this range of illustrative equity values by the number of the Company’s fully diluted shares of Common Stock (calculated on a treasury stock method basis and based on information provided by the Company’s management with respect to future equity issuances) to derive a range of illustrative present values per share of Common Stock of $35.47 to $51.49.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future revenues and its assumed enterprise value to future revenue multiple. For this analysis, Goldman Sachs used both the Standalone Projections and management’s projections taking into account the Synergies (the “Pro Forma Projections” as described in the section entitled “Projected Financial

Information” on page 50 of this Proxy Statement) for each of the fiscal years 2015 to 2020. First, using the Standalone Projections, Goldman Sachs calculated the implied enterprise values as of December 31 for each of the fiscal years 2015 to 2018, by applying enterprise value to two-year forward revenue multiples of 3.0x to 5.0x to standalone revenue estimates for each of the fiscal years 2017 to 2020. Goldman Sachs then subtracted the assumed amount of the Company’s estimated net debt as of December 31 for each of the fiscal years 2015 to 2018 based on the Standalone Projections to calculate a range of illustrative equity values for the Company. Goldman Sachs then divided this range of illustrative equity values by the number of the Company’s estimated fully diluted shares of Common Stock as of December 31 for each of the fiscal years 2015 to 2018 based on the Standalone Projections to calculate a range of illustrative future equity values per share of Common Stock for the Company. The resulting implied future equity values per share of Common Stock were then discounted to present value as of December 31, 2014 using an illustrative discount rate of 11.7%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of illustrative implied present values of $20.60 to $50.97 per share of Common Stock.

Goldman Sachs then performed the same analysis using the Pro Forma Projections for each of the fiscal years 2015 to 2020. Goldman Sachs calculated the implied enterprise values as of December 31 for each of the fiscal years 2015 to 2018, by applying enterprise value to two-year forward revenue multiples of 3.0x to 5.0x to pro forma revenue estimates for each of the fiscal years 2017 to 2020. Goldman Sachs then subtracted the assumed amount of the Company’s estimated net debt as of December 31 for each of the fiscal years 2015 to 2018 based on the Pro Forma Projections to calculate a range of illustrative equity values for the Company. Goldman Sachs then divided this range of illustrative equity values by the number of the Company’s estimated fully diluted shares of Common Stock as of December 31 for each of the fiscal years 2015 to 2018 based on the Pro Forma Projections to calculate a range of illustrative future equity values per share of Common Stock for the Company. The resulting implied future equity values per share of Common Stock were then discounted to present value as of December 31, 2014 using an illustrative discount rate of 11.7%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of illustrative implied present values of $31.66 to $86.58 per share of Common Stock.

Goldman Sachs also calculated the pro rata implied present values per share of Common Stock accounting for the pro rata value of the Offer and the pro rata present value of the future price per share of Common Stock. Goldman Sachs calculated the pro rata implied values by multiplying the range of implied present values per share of Common Stock that was calculated using the Pro Forma Projections by the percentage of Common Stock that would not be purchased in the Offer (not taking into account the Shares to be issued in the Issuance), assuming that the only Common Stock tendered in the Offer were a number of shares of Common Stock sufficient to satisfy the Minimum Condition. The $50.00 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Transaction Agreement was then multiplied by the percentage of shares of Common Stock that would need to be tendered to satisfy the Minimum Condition. Goldman Sachs added the resulting pro rata value per share of the $50.00 to be paid in the Offer to the range of pro rata implied present values per share of Common Stock. This analysis resulted in a range of illustrative implied present values of $40.50 to $68.95 per share of Common Stock.

Selected Transactions Premia Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the diagnostics industry since April 2008 (collectively referred to as the selected transactions). These transactions (listed by acquirer / target and date of announcement) were:

•	BGI-Shenzhen / Complete Genomics, Inc. (September 17, 2012)

•	Hologic, Inc. / Gen-Probe Incorporated. (April 30, 2012)

•	Qiagen N.V. / Cellestis Ltd. (April 4, 2011)

•	Quest Diagnostics Incorporated / Celera Corporation (March 18, 2011)

•	Novartis Finance Corporation / Genoptix, Inc. (January 24, 2011)

•	General Electric Company / Clarient, Inc. (October 22, 2010)

•	Laboratory Corporation of America Holdings / Monogram Biosciences, Inc. (June 23, 2009)

•	Gen-Probe Incorporated / Tepnel Life Sciences, PLC (January 30, 2009)

•	Solvay Pharmaceuticals S.A. / Innogenetics N.V. (April 25, 2008)

For each of the selected transactions, Goldman Sachs calculated and compared the premium paid in relation to the closing market price of the target company’s stock one day prior to the announcement of the transactions. While none of the companies that participated in the selected transactions is directly comparable to the Company, and while none of the selected transactions is directly comparable to the Transaction contemplated by the Transaction Agreement, in particular because they involved acquisitions of 100% of the target companies as opposed to a majority stake, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

One Day Prior Premium
Selected Transactions
High	170.8%
Mean	44.3%
Median	27.6%
Low	15.6%

One Day Prior Premium
Proposed $50 Per Share Tender Offer Price to Share Price as of January 9, 2015	108.9%

Selected Historical Premia Analysis. Goldman Sachs reviewed and analyzed the acquisition premia for all announced and completed all-cash transactions between $500 million and $2 billion involving United States target companies from January 1, 2010 to December 31, 2014. While none of the transactions are directly comparable to the Transaction contemplated by the Transaction Agreement, in particular because they involved acquisitions of 100% of the target companies as opposed to a majority stake, the transactions involved investments that, for the purposes of analysis, may be considered similar in size to the Transaction. Announced premia were calculated relative to the target’s closing share price one day prior to announcement. The following table presents the results of this analysis:

Period	Median One Day Prior Premium
2014	29.7%
2013	32.0%
2012	42.7%
2011	35.1%
2010	49.5%
Median Premium	35.1%

One Day Prior Premium
Proposed $50 Per Share Tender Offer Price to Share Price as of January 9, 2015	108.9%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated Transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Roche and its affiliates) of shares of Common Stock, taking into account the Issuance, of the $50.00 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Transaction Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be paid pursuant to the Transaction Agreement was determined through arm’s-length negotiations between the Company and Roche and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in its evaluation of the Transaction and in making its determination to approve the Transaction Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Roche, any of their respective affiliates and third parties, including Third Rock Ventures (“TRV”) and Kleiner Perkins Caufield & Byers (“KPCB”), each a significant stockholder of the Company (collectively, the “Significant Stockholders”), and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the Transaction. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as underwriter with respect to the initial public offering of shares of Common Stock in September 2013. During the two year period ended January 11, 2015, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to the Company and/or its affiliates of approximately $3.0 million.

Goldman Sachs also has provided certain financial advisory and/or underwriting services to TRV and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunning manager with respect to an initial public offering of 6,772,221 shares of common stock of Agios Pharmaceuticals, Inc. (“Agios”), a TRV portfolio company, in July 2013; as bookrunning manager with respect to a public offering of 2,300,000 shares of common stock of Agios in April 2014; as a bookrunning manager with respect to a public offering of 2,284,423 shares of common stock of Agios in December 2014; and as bookrunning manager with respect to an initial public offering of 5,750,000 shares of common stock of SAGE Therapeutics, a TRV portfolio company, in July 2014. Goldman Sachs also has provided certain financial advisory and/or underwriting services to KPCB and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunning manager with respect to an initial public offering of 5,750,000 shares of common stock of Atara Biotherapeutics, Inc., a KPCB portfolio company, in October 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company and Roche and their respective affiliates and any of the Significant Stockholders, and their respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with the Significant Stockholders and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of the Significant Stockholders from time to time and may do so in the future. Goldman Sachs has not been engaged to provide financial advisory and/or underwriting services to Roche and/or its affiliates during the two year period ended January 11, 2015 for which its Investment Banking Division has received compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction and also has familiarity with the Company and the markets in which it operates, in part because of Goldman Sachs’ participation in the Company’s initial public offering in 2013. Pursuant to a letter agreement dated August 27, 2014, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, up to approximately $22 million, all of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

The Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections. In connection with the consideration of the proposed transactions with Roche and at the Transaction Committee’s request, management of the Company prepared long-range, risk-adjusted financial projections reflecting management’s weighted-average estimates of the probability of occurrence of certain business scenarios for the Company based on the timing for reimbursement coverage for its products and services and the rate of market adoption of its products and services. These projections include prospective financial information for the Company on both a standalone basis (the “Standalone Projections”) and a pro forma basis including management’s estimates of the synergies and pro forma effects of the proposed strategic partnership with Roche (the “Pro Forma Projections” and together with the Standalone Projections, the “Projections”). The Projections were provided to, and considered by, the Transaction Committee and the Board of Directors in connection with their evaluation of the proposed strategic transaction with Roche in comparison to the Company’s other strategic alternatives, and the Transaction Committee directed Goldman Sachs to use the Projections in connection with the rendering of its fairness opinion to the Board of Directors and performing its related financial analysis, as described in the section entitled “Opinion of Financial Advisor to Foundation” on page 43 of this Proxy Statement. The Projections were not provided to Roche or its advisors.

The Projections and the other prospective financial information set forth below (collectively, the “Prospective Financial Information”) were prepared by the Company’s management for internal use. They were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled or performed any procedures with respect to the Prospective Financial Information or expressed any opinion or any form of assurance related thereto. The summaries of the Prospective Financial Information are included solely to give stockholders of the Company access to certain financial projections that were made available to the Transaction Committee, the Board of Directors, Goldman Sachs and/or Roche and are not being included in this Proxy Statement to influence any Company stockholder’s decision as to how to vote such stockholder’s shares at the Special Meeting or for any other purpose.

The Prospective Financial Information, while presented with numerical specificity, necessarily was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the Prospective Financial Information covers multiple years, by its nature, this information becomes subject to greater uncertainty with each successive year. The assumptions upon which the Prospective Financial Information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on, among other things, actual results, revised prospects for the Company’s business, changes in market conditions, and with respect to the Pro Forma Projections, changes in the strategic partnership between the Company and Roche. Important factors that may affect actual results and result in the Prospective Financial Information not being achieved include, but are not limited to, the availability of third-party reimbursement for the Company’s products and services, market acceptance of such products and services, the introduction of new products and services, the impact of competition, the effect of regulatory actions, the effect of global economic conditions, changes in applicable laws, rules and regulations, and other risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, as well as the section entitled “Special Note Regarding Forward-Looking Statements” in this Proxy Statement. In addition, the Prospective Financial Information may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period.

Accordingly, there can be no assurance that the Prospective Financial Information will be realized, and actual results may vary materially from those shown. The inclusion of the summaries of the Prospective Financial Information in this Proxy Statement should not be regarded as an indication that the Company or any of its affiliates, advisors or representatives considered or consider the Prospective Financial Information to be predictive of actual future events, and such summaries should not be relied upon as such. None of the Company, Roche or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ materially from the Prospective Financial Information, and none of them undertakes any obligation to update or otherwise revise or reconcile the Prospective Financial Information to reflect circumstances existing after the date the Prospective Financial Information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Prospective Financial Information are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Prospective Financial Information, except as otherwise required by law. None of the Company, Roche or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of the Company or other person regarding the ultimate performance of the Company compared to the information contained in this summary or that the Prospective Financial Information will be achieved. The Company has made no representation to Roche in the Transaction Agreement or otherwise, concerning the Prospective Financial Information.

Certain of the Prospective Financial Information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in the Prospective Financial Information, stockholders of the Company are cautioned not to place undue, if any, reliance on the Prospective

Financial Information included below. This Prospective Financial Information is not necessarily indicative of future performance, which may be significantly more favorable or less favorable than as set forth below. The Prospective Financial Information should not be utilized as public guidance and will not be provided in the ordinary course of the Company’s business in the future.

Standalone Projections. The following table presents risk-adjusted summary selected unaudited projected financial information for the Company on a standalone basis for calendar years 2014 through 2020 prepared by management in connection with the review of the proposed strategic transaction with Roche.

Company Management Projections—Standalone Basis (in millions)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$59.0	$92.3	$153.5	$240.3	$350.9	$454.2	$556.6
Operating Expenses	(87.2)	(119.4)	(139.1)	(162.9)	(181.6)	(207.9)	(228.9)
Operating Profit	(55.9)	(64.1)	(38.3)	9.1	85.0	143.1	200.9
EBITDA (1)	(46.2)	(52.5)	(25.4)	23.2	97.9	155.9	214.1
Unlevered Free Cash Flow (2)	(57.2)	(67.5)	(43.6)	(6.0)	33.9	66.7	98.4

(1)	“EBITDA” means operating profit or loss before interest, taxes, depreciation and amortization.
(2)	“Unlevered Free Cash Flow” means EBITDA, minus taxes, minus capital expenditures and minus increases in net working capital.

Pro Forma Projections. The following table presents risk-adjusted summary selected unaudited projected financial information for the Company on a pro forma basis for calendar years 2014 through 2020 prepared by management in connection with the review of the proposed strategic transaction with Roche. The Pro Forma Projections reflect management’s estimates of the synergies and pro forma effects of the proposed strategic partnership with Roche (the “Synergies”), which are subject to numerous assumptions, risks and uncertainties.

Company Management Projections—Pro Forma Basis (in millions)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$59.0	$114.1	$212.7	$357.5	$542.7	$735.8	$939.9
Operating Expenses	(87.2)	(133.3)	(174.0)	(215.3)	(254.0)	(284.2)	(311.6)
Operating Profit	(55.9)	(62.4)	(31.2)	39.7	150.6	249.1	361.9
EBITDA	(46.2)	(50.9)	(18.1)	54.4	163.7	262.0	375.2
Unlevered Free Cash Flow	(57.2)	(66.8)	(39.6)	5.2	63.5	117.1	178.1

Other Information. The Company also provided certain prospective financial information to Roche that was prepared by management in connection with the Company’s long-range planning process. This long-range plan contains aspirational projections based on numerous assumptions, and does not include risk adjustments related to projected market conditions, potential delays in reimbursement coverage, timing of market adoption of the Company’s products and services, or similar matters. The information provided to Roche included the following non-risk adjusted financial modeling: (a) estimated revenue of: $59.0 million in 2014; $121.9 million in 2015; $220.9 million in 2016; $363.2 million in 2017; and $510.1 million in 2018; (b) estimated operating expenses of: $(87.2) million in 2014; $(124.1) million in 2015; $(156.8) million in 2016; $(196.3) million in 2017; and $(224.3) million in 2018; (c) estimated operating profit of: $(55.9) million in 2014; $(46.1) million in 2015; $(2.3) million in 2016; $78.1 million in 2017; and $174.7 million in 2018; and (d) estimated EBITDA of: $(46.2) million in 2014; $(34.6) million in 2015; $11.3 million in 2016; $93.6 million in 2017; and $188.1 million in 2018. The long-range plan was prepared by the Company’s management for internal use and not with a view toward public disclosure. The inclusion of this information from the Company’s long-range plan in this Proxy Statement should not be regarded as an indication that the Company or any of its affiliates, advisors or representatives considered or consider such information to be predictive of actual future events, and such information should not be relied upon as such.

Interests of Officers and Directors in the Transactions with Roche

Arrangements with Current Executive Officers and Directors of the Company.

Overview

Certain of the Company’s executive officers and directors have interests in the Transaction Agreement, the other transaction documents and the transactions contemplated thereby that are different from, or in addition to, the interests of the Company’s stockholders generally. In considering the recommendation of the Board of Directors, including that you vote: (a) FOR approval of the Transaction Agreement and the transactions contemplated thereby, including the Issuance, (b) FOR approval of the anti-dilution protections granted to Roche pursuant to the Investor Rights Agreement; (c) FOR approval of the Declassification Proposal; (d) FOR approval of the proposed amendment to our Certificate of Incorporation to renounce Foundation’s expectancy regarding certain corporate opportunities; and (e) the proposal to approve the adjournment of the Special Meeting from time to time if necessary or appropriate (as determined by the Company) to solicit additional proxies if there are not sufficient votes to approve any of proposals described above, you should be aware of these interests. The Board of Directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Transaction Agreement and the other transaction documents and in reaching its decision to approve the Transaction Agreement, the other transaction documents and the transactions contemplated thereby, including the Offer, the Issuance, the Company Charter Amendments and the Collaborations, as more fully discussed in the section entitled “Background of the Investment and Related Transactions with Roche” on page 26 of this Proxy Statement.

Employment Agreement with Dr. Pellini

On September 9, 2013, the Company entered into an amended and restated employment agreement with Michael Pellini, M.D., President and Chief Executive Officer of the Company. Upon a “change in control” (as defined in Dr. Pellini’s employment agreement), the unvested portion of all of Dr. Pellini’s stock options and other equity awards, designated as “acceleration equity awards” (which includes all equity awards held by Dr. Pellini as of January 31, 2015) shall become immediately vested as of the date of such change in control. The transactions contemplated by the Transaction Agreement are expected to constitute a “change in control” under this employment agreement, and the Company intends to amend this employment agreement in connection with the Closing to specifically provide that any subsequent buyout of the Company by Roche also would constitute a “change in control.” Assuming a change in control occurred on January 31, 2015, 51,563 shares of restricted stock, 44,441 stock options having a per share exercise price of $0.84, 49,224 stock options having a per share exercise price of $4.16, and 65,625 stock options having a per share exercise price of $7.12 would have vested in connection with such change in control.

In addition, if the Company terminates Dr. Pellini’s employment without “cause” at any time or if Dr. Pellini terminates his employment for “good reason” (as such terms are defined in his employment agreement), Dr. Pellini will receive, in addition to accrued amounts, (a) 18 months of base salary continuation, (b) a pro-rated target bonus for the year of termination and (c) 18 months of COBRA medical benefits and other group benefit plan continuation paid by the Company, provided Dr. Pellini executes and does not revoke a release agreement. In such event, any options and other equity awards then held by Dr. Pellini that would have become vested in the 12-month period following such termination of employment will become vested as of the date of such termination. Assuming a qualifying termination of employment had occurred on January 31, 2015, the estimated cash severance (comprising his 18-month base salary continuation and pro-rated bonus) payable to Dr. Pellini would have been $642,553 pursuant to the terms of his employment agreement.

As a condition of his employment, Dr. Pellini is bound by certain restrictive covenants, including, but not limited to, perpetual confidentiality and non-disclosure obligations, a non-competition covenant and a non-solicitation covenant covering current or prospective customers, business, suppliers, employees or consultants during the term of his employment and for one year thereafter and certain intellectual property assignment obligations, as set forth in his employment agreement.

Dr. Pellini’s employment agreement also provides for a tax gross-up payment in the event he becomes subject to the 20% “parachute” excise tax imposed by Internal Revenue Code Sections 280G and 4999 in connection with a change in control.

Employment Agreements with Other Executive Officers

Pursuant to pre-existing employment agreements entered into with each of the Company’s other executive officers, Steven Kafka, Ph.D., Vincent Miller, M.D., Robert Hesslein, Jason Ryan and David Daly, stock options and other equity awards held by these executive officers that are designated as “acceleration equity awards” will be subject to “double trigger” acceleration and will immediately vest in the event that the executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason”, in each case, within 18 months following a “change in control” (as such terms are defined in the applicable employment agreement). Certain equity awards held by Dr. Miller also become immediately vested (a) if Dr. Miller is terminated by the Company without cause or resigns for good reason at any time following a change in control or (b) on the 12-month anniversary of a change in control if Dr. Miller remains continuously employed by the Company at such time. Additionally, certain equity awards held by Mr. Hesslein also become immediately vested if he is terminated by the Company without cause or resigns for good reason at any time following a change in control.

The transactions contemplated by the Transaction Agreement are expected to constitute a “change in control” under each executive officer’s employment agreement, and the Company intends to amend each such employment agreement in connection with the closing of the Investment to specifically provide that any subsequent buyout of the Company by Roche also would constitute a “change in control.” Assuming a change in control and a qualifying termination of employment had occurred on January 31, 2015, the vesting with respect to the following stock options and other equity awards held by our executive officers would have resulted in accelerated vesting for the following number of equity awards held by each executive officer: (a) Dr. Kafka: 4,064 restricted stock units, 75,783 stock options having a per share exercise price of $4.16, 39,062 stock options having a per share exercise price of $7.12 and 8,125 stock options having a per share exercise price of $29.94; (b) Dr. Miller: 35,945 restricted stock units, 28,129 stock options having a per share exercise price of $0.84, 7,033 stock options having a per share exercise price of $4.16, 9,375 stock options having a per share exercise price of $7.12 and 20,314 stock options having a per share exercise price of $29.94; (c) Mr. Hesslein: 29,674 shares of restricted stock, 14,066 stock options having a per share exercise price of $4.16 and 9,375 stock options having a per share exercise price of $7.12; (d) Mr. Ryan: 5,788 stock options having a per share exercise price of $0.08, 3,125 stock options having a per share exercise price of $0.84, 14,066 stock options having a per share exercise price of $4.16, 18,750 stock options having a per share exercise price of $7.12 and 37,504 stock options having a per share exercise price of $29.63; and (e) Mr. Daly: 25,000 restricted stock units and 75,000 stock options having a per share exercise price of $22.24. Pursuant to his employment agreement, Mr. Daly is also entitled to receive an option to purchase 75,000 shares of Common Stock subject to vesting on the achievement of certain performance criteria to be determined by the Board of Directors.

In addition, in connection with a termination of employment by the Company without cause at any time or by the executive for good reason generally within 18 months following a change in control (except for (a) Dr. Miller, for whom good reason is not conditioned upon a change in control and (b) Mr. Hesslein, for whom good reason is not limited to 18 months following a change in control), each executive officer would be entitled to receive severance in the form of base salary continuation and COBRA medical benefits continuation for (x) 12 months for Drs. Miller and Kafka and Mr. Daly and (y) nine months for Messrs. Hesslein and Ryan, provided the executive officer executes and does not revoke a release agreement in a form provided by the Company. Upon a qualifying termination of employment, Mr. Daly will also be entitled to receive a pro-rated bonus for the year of termination, calculated based on actual performance under the applicable bonus plan. Assuming a qualifying termination of employment had occurred on January 31, 2015, the estimated cash severance (comprising the executive officer’s base salary continuation and, for Mr. Daly, pro-rated bonus) payable to our executive officers under their employment agreement would have been as follows: Dr. Kafka, $360,500; Dr. Miller, $362,303; Mr. Hesslein, $241,020; Mr. Ryan, $206,250; and Mr. Daly $361,667.

As a condition of their employment, each executive officer is bound by non-competition, non-solicitation, confidentiality and intellectual property assignment obligations that are substantially similar to those applicable to the Dr. Pellini, as described above, except that Mr. Daly is not subject to a non-competition covenant.

None of these executive officers are entitled to receive a gross-up payment with respect to excise taxes incurred in connection with Internal Revenue Code Sections 280G and 4999.

Future Equity Grants

Pursuant to the terms of the confidential disclosure schedules to the Transaction Agreement, prior to the Closing, the Company may grant awards of stock options and restricted stock units under the 2013 Plan covering up to 974,365 shares of Common Stock in the aggregate (the “Equity Pool”) in accordance with the terms of such disclosure schedules, including that any awards issued from such Equity Pool will provide that the Investment will not constitute a change in control entitling the recipient of the award to accelerated vesting (whether “single trigger” or “double trigger”) of the award under the terms of the Company’s 2013 Plan, the applicable award agreement, the recipient’s employment or offer letter agreement or any other agreement with the recipient. The Company’s executive officers, including Dr. Pellini, are eligible to receive grants from the Equity Pool.

Golden Parachute Compensation

The table below sets forth the information described in Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers, assuming that (a) a change of control of the Company occurred on January 31, 2015, (b) in each case, the consummation of the Offer constitutes a “change in control” or other relevant term for purposes of the applicable plan or agreement, (c) the price per Share is $50.00 (the price per share to be paid by Roche in the Offer) at the time vesting with respect to applicable equity awards accelerate, and (d) a qualifying termination of each named executive officer’s employment (i.e., a termination without cause or with good reason) occurs immediately following the change in control on January 31, 2015. The amounts below are based on multiple assumptions that may not actually occur. Additionally, certain amounts will vary depending on the date the Offer is completed. As a result, the actual amounts, if any, received by a named executive officer may ultimately differ in material respects from the amounts shown below.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Tax Reimbursements ($)(4)	Total ($)
Michael Pellini, M.D.	$642,553	$9,833,298	$36,000	$670,428	$11,182,279
Steven Kafka, Ph.D.	$360,500	$5,515,059	$24,000	—	$5,899,559
Vincent Miller, M.D.	$362,303	$4,311,963	$24,000	—	$4,698,266

(1)	As described in the sections entitled “Employment Agreement with Dr. Pellini” and “Employment Agreements with Other Executive Officers” on pages 53 and 54, respectively, of this Proxy Statement, if we terminate any of our named executive officers’ employment without cause or any named executive officer terminates his employment with good reason (and, in the case of Dr. Kafka, such termination for good reason occurs within 18 months following a change in control), then each named executive officer will be entitled to receive the amounts set forth in this column. The amounts shown above reflect (a) in the case of Dr. Pellini, continued payment of base salary for 18 months and a pro-rated bonus for the year of termination (determined at target bonus levels and currently estimated to be approximately $16,000, assuming a termination date of January 31, 2015) and (b) in the case of Drs. Kafka and Miller, continued payment of base salary for 12 months. Such severance is subject to the named executive officer’s delivery of a release of claims against the Company and related parties. Such severance arrangements constitute “double trigger” arrangements.
(2)

Represents the value of accelerated vesting of stock options and other equity awards held by our named executive officers. Dr. Pellini will be entitled to such “single trigger” accelerated vesting described in the section entitled “Employment Agreement with Dr. Pellini” on page 53 of this Proxy Statement in connection with the closing of the Offer under the terms of his employment agreement. Each of Drs. Kafka and Miller will be entitled to “double trigger” accelerated vesting described in the section entitled “Employment Agreements with Other Executive Officers” on page 54 of this Proxy Statement if their employment is terminated by the Company without cause or by such named executive officer with good reason within 18 months following a change in control; provided that, certain equity awards held by Dr. Miller also become immediately vested (a) if Dr. Miller is terminated by the Company without cause or resigns for good reason at any time following a change in control or (b) on the 12-month anniversary of a change in control if Dr. Miller remains continuously employed by the Company at such time.
(3)	Pursuant to each named executive officers’ employment agreement, in the event that the named executive officer is entitled to the severance described in note (1), above, he will also be entitled to continued health coverage for the relevant severance period (18 months for Dr. Pellini and 12 months for Drs. Miller and Kafka).
(4)	Dr. Pellini’s employment agreement also provides for a tax gross-up payment in the event he becomes subject to the 20% “parachute” excise tax imposed by Internal Revenue Code Sections 280G and 4999 in connection with a change in control as a result of the payment or receipt of any of the amounts or benefits discussed above. The amount shown above assumes an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, and a 12.3% California state income tax for Dr. Pellini. Dr. Pellini is not expected to incur this excise tax unless his employment terminates in a manner that would entitle Dr. Pellini to the severance payments and benefits described in notes (1) and (3) above.

Indemnification; Directors’ and Officers’ Insurance

Section 145 of the DGCL permits a Delaware corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions providing for the indemnification and exculpation of directors and officers. The Company has included in its Certificate of Incorporation and its bylaws provisions to eliminate the personal liability of its directors and officers for monetary damages to the fullest extent under the DGCL, subject to specified limitations. The Company also has entered into indemnification agreements with each of its directors and executive officers. The Company Charter Amendments do not purport to modify the indemnification provisions provided in the Company’s Certificate of Incorporation, the Company’s bylaws or any of the indemnification agreements with each of the Company’s directors and officers.

The Company also maintains directors’ and officers’ liability insurance policies (the “D&O Insurance”). The terms and conditions of the D&O Insurance provide that, upon the Closing, coverage under the D&O Insurance will continue until termination of the D&O Insurance only with respect to actions or omissions prior to the Closing, and will cease with respect to actions or omissions taking place after the Closing. Pursuant to the Transaction Agreement, the Company shall obtain replacement coverage with effect from and after the Closing.

Continuing Directors; Management

Under the terms of the Investor Rights Agreement, immediately following the Closing, the Board of Directors will consist of nine directors, consisting of (a) three directors designated by Roche, who initially shall include Daniel O’Day, Chief Operating Officer of Roche Pharma, (b) two of the current independent directors on the Board of Directors affiliated with the Existing VC Investors, (c) three additional independent directors, who shall initially be current directors Evan Jones and David Schenkein, M.D., and a third director to be agreed upon by the Company and Roche prior to the Closing and (d) Michael Pellini, M.D., the President and Chief Executive Officer of the Company. It is expected that Alexis Borisy will remain as Chairman of the Board of Directors following the Closing.

In addition, given that Foundation will remain an independent public company following the Closing, it is expected that Foundation will continue to have the same senior management team as in place immediately prior to the Closing.

Participation in Offer

The directors and executive officers of the Company may participate in the Offer with respect to shares of Common Stock that they own or which they may acquire upon the exercise of vested stock options. The Company’s directors and executive officers who tender shares of Common Stock for purchase pursuant to the Offer will receive the same cash consideration per share on the same terms and conditions, including proration, as the other stockholders of the Company who tender their shares. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” on page 65 of this Proxy Statement for further information.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 1 requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR approval of the Transaction Agreement and the transactions contemplated thereby, including the Issuance.

PROPOSAL 2

APPROVAL OF ANTI-DILUTION PROVISIONS IN

INVESTOR RIGHTS AGREEMENT WITH ROCHE

In connection with the Investment, Foundation has agreed to provide the anti-dilution protections described below to Roche pursuant to the Investor Rights Agreement, which could result in the issuance by Foundation of additional shares of Common Stock to Roche. Roche’s obligation to consummate the Investment is conditioned upon, among other things, approval of the anti-dilution provisions in the Investor Rights Agreement by the stockholders of Foundation. In recognition of the foregoing, our Board of Directors has approved, and recommends that our stockholders approve, the anti-dilution provisions described below.

In connection with the Investment and simultaneously with the execution of the Transaction Agreement, Foundation, Roche and the Existing VC Investors entered into the Investor Rights Agreement, which will become effective at the Acceptance Time. The Investor Rights Agreement provides that Foundation will establish and maintain a stock repurchase program at all times following the Closing and will repurchase shares of Common Stock in order to maintain Roche’s aggregate percentage ownership in Foundation at no less than 50.5% of the outstanding shares of Common Stock on a fully diluted basis (or such lesser percentage as results from the transfer of shares of Common Stock by Roche after the closing of the Investment) (the “Share Percentage Cap”). The requirement that Foundation maintain a stock repurchase program could result in significant cash outlays by Foundation for the repurchase of shares, future changes in the Company’s equity compensation programs, or other changes to the activities of the Company.

Foundation’s obligation to maintain such stock repurchase program will terminate upon the earlier of (a) any transfer by Roche of shares of Common Stock, following which Roche beneficially owns less than 40% of the outstanding shares of Common Stock on a fully diluted basis and (b) Roche beneficially owning less than 30% of the outstanding shares of Common Stock. If Foundation fails, or is unable as a result of applicable law, to satisfy its repurchase obligations under the stock repurchase program described above, the Share Percentage Cap will be increased by the percentage of the outstanding shares of Common Stock, on a fully diluted basis, represented by the shares of Common Stock that Roche purchased at its cost in order to maintain its aggregate percentage ownership in Foundation.

Following the Closing and until the date on which Roche beneficially owns less than 30% of the outstanding shares of Common Stock, Roche also will hold a continuing option to purchase shares of Common Stock from Foundation or in the open market, at prevailing market prices, in order to maintain Roche’s aggregate percentage ownership in Foundation at no less than the Share Percentage Cap. The exercise of this option by Roche could result in the issuance by Foundation of additional shares of Common Stock to Roche, which would have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of other stockholders of the Company. In addition, the maintenance of Roche’s majority ownership stake through the implementation of Roche’s anti-dilution protections could prevent or render more difficult any attempt to obtain control of Foundation by means of a tender offer, proxy contest, merger or otherwise by a third party other than Roche.

In the event Foundation issues any securities and, as a result thereof, Roche beneficially owns less than 50.1% of the outstanding shares of Common Stock on a fully diluted basis, the restrictions on Roche under the Investor Rights Agreement (including with respect to voting, the standstill restrictions and transfer restrictions) will immediately terminate, and Roche will thereafter have the ability to exercise in full its rights as a stockholder of Foundation.

This discussion of the anti-dilution provisions is qualified in its entirety by reference to Article 4 of the Investor Rights Agreement, which is attached to this Proxy Statement as Annex B. You should read the entire Investor Rights Agreement carefully as it is the legal document that governs these anti-dilution protections. Notwithstanding our obtaining the requisite approval of the stockholders of this Proposal 2, the Investor Rights Agreement will not become effective unless and until the Acceptance Time occurs.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR approval of the anti-dilution provisions included in the Investor Rights Agreement.

PROPOSAL 3

ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR

CERTIFICATE OF INCORPORATION

TO DECLASSIFY OUR BOARD OF DIRECTORS,

PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS AND

PERMIT THE REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE

Roche’s obligation to consummate the Investment is conditioned upon, among other things, approval of an amendment to our Certificate of Incorporation that will have the effect of eliminating the classification of our Board of Directors and permitting our stockholders to remove our directors with or without cause, in accordance with the DGCL (the “Declassification Amendment”), as described in more detail below. In recognition of the foregoing, our Board of Directors has approved, and recommends that our stockholders approve, the Declassification Amendment.

Our Certificate of Incorporation currently provides that our Board of Directors be divided into three classes, with members of each class of directors serving three-year terms. The classification of the Board of Directors results in staggered elections, with a different class of directors standing for election at each annual meeting. In connection with the transactions provided for in the Transaction Agreement, and in light of the Company Stockholder Approval condition to the Investment, our Board of Directors considered the advantages and disadvantages of its classified board structure and voted to approve the Declassification Amendment and recommend it to our stockholders as being in the best interests of our Company and its stockholders. Also, like most companies with classified boards of directors, we currently have a provision in our Certificate of Incorporation prohibiting the removal of directors except with cause. Under Section 141(k) of the DGCL, however, directors serving on a declassified board may be removed by stockholders either with or without cause. To make our Certificate of Incorporation consistent with this provision of the DGCL, in the event the Board of Directors is declassified pursuant to this Proposal 3, the Declassification Amendment will also permit directors to be removed by stockholders with or without cause, in accordance with the DGCL, upon the affirmative vote of holders of 75% or more of the outstanding shares of Common Stock then entitled to vote thereon. The Declassification Amendment also provides that directors appointed to fill vacant or newly created directorships will serve for a term expiring at the next annual meeting of stockholders following their appointment.

Each of our directors will resign, effective as of immediately following the filing of the Declassification Amendment with the Secretary of State of the State of Delaware (the “Delaware Secretary”), which will occur, if at all, immediately prior to the Acceptance Time, and all directors will be reappointed to our Board of Directors effective as of immediately following the filing of the Declassification Amendment to serve a term expiring at our 2015 annual meeting of stockholders. Thereafter, the Company will take the necessary action to effect the Board Composition as of the Closing. If the Declassification Amendment is filed with the Delaware Secretary, the annual election of all directors will commence at our 2015 annual meeting and then all nominees for election as directors at the 2015 annual meeting will stand for election for a one-year term expiring at the 2016 annual meeting of stockholders.

If this Proposal 3 is not approved, then our Board of Directors will remain classified and only the Class II directors will stand for election at the 2015 annual meeting. Similarly, notwithstanding our obtaining the requisite approval of the stockholders of the Declassification Amendment, the Board of Directors may determine to abandon the Declassification Amendment, as permitted under Section 242(c) of the DGCL, and thereby not effect the declassification of our Board of Directors if the transactions with Roche do not proceed. In either such case, each of the Class II directors would serve for a three-year term expiring in 2018 and until his successor shall have been elected and qualified, all other directors will continue in office for the remainder of their full three-year terms, subject to their earlier resignation, removal or death, and all directors will be removable only for cause.

This description of the effect of the proposed amendment to the Certificate of Incorporation is a summary and is qualified by the full text of the amendment, which is attached to this Proxy Statement as Annex D.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that holders of at least 75% of our outstanding Common Stock as of the Record Date vote FOR this proposal. Abstentions and broker non-votes will have the same effect of a vote AGAINST this proposal.

The Board of Directors recommends that stockholders vote FOR approval of the Declassification Amendment.

PROPOSAL 4

ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR

CERTIFICATE OF INCORPORATION TO RENOUNCE

FOUNDATION’S EXPECTANCY REGARDING

CERTAIN CORPORATE OPPORTUNITIES

In connection with the Investment, we expect Daniel O’Day and up to two other representatives of Roche to serve as members of our Board of Directors. Mr. O’Day is the Chief Operating Officer of Roche Pharma and maintains positions with certain other Roche-affiliated entities. Mr. O’Day, the other nominees of Roche designated pursuant to the Investor Rights Agreement, Roche, and certain of its affiliates (each, a “Covered Person”), may from time to time be presented with certain corporate opportunities of potential interest to both the Company and other entities of which such persons serve as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee. Roche’s obligation to consummate the Investment is conditioned upon, among other things, approval of an amendment to our Certificate of Incorporation (the “Corporate Opportunities Amendment”) that will have the effect of renouncing the Company’s expectancy regarding certain corporate opportunities presented to the Covered Persons, as described in more detail below. In connection with the approval of the Investment, the Board of Directors has approved, and recommends that our stockholders approve, the Corporate Opportunities Amendment.

Directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose to the corporation opportunities that are related to its business and are prohibited from pursuing those opportunities unless such corporation determines that it is not going to pursue them. As a result, directors and officers that serve in a fiduciary capacity of multiple entities could become conflicted as to which entity should be presented with any given corporate opportunity. Section 122(17) of the DGCL expressly permits a Delaware corporation, such as the Company, to renounce in its certificate of incorporation or by action of its board of directors any interest or expectancy of the corporation in certain opportunities. This proposed Corporate Opportunities Amendment would renounce our right to certain corporate opportunities in order to more clearly delineate the responsibilities of the Covered Persons with respect to corporate opportunities of which they may become aware.

Specifically, if the Corporate Opportunities Amendment becomes effective, Foundation would renounce any interest and expectancy in any potential transaction or matter that may be an opportunity for the Company that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any Covered Person, including any director designated by Roche pursuant to the Investor Rights Agreement, unless such opportunity comes into the possession of the Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. The Corporate Opportunities Amendment, however, will not prohibit Foundation from pursuing any business opportunity to which we have renounced any interest or expectancy. In addition, the Corporate Opportunities Amendment will not limit Foundation’s rights under any contract or agreement, including the Collaboration Agreements.

If this Proposal 4 is approved, the Corporate Opportunities Amendment will become effective as of its filing with the Delaware Secretary, which will occur, if at all, immediately prior to the Acceptance Time. Notwithstanding our obtaining the requisite approval of the stockholders of the Corporate Opportunities Amendment, the Board of Directors may determine to abandon the Corporate Opportunities Amendment, as permitted under Section 242(c) of the DGCL, and thereby not renounce the Company’s expectancy regarding certain corporate opportunities if the transactions with Roche do not proceed.

Our Certificate of Incorporation does not currently address the matters referred to in this Proposal 4, and as such the Corporate Opportunities Amendment would add a new Article XI to our Certificate of Incorporation. This description of the effect of the proposed Corporate Opportunities Amendment is a summary and is qualified by the full text of the amendment, which is attached to this Proxy Statement as Annex E.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 4 requires that holders of a majority of our outstanding Common Stock as of the Record Date vote FOR this proposal. Abstentions and broker non-votes will have the same effect of a vote AGAINST this proposal.

The Board of Directors recommends that stockholders vote FOR approval of the Corporate Opportunities Amendment.

PROPOSAL 5

ADJOURNMENT OF THE SPECIAL MEETING

IF NECESSARY OR APPROPRIATE TO

SOLICIT ADDITIONAL PROXIES

Although it is not currently expected, the Special Meeting may be adjourned from time to time for the purpose of, among other things, soliciting additional proxies. Under the terms of the Transaction Agreement, Foundation may adjourn the Special Meeting as follows:

•	with the consent of Roche (which consent will not be unreasonably withheld, conditioned or delayed), once for a period of not more than 30 days (but prior to the date that is two business days prior to the End Date) for the absence of a quorum or for the purpose of soliciting additional proxies to adopt and approve the proposals to be presented at the Special Meeting; or

•	after consultation with Roche, solely to the extent necessary to ensure that any legally required supplement or amendment to this Proxy Statement is provided to Foundation stockholders with adequate time for review before the Special Meeting.

In addition, Roche may require Foundation to adjourn the Special Meeting once for a period of not more than 30 days (but prior to the date that is two business days prior to the End Date) for the absence of a quorum or for the purpose of soliciting additional proxies to adopt and approve the proposals to be presented at the Special Meeting;

Thus, if there are insufficient votes at the time of the Special Meeting to approve Proposal 1, 2, 3 or 4, Foundation may take action to adjourn the Special Meeting as permitted under the terms of the Transaction Agreement for the purpose of soliciting additional proxies to approve all of these proposals. In accordance with the bylaws of Foundation, when a special meeting is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned; provided that if the adjournment is for more than 30 days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record as of the new record date establishing the stockholders entitled to notice of the adjourned meeting. Any signed proxies received by Foundation prior to the Special Meeting in which no voting instructions are provided on such matter will be voted FOR an adjournment of the Special Meeting. Any adjournment of the Special Meeting as permitted by the Transaction Agreement will allow Foundation stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

The adjournment proposal relates only to an adjournment of the Special Meeting occurring for purposes of soliciting additional proxies for approval of Proposals 1, 2, 3 and 4 in the event that there are insufficient votes to approve such matters. Foundation retains full authority to the extent set forth in its bylaws and Delaware law (subject to the terms of the Transaction Agreement) to adjourn the Special Meeting, or to delay or postpone the Special Meeting before it is convened, without the consent of any Foundation stockholders.

Vote Required and Board of Directors’ Recommendation

If a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal will constitute the approval of Proposal 5. If a quorum is not present at the Special Meeting, Proposal 5 requires the approval of the holders of a majority of the voting power of the Common Stock present in person or represented by proxy at the Special Meeting. If a quorum is present at the Special Meeting, abstentions and broker non-votes will have no effect on the outcome of Proposal 5. If a quorum is not present at the Special Meeting, abstentions will have the effect of a vote AGAINST Proposal 5, but broker non-votes will have no effect on the outcome of Proposal 5.

The Board of Directors recommends that stockholders vote FOR approval of the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 31, 2015, for: (a) each person known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (b) each of our named executive officers; (c) each of our directors; and (d) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the Company believes based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 28,396,768 shares of our Common Stock outstanding as of January 31, 2015. The number of shares beneficially owned includes shares of Common Stock that each person has the right to acquire within 60 days of January 31, 2015, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by any other person.

Name and address of beneficial owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Significant stockholders
Roche Holding Ltd (2)	9,309,525	32.8%
Third Rock Ventures, L.P. (3)	4,927,234	17.4%
KPCB Holdings, Inc. (4)	2,822,816	9.9%
FMR LLC (5)	3,160,941	11.1%
Gilder, Gagnon, Howe & Co. LLC (6)	3,148,178	11.1%
Google Ventures 2011, L.P. (7)	1,144,652	4.0%
Wellington Management Company, LLP (8)	1,670,539	5.9%
Named executive officers and directors
Michael Pellini, M.D. (9)	723,106	2.5%
Steven Kafka, Ph.D. (10)	47,654	*
Vincent Miller, M.D (11)	141,240	*
Alexis Borisy (12)	290,625	1.0%
Brook Byers (4)	—
Evan Jones (13)	65,385	*
David Schenkein, M.D. (14)	97,578	*
Krishna Yeshwant, M.D. (7)	—	*
All directors and executive officers as a group (11 persons) (15)	1,488,434	5.2%

*	Represents beneficial ownership of less than one percent of outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141.
(2)

As reported on a Schedule 13D filed by Roche Holding Ltd (“Roche Holding”) and two of its affiliates, Roche Finance Ltd (“Roche Finance” and together with Roche Holding, the “Roche Parties”) and Roche Holdings, Inc., with the SEC on January 21, 2015, reporting shares held as of January 11, 2015, such entities may be deemed to have beneficial ownership of 8,894,702 shares of Common Stock as a result of the Tender and Support Agreements, dated January 11, 2015, by and between Roche Holdings, Inc. and each of (i) Google Ventures 2011 L.P., (ii) Third Rock Ventures, L.P. and (iii) (A) Kleiner Perkins

Caufield & Byers XIV, LLC and (B) KPCB XIV Founders Fund, LLC. Roche Finance also holds 414,823 shares of Common Stock over which the Roche Parties have sole voting and dispositive power. The address of Roche is 1 DNA, MS #24, South San Francisco, CA 94080.
(3)	All shares are held directly by Third Rock Ventures, L.P. (“TRV LP”). Each of Third Rock Ventures GP, LP (“TRV GP”), the general partner of TRV LP, and Third Rock Ventures GP, LLC (“TRV LLC”), the general partner of TRV GP, may be deemed to have voting and dispositive power over the shares held by TRV LP. Investment decisions with respect to the shares held by TRV LP are made by an investment committee at TRV GP comprised of Mark Levin, Kevin Starr, Bob Tepper, Neil Exter, Kevin Gillis, Lou Tartaglia, Craig Muir, Cary Pfeffer, Alexis Borisy and Craig Greaves. No stockholder, director, officer, manager, member or employee of TRV GP or TRV LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by TRV LP. The address of TRV LP is 29 Newbury Street, 3rd Floor, Boston, MA 02116.
(4)	The shares held by Kleiner Perkins Caufield & Byers XIV, LLC (“KPCB XIV”), and KPCB XIV Founders Fund, LLC (“KPCB XIV Founders”), are held for convenience in the name of “KPCB Holdings, Inc., as nominee.” KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The managing member of KPCB XIV and KPCB XIV Founders is KPCB XIV Associates, LLC (“KPCB XIV Associates”). Brook Byers, L. John Doerr, Raymond Lane, Theodore Schlein, William Joy, and William B. Gordon, the managing members of KPCB XIV Associates, exercise shared voting and dispositive control over the shares directly held by KPCB XIV and KPCB XIV Founders. Mr. Byers disclaims beneficial ownership of all shares held by KPCB XIV and KPCB XIV Founders. The address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.
(5)	Information regarding FMR LLC (“FMR”) is based solely upon a Schedule 13G filed by FMR on October 10, 2014. The shares shown include 200 over which FMR has the sole power to vote or direct the vote and 3,160,941 over which FMR has the sole power to dispose or direct the disposition of the shares. The address of FMR is 245 Summer Street, Boston, MA 02210.
(6)	Information regarding Gilder, Gagnon, Howe & Co. LLC (“Gilder”) is based solely upon an Amendment No. 1 to Schedule 13G filed by Gilder on August 7, 2014. Gilder is a broker or dealer registered under the Exchange. The shares shown include 2,783,442 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 42,009 shares held in the account of the profit sharing plan of Gilder, and 322,727 shares held in accounts owned by the partners of Gilder and their families. The address of Gilder is 3 Columbus Circle, 26th Floor, New York, NY 10019.
(7)	Google Ventures 2011 GP, L.L.C. is the general partner of Google Ventures 2011, L.P. (“Google Ventures”). Voting and dispositive power with respect to shares held by Google Ventures reside with the Google Ventures Investment Committee. Dr. Krishna Yeshwant is an affiliate of Google Ventures, but is not a member of the Google Ventures Investment Committee and does not have voting or dispositive power over the shares held by Google Ventures. Dr. Yeshwant disclaims beneficial ownership with respect to any such shares, if any. The address for all entities and individuals affiliated with Google Ventures is 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(8)	Information regarding Wellington Management Company, LLP (“Wellington Management”) is based solely upon a Schedule 13G filed by Wellington Management on February 14, 2014. Such Schedule 13G provides that Wellington Management acts as investment adviser to various separate accounts that own shares of Common Stock. The shares included in the table consist of: (i) 1,539,339 shares over which Wellington Management has shared voting power and (ii) 1,670,539 shares over which Wellington Management has shared dispositive power. In its capacity as an investment adviser, Wellington Management may be deemed to beneficially own 1,670,539 shares of Common Stock, which are held of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of our Common Stock. The address of Wellington Management is 280 Congress Street, Boston, MA 02210.
(9)	Includes options to purchase 285,606 shares exercisable within 60 days of January 31, 2015.

(10)	Includes (i) options to purchase 47,342 shares exercisable within 60 days of January 31, 2015 and (ii) 312 restricted stock units that will vest within 60 days of January 31, 2015.
(11)	Includes (i) options to purchase 41,397 shares exercisable within 60 days of January 31, 2015 and (ii) 781 restricted stock units that will vest within 60 days of January 31, 2015.
(12)	Represents shares held individually by the director. Investment decisions with respect to the shares held by TRV LP are made by an investment committee at TRV GP comprised of Mark Levin, Kevin Starr, Bob Tepper, Neil Exter, Kevin Gillis, Lou Tartaglia, Craig Muir, Cary Pfeffer, Alexis Borisy and Craig Greaves. No stockholder, director, officer, manager, member or employee of TRV GP or TRV LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by TRV LP.
(13)	Includes (i) 55,309 shares held by jVen Capital, LLC and (ii) options to purchase 10,076 shares exercisable within 60 days of January 31, 2015. Evan Jones is the managing member of jVen Capital, LLC.
(14)	Includes shares held in trusts for the benefit of Dr. Schenkein and certain of his family members. Dr. Schenkein has voting and dispositive power over the shares held by such trusts. Includes options to purchase 3,828 shares exercisable within 60 days of January 31, 2015.
(15)	Includes (i) options to purchase 450,970 shares exercisable within 60 days of January 31, 2015 and (ii) 1,093 restricted stock units that will vest within 60 days of January 31, 2015.

TRANSACTION OF OTHER BUSINESS

Under the Company’s bylaws, the only matters that may be considered or acted on at the Special Meeting are those set forth in the Notice of the Special Meeting. The Notice includes as a matter to be considered at the Special Meeting any other business that may properly come before the Special Meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors. The Board of Directors knows of no other matters that it will direct to be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of proxy materials are being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 150 Second Street, Cambridge, MA 02141, Attention: Secretary or call us at (617) 418-2200. If you want to receive separate copies of any Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the next annual meeting of our stockholders other than proposals brought in accordance with Rule 14a-8 of the Exchange Act must satisfy the requirements set forth in the advance notice provision under our bylaws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on February 18, 2015, and March 20, 2015. If the date of the next annual meeting of the stockholders is scheduled to take place before May 19, 2015, or after August 17, 2015, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

Any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders must satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and must have been received by us not later than December 31, 2014. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). You may request a copy of these filings, and any exhibits we have specifically referenced in this Proxy Statement, at no cost by writing or telephoning us at the following address: Foundation Medicine, Inc., 150 Second Street, Cambridge,

MA 02141, Attention: Secretary, or by telephone request to (617) 418-2200. Our website is located at www.foundationmedicine.com. Information contained on our website is not incorporated by reference into this Proxy Statement and, therefore, is not part of this Proxy Statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED —, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of

January 11, 2015

between

ROCHE HOLDINGS, INC.

and

FOUNDATION MEDICINE, INC.

PAGE
Section 11.06.	Other Limitations	A-45
Section 11.07.	Third Party Claim Procedures	A-45
Section 11.08.	Direct Claim Procedures	A-47
Section 11.09.	Exclusive Remedy	A-47
Section 11.10.	Purchase Price Adjustment	A-47

ARTICLE 12
MISCELLANEOUS

Section 12.01.	Notices	A-47
Section 12.02.	Amendments and Waivers	A-48
Section 12.03.	Expenses	A-49
Section 12.04.	Disclosure Schedule and SEC Document References	A-49
Section 12.05.	Binding Effect; Benefit; Assignment	A-50
Section 12.06.	Governing Law	A-50
Section 12.07.	Jurisdiction	A-50
Section 12.08.	WAIVER OF JURY TRIAL	A-50
Section 12.09.	Counterparts; Effectiveness	A-51
Section 12.10.	Entire Agreement	A-51
Section 12.11.	Severability	A-51
Section 12.12.	Specific Performance	A-51

Annex I	Offer Conditions

Exhibit A-1	Form of Tender and Support Agreement (KPCB and TRV)
Exhibit A-2	Form of Tender and Support Agreement (GV)
Exhibit B	Form of Existing Registration Rights Amendment
Exhibit C	Charter Amendments

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of January 11, 2015 between Roche Holdings, Inc., a Delaware corporation (the “Investor”), and Foundation Medicine, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, the Investor desires to acquire a number of shares of common stock of the Company, par value $0.0001 per share (“Shares”), that, when added to the Shares already owned by Roche Holding Ltd (“Parent”) and its Subsidiaries, will represent, immediately following the consummation of the transactions contemplated hereby and assuming completion of the Issuance and the Offer, an aggregate beneficial ownership interest in the Company by Parent and its Subsidiaries of at least 52.4% of the Fully Diluted Shares at such time;

WHEREAS, on the terms and subject to the conditions set forth herein, and in furtherance of the Investment, the Investor has agreed to invest $250,000,000 in the Company, and as consideration for such investment, the Company has agreed to issue and sell to the Investor (the “Issuance”) 5,000,000 Shares (subject to adjustment as set forth herein, the “Issuance Shares”) at a price of $50.00 per Share (the “Issuance Price”), without interest, net to the Company in cash;

WHEREAS, on the terms and subject to the conditions set forth herein, and in furtherance of the Investment, the Investor has agreed to commence a tender offer (other than to Parent and its Subsidiaries) to purchase up to 15,604,288 Shares (the “Maximum Shares”), representing, when added to the Shares already owned by Parent and its Subsidiaries and together with the Issuance Shares, approximately 56.3% of the Fully Diluted Shares at such time, at a price of $50.00 per Share (the “Offer Price”), without interest, net to the seller in cash (such tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer” and, together with the Issuance, the “Investment”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Company Board has unanimously determined that the Investment, the Company Charter Amendment and the other transactions contemplated herein and in the other Transaction Documents are in the best interests of the Company and its stockholders, and the respective boards of directors of the Company and the Investor have approved this Agreement and the transactions contemplated hereby, including the Investment;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Investor’s willingness to enter into this Agreement and the other Transaction Documents, certain stockholders of the Company are entering into a tender and support agreement with the Investor substantially in the form attached as Exhibit A-1 or Exhibit A-2, as applicable (as amended from time to time, the “Tender and Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Investor’s willingness to enter into this Agreement and the other Transaction Documents, the Company and certain stockholders of the Company are entering into an amendment to the Existing Investors’ Rights Agreement substantially in the form attached as Exhibit B (the “Existing Registration Rights Amendment”); and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Investor’s willingness to enter into this Agreement and the other Transaction Documents, the parties are entering into each of the other Transaction Documents, each of which shall become effective at the Acceptance Time on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or exclusive license, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that neither Chugai Pharmaceutical Co., Ltd. nor any of its Subsidiaries shall be considered an Affiliate of the Investor for purposes of this Agreement (unless the Investor elects, in a written notice delivered to the Company, to have any such Person considered an Affiliate of the Investor; provided that the Investor may not make such election for purposes of Section 11.02 hereof).

“Antitrust Law” means any Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through acquisition or agreement.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Basel, Switzerland are authorized or required by Applicable Law to close.

“CDX Contract” means the Contract set forth in Section 1.01(c) of the Company Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Agreements” means (i) the US Education Collaboration Agreement, (ii) the Ex-US Commercialization Agreement, (iii) the Collaboration Agreement and (iv) the binding term sheet with respect to an in vitro diagnostics collaboration, in each case being entered into by the Company, on the one hand, and an Affiliate of the Investor, on the other hand, concurrently with the execution of this Agreement.

“Collaboration Partner” means any Third Party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any product of the Company or any of its Subsidiaries.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2014.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2013 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2013.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to the Investor.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider (or, solely with respect to any such plan, agreement, arrangement, program or policy that is subject to Title IV of ERISA, for the current or future benefit of any current or former employee or consultant of any entity that is, or in the last six years has been, an ERISA Affiliate of the Company) or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company ESPP” means the Foundation Medicine, Inc. 2013 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in general economic or political conditions or the financial or capital markets in the United States or elsewhere in the world, (B) changes generally affecting the cancer molecular testing industry in which the Company and its Subsidiaries operate, including reimbursement coverage or payor rules or policies affecting products or services generally in such industry, (C) acts of war, sabotage or terrorism or natural or man-made disasters, (D) the announcement, pendency or performance of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or any of its Subsidiaries (it being understood that this clause (D) shall not apply to the term “Company Material Adverse Effect” as used in, or as used in paragraph (c)(iii) of Annex I with respect to, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement or any of the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or the performance of obligations hereunder or thereunder), (E) the identity of the Investor as the investor in the Company or of the Investor or one of its Affiliates as party to the Transaction Documents or any facts or circumstances concerning the Investor or any of its Affiliates, including their respective relationships with any customers, suppliers, distributors, licensors, licensees or partners of the Company or any of its Subsidiaries, (F) changes or prospective changes in GAAP or Applicable Law (or interpretation or enforcement thereof), (G) changes in the market price or trading volume of the Shares (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) the failure of the Company and its Subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (I) any action taken by the Company or any of its Subsidiaries at the written direction of the Investor, or in accordance with the express terms of this Agreement or any other Transaction Document to which it is a party, other than, in the case of clause (A), (B), (C) or (F), for such changes or events that have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the cancer molecular testing industry in which the Company and its Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof), or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Company Restricted Share” means any Share awarded under any Company Stock Plan that is subject to satisfaction of vesting or other forfeiture conditions, including any such Share issued by the Company in connection with the “early-exercise” feature of a Company Stock Option.

“Company RSU” means each award of restricted stock units under any Company Stock Plan.

“Company Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Option” means any option to purchase Shares awarded under any Company Stock Plan.

“Company Stock Plan” means each of the Foundation Medicine, Inc. 2013 Stock Option and Incentive Plan, the Foundation Medicine, Inc. Amended and Restated 2010 Stock Incentive Plan and any other equity or equity-based compensation plan, other than the Company ESPP, that is sponsored or maintained by the Company or any of its Subsidiaries that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company, in each case, as amended from time to time.

“Confidentiality Agreement” means the letter agreement dated as of September 4, 2014 between the Company and the Investor.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Damages” means any and all claims, costs, losses, liabilities, obligations, fines, penalties, awards, damages, diminution in value and expenses (including reasonable fees and expenses of counsel and other professionals and expenses of investigation); provided that, except for amounts actually paid in respect of Third Party Claims, Damages shall not include (i) any punitive or exemplary damages or (ii) any consequential damages (except, for the avoidance of doubt, diminution in value).

“Environmental Laws” means any Applicable Law or any agreement with any Person relating to human health or safety, the environment or any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all Permits relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement dated as of June 20, 2013 among the Company and the Persons listed on Schedule A thereto.

“FDA” means the United States Food and Drug Administration or any successor entity.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Fully Diluted Shares” means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to any then-outstanding Company Securities, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof. For the avoidance of doubt, “Fully Diluted Shares” shall not include any Shares held by the Company as treasury stock.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product, derivative or byproduct, asbestos, asbestos-containing materials, lead, polychlorinated biphenyls or any substance, waste or material regulated under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA and the European Medicines Agency.

“Health Law” means any Applicable Law applicable to the Company’s products, including any Applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology, in vitro diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including Applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports. Without limiting the foregoing, Health Law includes (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Clinical Laboratory Improvement Amendments of 1988, (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (v) the Stark Law (42 U.S.C. 1395nn et seq.), (vi) the False Claims Act (31 U.S.C. § 3729 et seq.), (vii) the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (ix) the Civil Monetary Penalties

Law (42 U.S.C. § 1320a-7a), (x) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (xi) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (xiii) Medicare (Title XVIII of the Social Security Act), (xiv) Medicaid (Title XIX of the Social Security Act) and (xv) all applicable state privacy and confidentiality laws, and state laws, including those related to insurance, balance billing, out-of-network services and the waiver of deductibles, copayments or cost-sharing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (iii) trade secrets, confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (iv) know-how, inventions, discoveries, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, ideas and improvements, including manufacturing information and processes, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (v) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (vi) moral rights, technology, software, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar intellectual property or proprietary rights.

“Investor Material Adverse Effect” means a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Investor Rights Agreement” means the Investor Rights Agreement between the Investor and the Company being entered into by such parties concurrently with the execution of this Agreement, as amended from time to time.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries (excluding any public networks).

“knowledge” of the Company means the actual knowledge after reasonable inquiry of the persons listed in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations of Governmental Authorities applicable to the assets or business of the Company or its Subsidiaries.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any claim, audit, action, suit, proceeding, arbitral action or investigation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Contract” means the Contract set forth in Section 1.01(b) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; provided that neither Chugai Pharmaceutical Co., Ltd. or any of its Subsidiaries shall be considered a Subsidiary of Parent, the Investor or any of their respective Affiliates for purposes of this Agreement (unless the Investor elects, in a written notice delivered to the Company, to have any such Person considered a Subsidiary of Parent, the Investor or any of their respective Affiliates; provided that the Investor may not make such election for purposes of Section 11.02 hereof).

“Tax Sharing Agreement” means the tax sharing agreement dated as of the date hereof between the Investor and the Company and entered into concurrently with the execution of this Agreement.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Investor or any of its Affiliates.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Existing Registration Rights Amendment, the Collaboration Agreements and the Tax Sharing Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01(d)
Adverse Recommendation Change	7.04(a)
Agreement	Preamble
Alternative Acquisition Agreement	7.04(a)
Closing	3.02
Company	Preamble
Company Board Recommendation	5.02(b)
Company Charter Amendment	2.01
Company Financial Advisor	2.02(c)
Company Indemnified Parties	11.04
Company Proxy Statement	5.09(b)
Company SEC Documents	5.07(a)
Company Securities	5.05(d)
Company Stockholder Approval	5.02(a)
Company Stockholder Meeting	7.03(a)
Company Subsidiary Securities	5.06(b)
Compensation Arrangement	5.18(i)
Compensation Arrangement Approvals	5.18(i)
Compensation Committee	5.18(i)
End Date	10.01(b)(i)
Existing Registration Rights Amendment	Preamble
Expiration Date	11.01
Expiration Time	2.01(c)(ii)
FDA Fraud Policy	5.13(b)(iii)
Fundamental Warranties	11.01
Indemnified Party	11.07
Indemnifying Party	11.07
Intervening Event	7.04(b)(iii)
Investment	Preamble
Investor	Preamble
Investor Indemnified Parties	11.02
Issuance	Preamble
Issuance Price	Preamble
Issuance Shares	Preamble
Material Contracts	5.21(a)
Maximum Shares	Preamble
Minimum Condition	Annex I
Minimum Condition Shares	Annex I
Multiemployer Plan	5.18(c)
Negotiation Period	7.04(d)
Offer	Preamble
Offer Closing Date	2.01(d)
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer Price	Preamble
Representatives	7.04(a)
Sanctions	5.22(b)
Schedule 14D-9	2.02(c)

Term	Section
Schedule TO	2.01(f)
Shares	Preamble
Superior Proposal	7.04(e)
Tax	5.17(h)
Taxing Authority	5.17(h)
Tax Return	5.17(h)
Tender and Support Agreements	Preamble
Termination Fee	12.03(b)
Third Party Claim	11.07
Warranty Breach	11.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2

THE OFFER

Section 2.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.01 and none of the events set forth in paragraph (c) of Annex I hereto shall exist or have occurred and be continuing (other than in the case of paragraph (c)(vi) and, with respect to paragraph (c)(iv), only with respect to covenants and obligations that the Company is required to comply with or to perform prior to such time), as promptly as practicable after the date hereof, but in no event later than 15 Business Days following the date of this Agreement, the Investor shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer shall be subject to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which the Investor commences the Offer is referred to as the “Offer Commencement Date.”

(b) The Investor expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that the Investor’s right to waive any Offer Condition is subject to the last paragraph of Annex I hereto; and provided, further, that, without the prior written consent of the Company, the Investor shall not:

(i) decrease the Offer Price;

(ii) change the form of consideration to be paid in the Offer;

(iii) change the Maximum Shares sought to be purchased in the Offer;

(iv) extend or otherwise change the Expiration Time of the Offer except as provided herein;

(v) impose conditions to the Offer other than the Offer Conditions;

(vi) change the Minimum Condition; or

(vii) otherwise amend, modify or supplement any of the terms or conditions of the Offer in a manner that adversely affects the holders of Shares.

(c) Unless extended as provided in this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, the Investor shall extend the Offer (i) for one or more consecutive increments of not more than ten Business Days from time to time if, at the then-scheduled expiration time of the Offer, any of the Offer Conditions shall not have been satisfied or waived; provided that the Investor shall not be required to extend the Offer pursuant to this clause (i) beyond the earlier of (A) the End Date and (B) the date that is 10 days after the date that all of the Offer Conditions (other than the Minimum Condition and those that by their nature are to be satisfied immediately prior to the Acceptance Time) have been satisfied and (ii) for any period required by (x) any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or (y) the rules and regulations of NASDAQ or Applicable Law. The time when the Offer expires (taking into account any permitted or required extensions in accordance with this Section 2.01(c)) is referred to herein as the “Expiration Time.” The Investor shall not terminate or withdraw the Offer prior to the then-scheduled expiration time of the Offer unless this Agreement is validly terminated in accordance with its terms. In the event that this Agreement is terminated, the Investor shall promptly, irrevocably and unconditionally terminate the Offer. In the event that the Offer is terminated, the Investor shall not acquire any Shares pursuant to the Offer and shall cause any depositary acting on its behalf to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(d) Subject to the terms and conditions set forth in this Agreement (including Section 2.01(e)) and to the satisfaction or waiver of the Offer Conditions, the Investor shall (i) accept for payment, as promptly as practicable (and in any event within one Business Day) after the Expiration Time, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”, and the date on which the Acceptance Time occurs, the “Offer Closing Date”), and (ii) promptly thereafter pay for such Shares.

(e) If and to the extent that a number of Shares in excess of the Maximum Shares are validly tendered and not withdrawn pursuant to the Offer, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of Shares validly tendered and not withdrawn by each tendering holder of Shares shall be deemed decreased on a pro rata basis based on the number of Shares validly tendered and not withdrawn by each tendering stockholder (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of Shares accepted for payment, and paid for, by the Investor in the Offer shall be equal to the Maximum Shares. The parties acknowledge and agree that if such proration is necessary, the Investor shall determine the final proration factor promptly (and in any event within three Business Days) after the expiration of the period during which stockholders may satisfy Shares tendered into the Offer pursuant to a Notice of Guaranteed Delivery (such period to expire three NASDAQ Global Select Market trading days after the Offer Closing Date).

(f) As soon as practicable on the Offer Commencement Date, the Investor shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable U.S. federal securities laws. The Investor shall use its reasonable best efforts to ensure that the Schedule TO, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Investor shall use its reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. The Company shall furnish to the Investor the information relating to the Company required by the Exchange Act to be set forth in the Schedule TO and the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and any Offer Document each time before any such document is filed with the SEC, and the Investor shall give reasonable and good faith consideration to any comments made by the Company and its counsel. The Investor shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that the Investor or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Investor to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give the Company the opportunity to participate with the Investor and its counsel in any substantive discussions or meetings with the SEC. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn in accordance with Section 7.04(b).

Section 2.02. Company Action.

(a) The Company hereby consents to the Offer.

(b) The Company shall, or shall cause its transfer agent to, as promptly as practicable, furnish the Investor with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, participant lists from the Depository Trust Company and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares (including a “non-objecting beneficial owners” list), and shall furnish to the Investor such information and assistance (including updated lists of stockholders, security position listings and computer files regarding the beneficial owners of Shares) as the Investor may reasonably request in communicating the Offer to holders of Shares. The Investor and its agents shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer and, if this Agreement is terminated, shall return or destroy all copies and any extracts or summaries of such information then in their possession or control; provided that the Investor and each of its agents may each retain one copy of any such information to the extent necessary to comply with Applicable Law.

(c) On the Offer Commencement Date, as soon as practicable after the Schedule TO has been filed pursuant to Section 2.01(f), the Company shall (i) file with the SEC and (ii) to the extent required by applicable U.S. federal securities laws, disseminate to holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall include the Company Board Recommendation. The Company shall also include in the

Schedule 14D-9 the fairness opinion of Goldman, Sachs & Co., financial advisor to the Company (the “Company Financial Advisor”), in its entirety, and a description of such fairness opinion and the financial analysis relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the Exchange Act, subject to any required consent from the Company Financial Advisor. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Company and the Investor agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. The Investor shall furnish to the Company the information relating to the Investor required by the Exchange Act to be set forth in the Schedule 14D-9. The Investor and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Investor and its counsel. The Company shall provide the Investor and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give the Investor the opportunity to participate with the Company or its counsel in any substantive discussions or meetings with the SEC.

Section 2.03. Withholding Rights. Notwithstanding any provision contained herein to the contrary, the Investor and the depositary for the Offer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to the Offer such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Investor or the depositary for the Offer so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Investor or the depositary for the Offer made such deduction and withholding.

ARTICLE 3

THE ISSUANCE; THE CLOSING

Section 3.01. The Issuance. At the Closing, and upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to Investor, and Investor agrees to purchase from the Company, the Issuance Shares, at a price per share equal to the Issuance Price.

Section 3.02. Closing.

(a) The closing of the Issuance (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 immediately following the Acceptance Time, upon the terms and subject to the conditions of this Agreement. At the Closing:

(b) the Investor shall deliver to the Company $250,000,000 in immediately available funds by wire transfer to an account of the Company with a bank in New York City designated by the Company, by notice to the Investor, which notice shall be delivered not less than five Business Days prior to the Offer Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount); and

(c) the Company shall deliver to the Investor certificates for the Issuance Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

Section 3.03. Adjustments. If, during the period between the date of this Agreement and the Closing, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of Shares permitted by Section 7.01(c)), the Maximum Shares, the Offer Price, the Issuance Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 3.03 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE 4

CHARTER; BYLAWS; BOARD OF DIRECTORS

Section 4.01. Certificate of Incorporation. The Company shall take all actions necessary (including pursuant to Section 7.03) so that, effective as of the Acceptance Time, the certificate of incorporation of the Company in effect immediately prior to the Acceptance Time shall be amended as set forth on Exhibit C hereto, until thereafter amended in accordance with Applicable Law (the “Company Charter Amendment”).

Section 4.02. Company Board. The Company shall take all actions necessary so that, effective as of the Closing, the Company Board shall be composed as set forth in Sections 2.01(a) and 2.01(b) of the Investor Rights Agreement, with the term of each director expiring at the next annual meeting of stockholders of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.04, except (i) as disclosed in the Company 10-K, the Company 10-Q or any current reports on Form 8-K filed by the Company with the SEC after November 13, 2014 and prior to January 9, 2015 (other than with respect to the representations and warranties in Sections 5.01, 5.02, 5.05, 5.06, 5.23, 5.24 and 5.25) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Investor as of the date hereof, the Acceptance Time and the Closing that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to the Investor true and complete copies of the certificate of incorporation and bylaws of the Company as in effect as of the date hereof. Article 3 and Article 4 of the Second Amended and Restated Investors’ Rights Agreement dated June 20, 2013 among the Company and the stockholders party thereto (including the covenants of the Company and the other rights of the stockholders thereunder) have terminated.

Section 5.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and, except for (i) the affirmative vote of seventy five percent (75%) of the outstanding Shares in connection with the Company Charter Amendment and (ii) the affirmative vote of the holders of a majority of the votes cast at the Company Stockholder Meeting in connection with (x) this Agreement and the transactions contemplated hereby, including the Issuance, and (y) the Investor’s rights under Section 4.03 of the Investor Rights Agreement (clauses (i) and (ii) collectively, the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Investment or the other transactions contemplated hereby or by the other Transaction Documents. This Agreement and the other Transaction Documents to which the Company is a party each constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Offer, the Issuance and the Company Charter Amendment, are in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and each other Transaction Document to which the Company is a party, and the transactions contemplated hereby and thereby, including the Offer, the Issuance and the Company Charter Amendment, (iii) resolved, subject to Section 7.04(b), to recommend (x) acceptance of the Offer and (y) approval and adoption by the Company’s stockholders of the Company Charter Amendment, this Agreement and the transactions contemplated hereby (including the Issuance) and the Investor’s rights under Section 4.03 of the Investor Rights Agreement (such recommendation, the “Company Board Recommendation”) and (iv) directed that the Company Charter Amendment, the Transaction Agreement and the transactions contemplated hereby (including the Issuance), and the Investor’s rights under Section 4.03 of the Investor Rights Agreement be submitted to its stockholders for consideration in accordance with this Agreement.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (iii) compliance with any applicable requirements of NASDAQ, (iv) filing and recordation of the Company Charter Amendment as required by Delaware Law and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on, or any Permit of, the Company or any of its Subsidiaries (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.0001 per share.

(b) As of January 9, 2015, there were outstanding (i) 28,374,903 Shares (including 150,697 Company Restricted Shares) and (ii) no shares of preferred stock. As of January 9, 2015, there were 1,373,547 Shares reserved and available for future issuance under the Company Stock Plans, and there were 788,503 Shares reserved and available for future issuance under the Company ESPP. All outstanding shares of capital stock of the Company have been, and all Issuance Shares will be, when issued at the Closing in accordance with Article 3, duly authorized and validly issued, fully paid and nonassessable, free and clear of any Liens and free of any preemptive or similar rights.

(c) Section 5.05(c) of the Company Disclosure Schedule contains a complete and accurate list of each outstanding award of Company Stock Options, Company RSUs and Company Restricted Shares as of January 9, 2015, including, for each such award: (A) the name of the holder of such award, (B) the date each such award was granted, (C) the number of Shares subject to each such award, (D) with respect to any award of Company Stock Options, the price at which such Company Stock Option may be exercised, and (E) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Company Employee Plan, Company Stock Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Company Stock Options, Company RSUs and Company Restricted Shares listed in Section 5.05(c) of the Company Disclosure Schedule or that may be issued after the date hereof as permitted under Section 7.01(c), there are no equity or equity-based awards outstanding under any Company Stock Plan. The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since January 9, 2015 resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date, or the issuance of equity awards after the date hereof as permitted under Section 7.01(c), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(e) No (i) Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company as of the date hereof and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company timely has filed with or furnished to the SEC, and made available to the Investor (to the extent that full, complete and unredacted copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to the Investor true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not (and each Company SEC Document filed subsequent to the date hereof will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to the Investor prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011 through the date hereof.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents (a) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents.

(a) The Schedule 14D-9, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) At the time the proxy statement is to be filed with the SEC in connection with the solicitation of the Company Stockholder Approval (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on the matters set forth therein, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company supplies to the Investor specifically for use (or incorporation by reference) in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents, the Company Proxy Statement or the Schedule 14D-9 based upon information supplied by the Investor or on its behalf specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From September 30, 2014 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Investor’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet, (ii) liabilities or obligations incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding liabilities arising out of any breach of or default under a Contract or violation of Applicable Law), (iii) obligations expressly contemplated by, and fees and expenses payable to its external Representatives for services rendered in connection with, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (iv) liabilities or obligations under Contracts existing as of the date of this Agreement or entered into after the date hereof as permitted under Section 7.01 of this Agreement (excluding liabilities arising out of any breach or default under such Contracts), and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2011, has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with any violation of, Applicable Law or the terms of any of its Permits, except for failures to comply or violations or alleged violations that have not had and, even if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against or affecting the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that prevents, enjoins, alters or materially delays the Offer, the Issuance or any of the other transactions contemplated by this Agreement or any other Transaction Document. The Company and each of its Subsidiaries have all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13. Regulatory Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have obtained all Permits (including, for the avoidance of doubt, all establishment registrations, device listings and 510(k) clearances (or their foreign equivalents)) required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Permits are in full force and effect, (iii) the Company is in compliance with, and is not in default under, each such Permit and (iv) none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Since January 1, 2011, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other

Health Authority to invoke a similar policy that may be applicable to the Company or any of its Subsidiaries in another jurisdiction. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) are the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, the Company and each of its Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries), has been in compliance in all material respects with all Health Laws, including those relating to laboratory developed tests. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries) (i) have received any written notice or other written communication from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law, or (ii) are subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d) The Company and its Subsidiaries have filed with the applicable Health Authority all required and material Filings, including adverse event reports. All such Filings were in material compliance with Applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such Filings.

(e) None of the Company or any of its Subsidiaries, any of their respective officers, directors or managing employees (as such terms are defined in 42 C.F.R. § 1001.1001) or, to the knowledge of the Company, any other Company Service Provider or agent (as such term is defined in 42 C.F.R. § 1001.1001) of the Company or any of its Subsidiaries has been disqualified, debarred or deregistered by any Governmental Authority.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries have received any written coverage or reimbursement decision from any commercial third-party payor or government payor.

Section 5.14. Litigation. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15. Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired or leased after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such property or assets are subject to any Lien except Permitted Liens.

Section 5.16. Intellectual Property. Schedule 5.16 of the Company Disclosure Schedule sets forth a true and complete list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries, specifying as to each such item, as applicable (a) the owner of such item, (b) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective title and issuance, registration, or application number of such item and (d) the date of application and issuance or registration of such item. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated (A) any Intellectual Property rights of any Person other than such rights of any Person under any patent, and (B) to the knowledge of the Company, any Intellectual Property rights of any Person under a patent; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or exclusively licensed to the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened Proceeding or order with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) none of the Intellectual Property owned by or licensed to the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Intellectual Property is valid and enforceable; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of the Company or any of its Subsidiaries, the value of which is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; (viii) the Company and its Subsidiaries have at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations; (ix) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened Proceeding alleging a violation of any Person’s privacy, personal or confidentiality rights under any Applicable Law; (x) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to any IT Assets; (xi) the Company and each of its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with industry practices; and (xii) no software distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

Section 5.17. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. Since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax asset or Tax liability of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(d) There is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material amount of Taxes or material Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person.

(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Offer Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement, but other than any such agreement or arrangement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.18. Employee Benefit Plans.

(a) Section 5.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of each material Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to the Investor together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. No Company Employee Plan primarily covers Company Service Providers who are located outside the United States.

(b) Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has incurred, or is reasonably expected to incur, any liability under Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has at any time in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to the Investor copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan and (ii) no events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan; or (iv) result in the payment of any amount that would not be deductible under Section 280G or Section 162(m) of the Code. The Company has provided or made available to the Investor a list of all agreements, arrangements and other instruments which give rise to any of the obligations described in Section 5.18(e)(i), (ii), or (iii) above. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any tax incurred by such Company Service Provider, including income taxes, or taxes incurred under Section 409A or 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since January 1, 2011, there has been no Proceeding pending against or, to the knowledge of the Company, threatened against any Company Employee Plan (or against the Company in respect of any Company Employee Plan) before any Governmental Authority.

(i) The Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Company Employee Plan pursuant to which consideration is payable to any officer, director or employee of the Company or any of its Subsidiaries (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Company Board has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 5.19. Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2011, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider. There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Company Service Providers. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries.

Section 5.20. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or any Hazardous Substance.

(b) No environmental investigation, study, audit, test, review or other analysis has been conducted since January 1, 2012 through the date hereof by the Company or any of its Subsidiaries or otherwise is in the Company’s possession or control in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Investor at least five Business Days prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 5.20 the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.21. Material Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any lease (A) for real property or (B) for personal property, in the case of this clause (B), providing for annual rental payments in excess of $100,000;

(ii) any Contract (A) resulting in aggregate payments by the Company and its Subsidiaries in excess of $500,000 in either calendar year 2013 or 2014 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $1,000,000 in the aggregate;

(iii) any Contract (A) resulting in aggregate payments to the Company and its Subsidiaries in excess of $500,000 in either calendar year 2013 or 2014 or (B) under which the Company or any of its Subsidiaries is contractually entitled to receive payments in excess of $1,000,000 in the aggregate;

(iv) any Contract relating to the disposition of any business or material assets other than the sale of products or services in the ordinary course of business consistent with past practice (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries;

(v) any Contract relating to the acquisition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business consistent with past practice, (A) entered into since January 1, 2011 or (B) that contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of its Subsidiaries;

(vi) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), any guarantees thereof or the granting of any Liens (other than Permitted Liens) over the property or assets of the Company or any of its Subsidiaries, other than Contracts solely among the Company and its wholly owned Subsidiaries;

(vii) any Contract for the formation of (A) any legal partnership, joint venture or similar arrangement or (B) any other partnership, joint venture, strategic alliance or similar arrangement, in the case of clause (B), that if terminated or not renewed would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and in each case any material Contracts related thereto;

(viii) any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any material license, right or immunity (including any covenant not to sue) with respect to any Intellectual Property (other than licenses granted to the Company or any of its Subsidiaries for commercial off-the-shelf software generally available on nondiscriminatory pricing terms and other immaterial non-exclusive licenses granted by or to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(x) any Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries under which the Company has any continuing obligations, (B) beneficial owner of 5% or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director, or beneficial owner;

(xi) any Contract (A) with any sole-source suppliers (i.e., suppliers for which there is no readily available alternate supplier at comparable cost) of material tangible products or services (provided that, in the case of purchase orders for reagents in the ordinary course of business consistent with past practice, only the supplier need be scheduled on Section 5.21(a)(xi)(A) of the Company Disclosure Schedule) or (B) that includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing) or minimum purchase arrangement;

(xii) any Contract containing any provision or covenant that limits the freedom of the Company or any of its Subsidiaries (or that purports, after the Closing, to limit the freedom of the Investor or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates, other than agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in excess of $1,000,000 in the aggregate, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without payment or penalty without more than 60 days’ notice;

(xiv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than any Employee Plan; or

(xv) any other Contract not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

All Contracts of the type described in this Section 5.21(a) are referred to herein as “Material Contracts” (which term, for the avoidance of doubt, includes any Contract that would be a Material Contract if it had been entered into as of the date hereof).

(b) The Company has prior to the date of this Agreement made available to the Investor a true and complete copy of each Material Contract entered into on or prior to the date hereof (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and neither the Company nor any of its Subsidiaries have waived or failed to enforce any rights or benefits under any Material Contract, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Third Party any right of termination, amendment or cancellation of any Material Contract or any license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(c) The CDX Contract does not (i) conflict with or otherwise limit any rights granted or contemplated to be granted to the Investor or any of its Affiliates under any of the Collaboration Agreements, (ii) impose or purport to impose any obligation or restriction on the Investor or any of its Affiliates (including any of the restrictions described in clause (iv) of this Section 5.21(c)), (iii) encumber or purport to encumber any Intellectual Property of the Investor or any of its Affiliates, or (iv) except as set forth on Section 5.21(a)(xii) of the Company Disclosure Schedule, limit the freedom of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or obtain products or services from any Person or limit the ability of any Person to provide products or services to the Company or any of its Affiliates.

Section 5.22. Foreign Corrupt Practices and International Trade Sanctions.

(a) Neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its

Subsidiaries or Affiliates, has taken or will take any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b) Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the knowledge of the Company, any of their directors, officers or employees, is a Person that is, or is owned 50% or more or controlled by, a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(c) Except as set forth on Section 5.22(c) of the Company Disclosure Schedule, for the past five years, neither the Company nor any of its Subsidiaries or Affiliates has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(d) The Company and its Subsidiaries and Affiliates are and, except as disclosed on Section 5.22(d) of the Company Disclosure Schedule, for the past five years have been in compliance in all material respects with, and, to the Company’s knowledge, have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 5.23. Finders’ Fees. Except for the Company Financial Advisor, a true and complete copy of whose engagement agreement has been provided to Investor prior to the date hereof, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.24. Opinion of Financial Advisor. The Company has received the opinion (to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of this Agreement, and based upon and subject to the facts and assumptions set forth therein, the consideration to be paid by the Investor pursuant to the Offer is fair to the Company’s stockholders (other than the Investor and its Affiliates) from a financial point of view. The Company shall deliver a true and complete copy of the written opinion of the Company Financial Advisor to the Investor for informational purposes only promptly after receipt thereof by the Company.

Section 5.25. Antitakeover Statutes and Rights Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the Offer, the Issuance and any other transaction contemplated by this Agreement or any other Transaction Document from Section 203 of Delaware Law, and, accordingly, neither Section 203 of Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Applicable Law enacted under U.S. state or federal laws apply to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

Section 5.26. No Other Representations and Warranties. Without limiting the Investor’s rights in the case of fraud, except as expressly set forth in this Article 5 or in any Transaction Document, neither the Company nor any Subsidiary of the Company has made any representation or warranty, express or implied, to the Investor in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as of the date hereof, the Acceptance Time and the Closing that:

Section 6.01. Corporate Existence and Power. The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 6.02. Corporate Authorization. The execution, delivery and performance by the Investor of this Agreement, and the execution, delivery and performance by the Investor and its Affiliates of each other Transaction Document to which the Investor or any of such Affiliates is a party, and the consummation by the Investor and such Affiliates of the transactions contemplated hereby and thereby, are within the corporate powers of the Investor and such Affiliates and have been duly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which the Investor or any such Affiliate is a party constitutes a valid and binding agreement of the Investor or such Affiliate, as applicable, enforceable against the Investor or such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03. Governmental Authorization. The execution, delivery and performance by the Investor of this Agreement, and the execution, delivery and performance by the Investor and its Affiliates of each other Transaction Document to which the Investor or any of such Affiliates is a party, and the consummation by the Investor and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, (iii) compliance with any national securities exchange on which the securities of Investor or any of its Affiliates are listed or any other applicable listing authority, (iv) filing and recordation of the Company Charter Amendment as required by Delaware law and (v) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 6.04. Non-contravention. The execution, delivery and performance by the Investor of this Agreement, and the execution, delivery and performance by the Investor and its Affiliates of each other Transaction Document to which the Investor or any of such Affiliates is a party, and the consummation by the Investor and such Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Investor or such Affiliate, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law,

(iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Investor or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, the Investor or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of the Investor or any of its Affiliates, with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 6.05. Disclosure Documents.

(a) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information with respect to the Investor and any of its Affiliates that the Investor supplies to the Company specifically for use or incorporation by reference in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of the filing of such Schedule 14D-9 or any such supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(c) The information with respect to the Investor and any of its Affiliates that the Investor supplies to the Company specifically for use or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the matters set forth therein, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents, the Company Proxy Statement or the Schedule 14D-9 based upon information supplied to the Investor by the Company or on its behalf specifically for use or incorporation by reference therein

Section 6.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Investor who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.07. Financing. The Investor has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Offer and the Issuance, in each case in accordance with the terms hereof.

Section 6.08. Stock Ownership. The Investor is not, nor at any time in the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of Delaware Law. The Investor and its Affiliates beneficially own 414,823 Shares as of the date hereof and will beneficially own such same number of Shares as of the Acceptance Time.

Section 6.09. Investor Status. The Shares to be acquired by the Investor pursuant hereto are being acquired by the Investor for its own account for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of Applicable Law. The Investor understands that such Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and the certificates representing such Shares will bear a legend to such effect and to the effect that such Shares are subject to restrictions on transfer under the terms of the Investor Rights Agreement. The Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and fully understands the limitations on ownership, sale, transfer or other disposition of such Shares.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its Permits, (iii) keep available the services of its directors, officers, key employees and key consultants, and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Closing, except (x) as expressly required by this Agreement, (y) as set forth in the corresponding subsection of Section 7.01 of the Company Disclosure Schedule or (z) with the prior written consent of the Investor, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend (i) its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) or (ii) the qualifications for directors set forth in the Company’s Corporate Governance Guidelines, which are attached as Section 7.01(a) of the Company Disclosure Schedule;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, other than, in the case of this clause (iii), in connection with (A) the formation of any Subsidiary of the Company organized under the laws of any state of the United States or (B) (1) the satisfaction by the Company of tax withholding obligations upon exercise of Company Options and/or the vesting or settlement of any Company Restricted Shares or Company RSUs, (2) exercise price net settlements upon exercise of Company Stock Options, or (3) forfeiture of any Company Restricted Shares, in the case of this clause (B) in accordance with the applicable Company Stock Plan and the applicable award agreement;

(c) (i) issue, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or settlement of Company RSUs, in each case that are outstanding on the date hereof in accordance with their terms, or (B) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) or (iii) issue any award (except as set forth in Section 7.01(c) of the Company Disclosure Schedule), or amend or modify the terms of any outstanding award, under any Company Stock Plan, or accelerate the vesting of any Company Stock Option, Company RSU or Company Restricted Share except as required by their terms on the date hereof;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except up to the aggregate amount contemplated by the capital expenditure budget as set forth in Section 7.01(d) of the Company Disclosure Schedule and any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,000,000 in the aggregate;

(e) (i) merge or consolidate with any other Person, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests in entities or businesses, other than, in the case of clause (ii), supplies, equipment or inventory in the ordinary course of business consistent with past practice, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise abandon, permit to lapse or fail to maintain, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests in entities or businesses (in each case, including any of the Company’s or its Subsidiaries’ Intellectual Property; provided that the Company shall not be required to make any filings, registrations or take any prosecution actions with respect to such Intellectual Property that it would not take in the ordinary course of business consistent with past practice), other than sales of inventory or obsolete equipment or non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) any indebtedness for borrowed money to finance working capital needs incurred in the ordinary course of business on terms consistent with past practice (and subject to prepayment without notice of a material duration, premium or penalty) in an aggregate amount not to exceed $20,000,000 and (ii) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries, or among the Company’s wholly owned Subsidiaries, in the ordinary course of business consistent with past practice;

(i) establish or amend any Company Stock Plan, except for any amendments as may be required under Applicable Law;

(j) (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend, modify in any material respect or renew any Material Contract of the types described in Section 5.21(a)(vii), (viii), (x), (xi)(B) or (xii) (taking into account in each case any materiality qualifiers set forth therein), (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any such Material Contract described in clause (i), or (iii) voluntarily accelerate, terminate or cancel, or fail to exercise a renewal option for, any such Material Contract described in clause (i);

(k) with respect to the senior management team of the Company as set forth on Schedule 7.01(k), (i) except as required under a Company Employee Plan or Applicable Law, grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement), (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) except as required by Applicable Law, establish, adopt or amend, or otherwise increase benefits payable under, any Company Employee Plan or collective bargaining agreement or (iv) increase compensation, bonus or other benefits payable, except for increases in annual base compensation and target bonus of up to 10% in the ordinary course of business consistent with past practice;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(m) pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy, (i) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors (whether relating to this Agreement or otherwise) (provided that the Investor’s consent to any such settlement shall not be unreasonably withheld, conditioned or delayed) or (ii) any Proceeding or any other liability or obligation (whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise), other than, in the case of this clause (ii), the payment, discharge, settlement or satisfaction (solely through payment of money) of (A) liabilities or obligations (other than with respect to Proceedings) incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby and (B) Proceedings, liabilities and obligations in amounts not to exceed $1,000,000 individually or $3,000,000 in the aggregate;

(n) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals;

(o) amend or modify the Company’s guidelines regarding Company Board approval, which are attached as Section 7.01(o) of the Company Disclosure Schedule; or

(p) authorize, agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. From the date hereof until the Closing, and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to the Investor, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company and its Subsidiaries upon reasonable prior notice, (ii) furnish to the Investor, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with the Investor and its authorized representatives in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 7.02 to the extent that (A) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) disclosure of any such information would result in the loss of attorney-client privilege (but in each case the Company shall use its commercially reasonable efforts to (1) develop an alternative to providing such information that is reasonably acceptable to the Investor or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such Applicable Law or attorney-client privilege). Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.03. Company Stockholder Meeting.

(a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing of the Company Proxy Statement for the purpose of obtaining the Company Stockholder Approval and shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith. The Company shall cause the Company Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable thereafter. Prior to any Adverse Recommendation Change permitted hereunder, the Company shall take all actions necessary or advisable to solicit from the Company’s stockholders proxies in favor of the proposals in respect of the Company Stockholder Approval and to secure the Company Stockholder Approval.

(b) Subject to Section 7.04(b), the Company Board shall make the Company Board Recommendation and not effect an Adverse Recommendation Change.

(c) Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of the Investor; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholder Meeting (i) with the consent of the Investor (such consent not to be unreasonably withheld, conditioned or delayed), once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date), for the absence of a quorum and/or to solicit additional proxies if there are not sufficient votes to obtain the Company Stockholder Approval or (ii) after consultation with the Investor, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company with adequate time to review. The Investor may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) for the absence of a quorum and/or to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of the Investor, unless required to do so by Applicable Law. Without the prior written consent of the Investor, the proposals in respect of the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 7.04. No Solicitation; Other Offers.

(a) General Prohibitions. Prior to the Closing, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) fail to make, withdraw or modify in a manner adverse to the Investor the Company Board Recommendation (or recommend an Acquisition Proposal or make any public statement (or statement to any of its stockholders (other than, for the avoidance of doubt, to a director of the Company in his capacity as such)) inconsistent with the Company Board Recommendation (including publicly proposing to withdraw or modify the Company Board Recommendation)) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); (iv) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law; or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”). It is agreed that any violation of the restrictions on the Company set forth in this Section 7.04 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 7.04 by the Company.

(b) Exceptions. Notwithstanding Section 7.04(a), at any time prior to the Acceptance Time:

(i) the Company, directly or indirectly through its Representatives, (A) provided that the Company has complied with Section 7.04(a), may engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board reasonably believes is or would reasonably be expected to lead to a Superior Proposal and (B) may furnish to such Third Party or its Representatives non-public information relating to the

Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to the Investor) with such Third Party with terms in all material respects no less favorable to the Company than those contained in the Confidentiality Agreement and other terms necessary to permit the Company to comply with its obligations to the Investor pursuant to this Section 7.04; provided that all such information (to the extent that such information has not been previously provided or made available to the Investor) is provided or made available to the Investor, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii) subject to compliance with Section 7.04(d), if the Company has received a Superior Proposal, then the Company Board may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement providing for such Superior Proposal on the terms disclosed to the Investor pursuant to Section 7.04(d); and

(iii) subject to compliance with Section 7.04(d), the Company Board may make an Adverse Recommendation Change in response to a material event, change or development in circumstances arising after the date hereof that was neither known by nor reasonably foreseeable to the Company Board as of or prior to the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”);

in each case referred to in the foregoing clauses (i), (ii) and (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, provided that the Company has complied with Section 7.04(a), the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party solely to clarify the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal or (y) direct any such Third Party to this Agreement, including the specific provisions of this Section 7.04.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 (including Item 1012(a) of Regulation M-A under the Exchange Act) or Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that (i) any such action taken or statement made shall be subject to and only taken in compliance with this Section 7.04 and (ii) any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action; provided, further, that it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change.

(c) Required Notices. None of the Company Board, the Company, any Subsidiaries of the Company or any of their respective Representatives shall take any of the actions referred to in Section 7.04(b) unless the Company shall have delivered to the Investor a prior written notice advising the Investor that it intends to take such action, and, after taking any such action, the Company shall continue to advise the Investor on a reasonably current basis of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify the Investor promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, is seeking to make or would reasonably be expected to make an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep the Investor reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt)

provide to the Investor copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.04(c).

(d) “Last Look.” Further, the Company Board shall not make an Adverse Recommendation Change pursuant to Section 7.04(b)(ii) or Section 7.04(b)(iii) (or, in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.04(b)(ii), terminate this Agreement pursuant to Section 10.01(d)(i) in order to enter into a definitive agreement in respect thereof), unless: (i) the Company promptly provides written notice to the Investor at least four Business Days before taking such action of its intention to do so (such four Business Day period, the “Negotiation Period”), (ii) (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.04(b)(ii), such notice specifies in reasonable detail the basis for the Adverse Recommendation Change and attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Superior Proposal or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.04(b)(iii), such notice includes a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such Adverse Recommendation Change and (iii) during the Negotiation Period, the Company negotiates, and causes its Representatives to negotiate, in good faith with the Investor and its Representatives with respect to any proposed changes by the Investor to the terms and conditions of this Agreement and, if applicable, the other Transaction Documents or the transactions contemplated hereby or thereby (or with respect to other proposals made by the Investor) and (iv) the Investor does not make, prior to 11:59 p.m., New York City time, on the final day of the Negotiation Period, an offer that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.04(b)(ii), is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three-Business Day period under this Section 7.04(d), which shall also be deemed to be a “Negotiation Period” under this Section 7.04(d)) or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.04(b)(iii), eliminates the basis for such Adverse Recommendation Change under Section 7.04(b).

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or a majority of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith by a majority vote, after considering the advice of an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and likelihood of satisfying all such conditions, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any proposal by the Investor to amend the terms of this Agreement pursuant to Section 7.04(d)), which the Company Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined to be available by the Company Board. For the avoidance of doubt, the parties agree that the Company Board may determine in good faith in accordance with the above that an Acquisition Proposal to acquire 100% of the outstanding Shares or consolidated assets of the Company and its Subsidiaries for a per share price (or aggregate consideration that equates to a per share price) less than the Offer Price constitutes a Superior Proposal (it being understood that any such Acquisition Proposal shall be subject to Section 7.01(d)).

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (together with its Representatives) that has executed a confidentiality agreement within the 24-month period prior to the date hereof and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries in connection with the consideration of an Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable. The Company represents and warrants to the Investor that, during the 24-month period prior to the date hereof, neither it nor any of its Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Section 7.05. Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Issuance Shares to be issued at the Closing pursuant to Article 3 hereof to be listed on NASDAQ at such time of issuance, subject to official notice of issuance.

Section 7.06. Compensation Arrangements. Prior to the Closing, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement that has not previously been subject to the Compensation Arrangement Approvals described in Section 5.18(i) to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.18(i)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 7.07. Takeover Statutes. The Company shall: (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 7.08. Stockholder Litigation. From and after the date hereof, the Company shall promptly advise the Investor orally and in writing of any Proceedings (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement, the Offer, the Issuance, the Company Charter Amendment and/or the other transactions contemplated hereby or the other Transaction Documents and shall keep the Investor promptly and reasonably informed regarding any such Proceeding. The Company shall give the Investor the opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to the Investor’s views with respect thereto. The Company shall not agree to any settlement of any such Proceeding without the Investor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.09. Stop Orders. The Company shall take all actions necessary to impose stop orders to prevent the Transfer of any Subject Shares (as defined in the Tender and Support Agreements) in violation of the Tender and Support Agreements.

ARTICLE 8

COVENANTS OF THE INVESTOR AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and the Investor shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither the Investor nor the Company shall be required to (and neither the Company nor any of its Subsidiaries shall without the Investor’s prior written consent) (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its or the Company’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any action or Proceeding by any Governmental Authority or (D) agree to do any of the foregoing.

(b) In furtherance and not in limitation of the foregoing, each of the Investor and the Company shall make any appropriate Filings pursuant to any Antitrust Law (including a Notification and Report Form pursuant to the HSR Act) with respect to the transactions contemplated hereby as promptly as practicable (and in any event within ten Business Days) after the date hereof and subject to Section 8.01(a) use their reasonable best efforts (i) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Antitrust Law and (ii) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or such Antitrust Law, or the receipt of any requisite clearances and approvals under such Antitrust Law, as soon as practicable.

(c) To the extent permitted by Applicable Law, and subject to Section 8.01(a) each of the Investor and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with, any such Filing, communication or inquiry and further each of the Company and the Investor shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) The Company and the Investor shall use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the actions contemplated by Article 1 of the Tender and Support Agreements, including (i) causing any VC Shareholder (as defined in the Tender and Support Agreements) to become the record holder of such VC Shareholder’s Subject Shares (as defined in the Tender and Support Agreements) and/or to hold such Subject Shares directly (rather than through the Depository Trust Company) and (ii) with respect to the Company, causing the removal of any transfer restrictions on such Subject Shares that would otherwise impede the tender of such Subject Shares into the Offer (including by delivering any opinion of counsel reasonably requested by the Company’s transfer agent).

Section 8.02. Certain Filings. The Company and the Investor shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or Filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) subject to Section 8.01(a), in taking such actions or making any such Filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Company Proxy Statement.

(a) As promptly as reasonably practicable (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its stockholders as promptly as practicable thereafter. The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. The Company shall include in the Company Proxy Statement (i) subject to any required consent of the Company Financial Advisor, the written opinion of the Company Financial Advisor referred to in Section 5.24, the description thereof and the financial analysis relating thereto and (ii) unless an Adverse Recommendation Change permitted hereunder shall have occurred, the Company Board Recommendation.

(b) The Investor and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (including the preliminary and definitive versions thereof) before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Investor and its counsel. The Company shall provide the Investor and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC.

(c) The Company will advise the Investor, promptly after it receives notice thereof, of any request by the SEC for any amendment or supplement to the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or the Investor, or any of their respective Affiliates, officers or directors should be discovered by the Company or the Investor that should be set forth in an amendment or supplement to the Company Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other party hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(d) Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.03 shall continue in full force and effect.

Section 8.04. Public Announcements. Promptly following the execution and delivery hereof, each party may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the forms previously agreed upon by the Company and the Investor. Following such initial press release, (a) the Investor and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and (b) neither the Investor nor the Company shall issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the Investor; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), or (ii) made or proposed to be made by the Company in compliance with Section 7.04 with respect to the matters contemplated by Section 7.04 (or by the Investor in response thereto). Notwithstanding the foregoing, the parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 8.05. Notice of Certain Events. Each of the Company and the Investor shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication received by the Company or any of its Affiliates or the Investor or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or the Investor and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by the Company pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

(e) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

CONDITIONS TO THE CLOSING

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company and the Investor to consummate the Closing are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following conditions:

(a) no Applicable Law shall prohibit or make illegal the consummation of the Closing; and

(b) the Acceptance Time shall have occurred on the terms and subject to the conditions set forth herein.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Offer and Issuance may be abandoned at any time prior to the Closing (notwithstanding the receipt of the Company Stockholder Approval):

(a) by mutual written agreement of the Company and Investor;

(b) by either the Company or Investor, if:

(i) the Acceptance Time has not occurred on or before October 11, 2015 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Offer or the Issuance illegal or otherwise prohibited or (B) permanently enjoins either the Company or the Investor from consummating the Offer or the Issuance, and in each case such Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of any fact or occurrence described in the foregoing clause (A) or (B); or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c) by the Investor, if, prior to the Acceptance Time:

(i) (A) an Adverse Recommendation Change shall have occurred (provided that any written notice delivered by the Company to the Investor pursuant to Section 7.04(d) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof shall not result in the Investor having any termination rights pursuant to this Section 10.01(c)(i)) or (B) at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request from the Investor to do so;

(ii) there shall have been an intentional and material breach of Section 7.03 or Section 7.04; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clause (c)(iii) or (c)(iv) of Annex I to exist and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Company of written notice from the Investor of such breach or failure;

(d) by the Company, if, prior to the Acceptance Time:

(i) the Company Board shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement in order to enter into a definitive agreement in respect of a Superior Proposal in accordance with this Agreement, including Section 7.04(b)(ii); provided that, as a condition precedent to the effectiveness of any such termination, the Company shall have paid all amounts due pursuant to Section 12.03(b) in accordance with the terms, and at the times, specified therein;

(ii) following satisfaction (or, to the extent permissible under Applicable Law, waiver) of the conditions to the Investor’s obligation to consummate the Offer hereunder, (A) the Investor fails to consummate the Offer on or prior to the latest time permissible hereunder or (B) the consummation of the transactions contemplated by the Issuance will not occur immediately following the Acceptance Time as a result of a failure of the Investor to comply with its obligations hereunder; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Investor set forth in this Agreement shall have occurred that would reasonably be expected to prevent the Investor from consummating the Offer or the Issuance and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Investor does not cure such breach or failure within 30 days after receipt by the Investor of written notice from the Company of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from either party’s fraud or the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of the Confidentiality Agreement, this Section 10.02, Section 8.04, Section 12.01, Section 12.03, Section 12.06, Section 12.07 and Section 12.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

SURVIVAL, INDEMNIFICATION

Section 11.01. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto, and the covenants, agreements and obligations of the Company contained in Section 7.01, shall survive the Closing until the date that is 15 months after the Offer Closing Date (the “Expiration Date”); provided that the representations and warranties contained in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.09, Section 5.21(a)(viii), Section 5.21(c), Section 5.23, Section 5.24, Section 5.25, Section 6.01, Section 6.02, Section 6.05, Section 6.06 and the second sentence of Section 6.08 (collectively, the “Fundamental Warranties”) shall survive until the latest date permitted by law. The covenants, agreements and obligations of the parties hereto contained in this Agreement (other than the covenants, agreements and obligations of the Company contained in Section 7.01) or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the latest date permitted by law or for the shorter period explicitly specified therein, except that for such covenants, agreements and obligations that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of a representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with this Article 11 to the party against whom such indemnity may be sought prior to such time. For the avoidance of doubt, the Company and its Subsidiaries shall not be deemed Affiliates of the Investor, and the Investor shall not be deemed an Affiliate of the Company and its Subsidiaries for purposes of this Article 11.

Section 11.02. Indemnification of Investor Indemnified Parties. Effective at and after the Closing, the Company hereby agrees to indemnify the Investor, its Affiliates and their respective officers, directors, managers, employees, agents, successors and assigns (collectively, the “Investor Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages (whether involving a Third Party Claim or a claim solely between the parties hereto) incurred or suffered by the Investor Indemnified Parties (regardless of whether such Damages arise as a result of the negligence, strict liability or any other Liability under any theory of law or equity of any Investor Indemnified Party) arising out of or resulting from (a) any inaccuracy, misrepresentation or breach of any representation or warranty (each, a “Warranty Breach”) of the Company in this Agreement or in any certificate or other writing delivered pursuant hereto (determined, except with respect to Section 5.10(a)(ii), without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard), or (b) any breach of any covenant or agreement of the Company in this Agreement. The parties acknowledge and agree that the settlement of any Proceeding of the type described in Section 7.08 that includes disclosure by the Company shall not in and of itself evidence an inaccuracy, misrepresentation or breach of the representations and warranties set forth in Section 5.09.

Section 11.03. Limitations on Indemnification by the Company. With respect to indemnification by the Company for Warranty Breaches under Section 11.02(a), except in respect of breaches of Fundamental Representations and for claims for fraud or intentional misrepresentation:

(a) the Company shall not be liable unless and until the aggregate amount of all Damages with respect to such Warranty Breaches shall exceed an amount equal to $15,000,000 and then only to the extent of such excess; and

(b) the Company’s maximum aggregate liability will be limited to $100,000,000.

Section 11.04. Indemnification of Company Indemnified Parties. Effective at and after the Closing, the Investor hereby agrees to indemnify the Company, its Affiliates and their respective officers, directors, managers, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages (whether involving a Third Party Claim or a claim solely between the parties hereto) incurred or suffered by the Company Indemnified Parties (regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of any Company Indemnified Party) arising out of or resulting from (a) any Warranty Breach by the Investor of any representation or warranty of the Investor in this Agreement or in any certificate or other writing delivered pursuant hereto (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or (b) any breach of any covenant or agreement of Investor in this Agreement.

Section 11.05. Limitations on Indemnification by the Investor. With respect to indemnification by the Investor for Warranty Breaches under Section 11.04(a), except in respect of breaches of Fundamental Representations and for claims for fraud or intentional misrepresentation:

(a) the Investor shall not be liable unless and until the aggregate amount of all Damages with respect to such Warranty Breaches shall exceed an amount equal to $15,000,000 and then only to the extent of such excess; and

(b) the Investor’s maximum aggregate liability will be limited to $100,000,000.

Section 11.06. Other Limitations. Notwithstanding anything to the contrary contained herein, any Damages otherwise indemnifiable under this Article 11 shall be reduced by the amount of insurance proceeds actually recovered by an Indemnified Party in respect of such Damages (net of costs of collection, deductibles and retro-premium adjustments). Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

Section 11.07. Third Party Claim Procedures.

(a) The party seeking indemnification under Section 11.02 or 11.04 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (excluding, in the case of the Investor Indemnified Parties, any such Proceeding against the Company or any of its Affiliates) (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 11.07(b) and Section 11.07(c), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 11.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 11.07(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 11.07(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation involving the Indemnified Party or any of its Affiliates, (iii) the Third Party Claim relates to Taxes of the Indemnified Party or any of its Affiliates, (iv) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental in any material respect to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (v) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (vi) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.07, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such settlement includes an unconditional release of the Investor Indemnified Parties or the Company Indemnified Parties, as the case may be, from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Investor Indemnified Parties or the Company Indemnified Parties, as the case may be. If the Indemnified Party shall control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.07, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of such Third Party Claim (such consent not to be unreasonably withheld, conditioned or delayed).

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with the foregoing, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the reasonable fees and expenses of such separate counsel shall constitute indemnifiable Damages hereunder (i) to the extent incurred by the Indemnified Party prior to the date that the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if the Indemnified Party is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party; and provided further that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in connection with any Third Party Claim, plus one firm of local counsel in each jurisdiction in which any such Third Party Claim is taking place. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith.

(f) Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its commercially reasonable efforts to (1) develop an alternative to providing such records or information that is reasonably acceptable to the other party or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such records or information without violating such attorney-client privilege.

Section 11.08. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 or Section 11.04 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnified Party shall be entitled to prompt payment of all Damages arising out of such claim to the extent provided in this Article 11. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.07.

Section 11.09. Exclusive Remedy. Without limiting any claims arising out of the other Transaction Documents, after the Closing, except as otherwise expressly provided in this Agreement (including Section 12.03 and Section 12.12) or with respect to claims for fraud, intentional misrepresentation or intentional misconduct, the sole and exclusive recourse for any Damages or claim for Damages under this Agreement shall be the indemnity set forth in this Article 11.

Section 11.10. Purchase Price Adjustment. To the extent permitted by Applicable Law, any amount paid under Article 11 will be treated as an adjustment to the purchase price in the Issuance.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email, so long as a receipt of such facsimile transmission or email is requested and received) and shall be given, if to Investor, to:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Fax: (650) 225-6000

with copies (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd

Group Legal Department

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Attention: Dr. Beat Kraehenmann

Fax: +41 61 688 13 96

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Arthur F. Golden
Marc O. Williams
Facsimile No.: (212) 701-5800
Email:	arthur.golden@davispolk.com
marc.williams@davispolk.com

if to the Company, to:

Foundation Medicine, Inc.

150 Second Street

Cambridge, MA 02141

Attention: Michael J. Pellini, M.D., Chief Executive Officer
Facsimile No.: (617) 418-2201
Email:	mpellini@foundationmedicine.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention:	Stuart M. Cable
Lisa R. Haddad
Facsimile No.: (617) 523-1231

Email:	scable@goodwinprocter.com
lhaddad@goodwinprocter.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Time, (x) no amendment shall be made that decreases the Offer Price and (y) any agreement by the Company to such amendment or waiver shall require the approval of a majority of the directors then in office who were not designated to the Company Board by the Investor, and (ii) there shall be no amendment or waiver that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated (A) by the Investor pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or (B) by the Company pursuant to Section 10.01(d)(i), then in each case the Company shall pay to Investor in immediately available funds $30,000,000 (the “Termination Fee”), in the case of a termination by the Investor, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to the effectiveness of such termination.

(ii) If (A) this Agreement is terminated by the Investor or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by the Investor pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and (x) prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(iii)) or (y) prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)), an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board and not unconditionally withdrawn (and, if such Acquisition Proposal was publicly announced, publicly and unconditionally withdrawn) and (C) within 12 months following the date of such termination, the Company (x) enters into a definitive agreement with respect to an Acquisition Proposal, (y) recommends an Acquisition Proposal to its stockholders or (z) consummates an Acquisition Proposal, then the Company shall pay to the Investor in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee. Solely for purposes of this Section 12.03(b)(ii), an “Acquisition Proposal” shall mean any transaction described in the definition of “Acquisition Proposal” in Section 1.01 of this Agreement except that all references to “15%” therein shall be deemed to be references to “35%”.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Investor would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to the Investor pursuant to this Section 12.03, it shall also pay any costs and expenses incurred by the Investor and its Affiliates in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the higher of the publicly announced prime rate of Citibank, N.A. and the maximum legal interest rate then-applicable pursuant to Title 6, Chapter 23, § 2301 of the Delaware Code, in either case from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. In the event that the Investor shall receive full payment pursuant to this Section 12.03, without limiting the Investor’s rights in the case of fraud or intentional misconduct, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all damages or losses suffered or incurred by the Investor or any of its Affiliates in connection with this Agreement and the termination hereof (or any matter forming the basis for such termination), and neither the Investor nor any of its Affiliates shall be entitled to bring any Proceeding against the Company or any of its Affiliates for damages or any equitable relief arising therefrom. For the avoidance of doubt, any payment made by the Company pursuant to this Section 12.03 shall be payable only once and not in duplication even though such payment may be payable under one or more provisions of Section 12.03.

Section 12.04. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) other than with respect to any reference in Section 5.21 of the Company Disclosure Schedule, any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document described in the first sentence of Article 5 shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any such Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” or any other statements that are predictive, cautionary or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 12.05. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Article 11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve the Investor of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Investor or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.06. Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the valid termination of this Agreement pursuant to Section 12.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
	Name:	Bruce Resnick
	Title:	Vice President and Tax Counsel

SIGNATURE PAGE TO TRANSACTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FOUNDATION MEDICINE, INC.

By:	/s/ Steven J. Kafka
	Name:	Steven J. Kafka
	Title:	Chief Operating Officer

SIGNATURE PAGE TO TRANSACTION AGREEMENT

ANNEX I

OFFER CONDITIONS

Notwithstanding any other provision of the Offer, the Investor shall not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(a) this Agreement shall have been terminated in accordance with its terms;

(b) immediately prior to the Acceptance Time:

(i) there shall not have been validly tendered and not validly withdrawn in accordance with the terms of the Offer (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) a number of Shares that, when added to the Shares already owned by Parent and its Subsidiaries, represents at least 52.4% of the Fully Diluted Shares at such time, assuming completion of the Issuance (the condition set forth in this clause (b)(i), the “Minimum Condition”, and such number of Shares, the “Minimum Condition Shares”);

(ii) (A) any applicable waiting period applicable to the Offer or the Issuance under the HSR Act or any other Antitrust Law shall not have expired or shall not have been terminated, or any other approval that is required to consummate the Offer or the Issuance under any Antitrust Law shall not have been obtained, or (B) in each case, any such waiting period shall have terminated or expired, or any such notice or approval shall have been obtained, subject to or conditioned upon (1) any limitation on the ability of the Investor or any of its Affiliates effectively to exercise full rights of ownership of the Shares to be acquired by the Investor in the Offer or the Issuance, including the right to vote any such Shares on all matters properly presented to the Company’s stockholders or exercise any of its rights under the Investor Rights Agreement, or (2) the requirement that the Investor, the Company or any of its Affiliates to take any action not required to be taken (or not permitted to be taken without the Investor’s consent) pursuant to the terms of this Agreement, including Section 8.01(a); or

(iii) the Company Stockholder Approval shall not have been obtained;

(iv) the events contemplated by Article 4 will not occur as of the Acceptance Time or the Closing, as applicable;

(v) the consummation of the transactions contemplated by the Issuance will not occur immediately following the Acceptance Time; or

(vi) the Issuance Shares to be issued at the Closing have not been approved for listing on NASDAQ, subject to official notice of issuance; or

(c) immediately prior to the Acceptance Time, any of the following conditions exists:

(i) any Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Issuance, by any Governmental Authority, other than the application of the HSR Act and any other applicable Antitrust Law to the Offer or the Issuance, that directly or indirectly (A) renders illegal, delays materially or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Investor or the consummation of the Issuance, (B) imposes or confirms any limitation on the ability of the Investor or any of its Affiliates effectively to exercise full rights of ownership of the Shares to be acquired by the Investor in the Offer or the Issuance, including the right to vote any such Shares on all matters properly presented to the Company’s stockholders or exercise any of its rights under the Investor Rights Agreement, or (C) compels the Investor, the Company or any of its Affiliates to take any action not required to be taken (or not permitted to be taken without the Investor’s consent) pursuant to the terms of this Agreement, including Section 8.01(a);

(ii) there shall be instituted or pending any Proceeding by any Governmental Authority that seeks any remedy described in clauses (A) through (C) of paragraph (c)(i);

(iii) (A) any of the representations and warranties of the Company contained in Section 5.05 shall not be true and correct in all but de minimis respects, (B) any of the representations and warranties of the Company contained in (x) Section 5.04(iii) with respect to the Specified Contract or (y) Section 5.21(c) (in each case disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct in all material respects, (C) any of the representations and warranties of the Company contained in any of Section 5.01, Section 5.02, Section 5.06, 5.21(a)(viii), Section 5.23, Section 5.24 or Section 5.25 that are qualified as to materiality or Company Material Adverse Effect shall not be true and correct in all respects and any such representations and warranties that are not so qualified shall not be true and correct in all material respects, (D) the representations and warranties of the Company contained in Section 5.10(a)(ii) shall not be true and correct in all respects or (E) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct with, in the case of this clause (E) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) through (E) as of the date of the Agreement and at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time);

(iv) the Company shall have breached or failed to perform in all material respects any of its obligations under this Agreement;

(v) there shall have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(vi) the Investor shall not have received a certificate executed by an authorized executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (c)(iii), (c)(iv) and (c)(v) do not exist; or

(vii) the Existing Registration Rights Amendment shall not be in full force and effect;

(viii) the Tax Sharing Agreement shall have terminated (or shall otherwise not be in full force and effect) or there shall have occurred any event, occurrence or other fact or circumstance which prevents or prohibits the Tax Sharing Agreement from becoming effective as of the Acceptance Time in accordance with the terms thereof; or

(ix) any of the other Transaction Documents shall have terminated (or shall otherwise not be in full force and effect) or there shall have occurred any event, occurrence or other fact or circumstance which prevents or prohibits any such Transaction Document from becoming effective as of the Acceptance Time in accordance with the terms thereof.

Subject to the terms and conditions of this Agreement, the Offer Conditions set forth in paragraphs (b)(ii)(B) (solely with respect to limitations on, or actions required to be taken by, the Investor or its Affiliates), (b)(iv), (b)(vi), (c)(i)(B), (c)(i)(C) (solely with respect to actions required to be taken by the Investor or its Affiliates), (c)(ii) (with respect to the remedies described in paragraphs (c)(i)(B) and (c)(i)(C) (and, with respect to paragraph (c)(i)(C), solely with respect to Proceedings seeking to require action to be taken by the Investor or its Affiliates), (c)(iii), (c)(iv), (c)(v), (c)(vi), (c)(vii) and (c)(viii) are for the sole benefit of the Investor and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by the Investor, in whole or in part, at any time, at the sole discretion of the Investor. All other Offer Conditions may be waived by the Investor only with the prior written consent of the Company.

Annex B

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

dated as of

January 11, 2015

among

FOUNDATION MEDICINE, INC.,

ROCHE HOLDINGS, INC.

and

THE OTHER STOCKHOLDERS PARTY HERETO

(FOR THE LIMITED PURPOSES SET FORTH HEREIN)

Annex A – Equity Plan Extension Methodology

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of January 11, 2015 among Foundation Medicine, Inc., a Delaware corporation (the “Company”), Roche Holdings, Inc., a Delaware corporation (the “Investor”), and, solely for the purposes of Section 2.02(f), Section 6.03(a) and Section 6.04 hereof, the stockholders listed on the signature pages hereto under the heading “Existing VC Investors” (each, an “Existing VC Investor”).

W I T N E S S E T H :

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into the Transaction Agreement, pursuant to which, among other things, the Investor has agreed to acquire an aggregate number of Shares that, when added to the Shares already owned by Roche Holding Ltd and its Subsidiaries, will represent, immediately following the Closing and assuming completion of all transactions contemplated by the Transaction Agreement, at least 52.4% of the Fully Diluted Shares at such time, on the terms and subject to the conditions set forth therein; and

WHEREAS, in connection therewith, and as an inducement to the Investor’s and the Company’s willingness to enter into the Transaction Agreement and the other Transaction Documents and to consummate the transactions contemplated thereby, the parties hereto wish to enter into this Agreement, which shall become effective at the Acceptance Time in accordance with Section 7.01.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acceptance Time” has the meaning ascribed to such term in the Transaction Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, (i) neither Chugai Pharmaceutical Co., Ltd. nor any of its Subsidiaries shall be considered an Affiliate of the Investor (unless the Investor elects, in a written notice delivered to the Company, to have any such Person considered an Affiliate of the Investor) and (ii) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of the Investor or any Existing VC Investor.

“Aggregate Ownership Percentage” means, with respect to any Person at any time, a fraction (expressed as a percentage) equal to (i) the aggregate number of Shares beneficially owned by such Person (together with his, her or its Affiliates) at such time divided by (ii) the aggregate number of all outstanding Shares at such time.

“Applicable Governance Rules” means the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which the Shares are traded.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York or Basel, Switzerland are authorized or required by Applicable Law to close.

“Closing” has the meaning ascribed to such term in the Transaction Agreement.

“Collaboration Agreements” has the meaning ascribed to such term in the Transaction Agreement.

“Common Equivalents” means (i) with respect to Shares, the number of Shares, and (ii) with respect to any Company Securities that are convertible or subject to settlement into, or exchangeable for, Shares, the number of Shares issuable in respect of the conversion, settlement or exchange of such securities into Shares (regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

“Common Stock” means the common stock, par value $0.0001 per share, of the Company and any other security into which such Common Stock may hereafter be converted or changed.

“Company Securities” means (i) the Common Stock, (ii) securities convertible or exercisable into, or exchangeable for, Common Stock, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing.

“Disinterested Director” means a director on the Board that (i) qualifies as “independent” under Applicable Governance Rules, (ii) is not a director, manager, principal, partner, officer or employee of, and otherwise has no material relationship with, the Investor or any of its Affiliates and (iii) is not an Investor Designee.

“Disinterested Director Approval” means the affirmative approval of at least a majority of the Disinterested Directors on the Board (or a special committee thereof), duly obtained in accordance with the applicable provisions of the Company’s organizational documents and Applicable Law.

“Equity Plan Extension” means, upon the expiration or termination of the Company’s then-existing Permitted Equity Plan, a new equity incentive plan, or an amendment to such Permitted Equity Plan, that (i) provides for a maximum number of Shares reserved for issuance (together with the number of Shares available for issuance under any other then-existing equity incentive plans that will continue to exist after the Equity Plan Extension) determined in the manner set forth on Annex A and (ii) is otherwise on reasonable terms and conditions (in light of then-current market practice for similarly situated companies).

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement dated as of June 20, 2013 among the Company and the Persons listed on Schedule A thereto, as amended.

“Existing VC Investor Group” means, with respect to any Existing VC Investor, such Existing VC Investor and any Affiliate of such Existing VC Investor that, at the applicable time of determination, beneficially owns any Company Securities.

“Existing VC Investor Group Member” means, with respect to any Existing VC Investor, at the applicable time of determination, any Affiliate of such Existing VC Investor included within its Existing VC Investor Group.

“Fully Diluted Aggregate Ownership Percentage” means, with respect to any Person at any time, a fraction (expressed as a percentage) equal to (i) the aggregate number of Shares beneficially owned by such Person (together with his, her or its Affiliates) at such time divided by (ii) the Fully Diluted Shares at such time.

“Fully Diluted Shares” means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to any then-outstanding Company Securities, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof. For the avoidance of doubt, “Fully Diluted Shares” shall not include any Shares held by the Company as treasury stock.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Indebtedness” means, without duplication, all obligations of the Company or any of its Subsidiaries for any (a) liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or in exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations for amounts (drawn or undrawn) under bankers’ acceptances, letters of credit or other financial guaranties, (d) obligations for the deferred purchase price of property or services (excluding any ordinary trade payables incurred in the ordinary course of business), (e) obligations as lessee under leases that are required to be recorded as capital leases in accordance with generally accepted accounting principles in the United States consistently applied (excluding real estate leases to the extent that such leases are not currently included under the definition of capital leases but would be required to be included on the Company’s consolidated balance sheet solely as a result of the application of proposed Accounting Standard Update Leases (Topic 842)), (f) outstanding obligations under any swap or hedge agreements and (g) guaranties and other contingent obligations in respect of the liabilities or obligations of any other Person for any of the items described in the foregoing clauses (a) through (f).

“Independent Directors” means each director of the Board who, as of the time of determination, (i) qualifies as “independent” under Applicable Governance Rules and (ii) is not a director, manager, principal, partner, officer or employee of, and otherwise has no material relationship with, the Investor, any of the Existing VC Investors, any other Person whose Aggregate Ownership Percentage is 2% or higher or any of their respective Affiliates.

“Investor Designee” means any director of the Board who has been designated by the Investor pursuant to Article 2 hereof.

“Investor Group” means the Investor and any Affiliate of the Investor that, at the applicable time of determination, beneficially owns any Company Securities.

“Investor Group Member” means, at the applicable time of determination, any Affiliate of the Investor included within the Investor Group.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Permitted Equity Plan” means (i) the 2013 Stock Option and Incentive Plan as it exists on the date hereof (together with any amendments thereto that (x) did not require the Investor’s approval pursuant to Section 2.05(d) hereof (or, with respect to any amendment made prior to the Closing, would not have required such approval if such amendment had been made immediately following the Closing) or (y) were approved in writing by the Investor) and (ii) any other equity incentive plan established after the date hereof that (x) did not require the Investor’s approval pursuant to Section 2.05(d) hereof (or, with respect to any plan established prior to the Closing, would not have required such approval if such plan had been established immediately following the Closing) or (y) was approved in writing by the Investor.

“Permitted Stock Consideration” means Shares, options exercisable into Shares, or restricted stock units, performance stock units or stock appreciation rights that settle into Shares, in each case issued by the Company in connection with the acquisition by the Company or any of its Subsidiaries of assets, securities, properties, interests or businesses, up to an aggregate maximum number of Shares (taking into account any stock split, stock dividend, reverse stock split or similar event) with respect to all such acquisitions (assuming the payment in full of any contingent consideration in connection with all such acquisitions), calculated on a Common Equivalents basis, equal to (i) the Fully Diluted Shares as of immediately following the Closing multiplied by (ii) the Permitted Stock Consideration Percentage; provided that, after giving effect to such issuance (assuming the payment in full of any contingent consideration in connection with all such acquisitions), the Fully Diluted Aggregate Ownership Percentage of the Investor Group would not be less than 50.5%.

“Permitted Stock Consideration Percentage” means a percentage equal to (i) the Fully Diluted Aggregate Ownership Percentage of the Investor Group immediately following the Closing minus (ii) 52.4%.

“Public Offering” means any underwritten public offering of Registrable Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4, Form S-8 or any similar or successor form or a registration pursuant to Rule 145 promulgated by the SEC under the Securities Act.

“Reference Market Capitalization” means, on the date of determination, (a) the aggregate number of all outstanding Shares as of such date multiplied by (b) the volume-weighted average price of the Shares on NASDAQ (or the primary securities exchange upon which the Shares are then traded) over the ten consecutive trading day period ending on such date.

“Registrable Securities” means any Shares and any securities that may be issued or distributed or be issuable in respect of any Shares by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any member of the Investor Group; provided, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such Registration Statement, (ii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act (or any similar or analogous rule promulgated under the Securities Act), (iii) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without registration under the Securities Act or (iv) the Investor Group ceases to have an Aggregate Ownership Percentage of at least 5% and the members of the Investor Group are able to dispose of all of their Registrable Securities in any 90-day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act) without volume or manner of sale restrictions.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any “cold comfort” letters requested pursuant to Section 5.04(i)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable and documented fees, out-of-pocket costs and expenses of the Registering Investors, including one counsel for all of the Registering Investors participating in the offering selected by the Investor, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xv) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 5.04(m).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Percentage Cap” means a fraction (expressed as a percentage), (i) the numerator of which is equal to (x) 50.5% of the Fully Diluted Shares at such time minus (y) the number of Shares Transferred by the Investor Group following the Closing, and (ii) the denominator of which is equal to the Fully Diluted Shares at such time; provided that if the Company fails to or, as a result of the application of Applicable Law, is unable to repurchase the number of Shares otherwise contemplated by Section 4.01(a), the Share Percentage Cap shall be increased by the percentage of the Fully Diluted Shares (following the consummation of the purchases described immediately following this parenthetical) represented by any Shares that the Investor Group subsequently purchases in accordance with its rights under Section 4.03 in order to maintain the Fully Diluted Aggregate Ownership Percentage of the Investor Group prior to any applicable New Equity Issuance(s). For the sake of illustration, if a New Equity Issuance causes the Fully Diluted Aggregate Ownership Percentage of the Investor Group to decrease from 50.5% to 50.1%, and, following the Company’s inability or failure to meet its repurchase obligations under Section 4.01(a), the Investor purchases Shares in accordance with Section 4.03 to increase the Fully Diluted Aggregate Ownership Percentage of the Investor Group up to 50.5%, the Share Percentage Cap would be increased by 0.4% to 50.9%.

“Shares” means shares of Common Stock.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person; provided that none of Chugai Pharmaceutical Co., Ltd., the Company or any of their respective Subsidiaries shall be considered a Subsidiary of the Investor or any of its Affiliates for purposes of this Agreement.

“Subsidiary Securities” means (i) shares of capital stock of any Subsidiary of the Company, (ii) securities convertible or exercisable into, or exchangeable for, such capital stock, (iii) any other equity or equity-linked security issued by any Subsidiary of the Company and (iv) options, warrants or other rights to acquire any of the foregoing.

“Transaction Agreement” means the Transaction Agreement between the Company and the Investor being entered into concurrently with the execution of this Agreement.

“Transaction Documents” has the meaning ascribed to such term in the Transaction Agreement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge or otherwise transfer such Company Securities or any economic participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“2013 Stock and Option Incentive Plan” means the Foundation Medicine, Inc. 2013 Stock and Option Incentive Plan.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Company	Preamble
Confidential Information	6.02(c)
Damages	5.05
Demand Registration	5.01(a)
Disclosing Party	6.02(b)
e-mail	8.02
Existing VC Investor	Preamble
Existing VC Representative	2.02(f)
FGAR Guidelines	6.05(b)
Indemnified Party	5.07
Indemnifying Party	5.07
Initial Board	2.01(a)
Inspectors	5.04(h)
Investor	Preamble
Investor Buyout Offer	3.01(c)(i)
Investor Option	4.03(a)(i)
Lock-Up Period	5.03
Market Price	4.03(b)
Material Breach	4.05
Maximum Offering Size	5.01(e)
New Equity Issuance	4.01(a)
Observer	2.04
Option Exercise Notice	4.03(b)
Option Purchase Price	4.03(b)
Original Standstill Period	3.01(a)
Piggyback Registration	5.02(a)
Receiving Party	6.02(b)
Records	5.04(h)
Registering Investor	5.01(a)
Representatives	6.02(c)
Share Information	4.05
Share Issuance Notification	4.02(a)(ii)
Share Repurchase Program	4.01(a)
Share Transaction Notification	4.02(b)
Shelf Registration	5.01(g)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01. Initial Board Composition. (a) Effective as of the Closing and at all times thereafter, subject to Section 2.02(c), the size of the Board shall be fixed at nine directors. Effective as of the Closing, the Board (the “Initial Board”) shall be comprised of:

(i) three directors designated by the Investor as Investor Designees, who initially shall be (A) Daniel O’Day and (B) two other individuals designated in writing by the Investor to the Company prior to the Closing;

(ii) two Existing VC Representatives agreed in writing by the Company and the Investor prior to the Closing;

(iii) three Independent Directors, who initially shall be (A) David Schenkein, MD, (B) Evan Jones and (C) the other individual agreed in writing by the Company and the Investor prior to the Closing, unless otherwise agreed in writing by the Company and the Investor prior to the Closing; and

(iv) the Chief Executive Officer of the Company.

(b) If any of the individuals listed in Section 2.01(a)(i) shall be unwilling or unable to serve as a director of the Company as of the Closing, then the Investor shall have the right to designate another individual to fill such seat and serve as a director on the Board effective as of the Closing. If any of the individuals listed in Section 2.01(a)(ii) or (iii) shall be unwilling or unable to serve as a director of the Company as of the Closing, then the Company and the Investor shall in each case mutually agree in writing upon an Independent Director to fill any such seat prior to the Closing.

(c) The Company agrees to take all other necessary actions, including those set forth in Article 4 of the Transaction Agreement, to ensure that, effective as of the Closing, the composition of the Board is as set forth in Section 2.01(a).

Section 2.02. Subsequent Board Composition. (a) After the appointment of the Initial Board as set forth above, at all applicable times following the Closing and until such time as the Aggregate Ownership Percentage of the Investor Group is less than 10%, the Company shall take all actions necessary, subject to Applicable Law and Applicable Governance Rules, to cause the Board to be comprised of the following members:

(i) a number of individuals designated by the Investor as Investor Designees that is equal to the lesser of (A) seats representing 33.34% of the Board and (B) a number equal to (x) the number of seats on the Board multiplied by (y) the Aggregate Ownership Percentage of the Investor Group at such time (in each case rounded to the nearest whole number, but not less than one);

(ii) the Chief Executive Officer of the Company;

(iii) such directors initially designated pursuant to Section 2.01(a)(ii) or, following the vacancy of any such seat caused by the death, disability, retirement, resignation or removal of any such director, an Independent Director; and

(iv) such number of Independent Directors as is necessary to fill all then-remaining seats on the Board.

Subject to the foregoing, the director nominees to be presented to the stockholders at any annual or special meeting called for the purpose of electing directors shall be selected by the nominating committee of the Board (it being understood and agreed that the nominating committee shall be comprised at all times of a majority of Independent Directors).

(b) The Company agrees to cause each individual designated pursuant to this Section 2.02 to be nominated for election as a director on the Board, and to take all other necessary actions, subject to Applicable Law and Applicable Governance Rules, to ensure that the composition of the Board is as set forth in this Section 2.02, including by calling a special meeting of the nominating committee, the Board and/or the Company stockholders, recommending to Company stockholders the election of the designees selected pursuant to this Section 2.02, and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the stockholders of the Company eligible to vote for the election of directors as of the record date for such meeting; provided that, notwithstanding anything in this Article 2 to the contrary, any director on the Board shall be required to meet the minimum qualifications for directors set forth in the Company’s Corporate Governance Guidelines then in effect (which qualifications shall not be amended without the prior written consent of a majority of the Investor Designees, other than to comply with Applicable Governance Requirements based on the written advice of outside counsel to the Company). Without limiting the foregoing, at any annual or special meeting of stockholders of the Company at which directors are to be elected (including any special meeting called by the Company pursuant to the preceding sentence), the Company shall either re-nominate for election each then-serving Investor Designee (provided that, if at such time the Investor shall be entitled to nominate fewer Investor Designees pursuant to Section 2.02(a)(i) than the number of then-serving Investor Designees, the Investor shall notify the Company in writing of the Investor Designee(s) that shall not be nominated for subsequent election) or such other Investor Designee(s) as the Investor may designate to the Company in writing. In connection with any designation by the Investor of an Investor Designee pursuant to the preceding sentence, the Investor agrees to provide to the Company all information concerning such Investor Designee(s) reasonably required and requested by the Company to the extent necessary for the Company to comply with Applicable Governance Rules and applicable disclosure rules. If at any time the Aggregate Ownership Percentage of the Investor Group decreases by such amount that the Investor shall be entitled to fewer Investor Designees pursuant to Section 2.02(a)(i) than the number of then-serving Investor Designees, then, at the request of the Company, the Investor shall cause the resignation of a number of Investor Designee(s) necessary so that, following such resignations, the number of Investor Designees is equal to the number of Investor Designees that the Investor is entitled to designate pursuant to Section 2.02(a)(i), if any.

(c) The size of the Board as provided for in Section 2.02(a) may be expanded following the Closing as approved by the Board, but may only be reduced if and to the extent (x) required by Applicable Governance Rules or (y) approved by a majority of the Investor Designees. If the size of the Board is expanded in accordance with this Section 2.02(c), (i) any additional Investor Designees shall be designated by the Investor in accordance with Section 2.02(a)(i) and (ii) any necessary additional Independent Directors shall be initially selected by the nominating committee of the Board. If the size of the Board is reduced in accordance with this Section 2.02(c), (i) if as a result of such reduction the Investor would be entitled to designate fewer Investor Designees pursuant to Section 2.02(a)(i), the Investor shall cause the resignation of a number of Investor Designee(s) necessary so that, following such resignations, the number of Investor Designees is equal to the number of Investor Designees that the Investor is entitled to designate pursuant to Section 2.02(a)(i), and (ii) the Company shall cause the resignation of the appropriate number of Independent Directors. In furtherance of the foregoing, the Company and the Investor shall cooperate to ensure that, after taking into account any modification to the size of the Board, the composition of the Board continues to reflect, as closely as practicable, the intended Board composition under this Article 2.

(d) Except as otherwise set forth in Section 2.02(b), if, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy of a seat on the Board previously occupied by an Investor Designee, the Investor shall have the right to designate another individual to fill such vacancy and serve as a director on the Board pursuant to Section 2.02(a). Any other vacancy on the Board shall be filled with a director candidate selected by the nominating committee; provided that, in the event that a vacancy shall result in the nominating committee no longer having a majority of Independent Directors, a majority of the Independent Directors then in office shall have the right, subject to Section 2.02(a), to designate an individual to fill such vacancy.

(e) The Investor agrees that, if at any time the Investor has the right to designate at least one Investor Designee on the Board pursuant to Section 2.02(a)(i), the Investor shall, and shall cause each Investor Group Member to, subject to Section 3.01(c)(iii), (A) cause their respective Shares to be present for quorum purposes at any stockholder meeting called for the purpose of electing directors, and (B) if at any time it or any Investor Group Member is then entitled to vote for the election or removal of directors, vote such Shares or execute proxies or written consents, as the case may be, on a director-by-director basis, either (1) in accordance with the recommendation of the Board or (2) in the same proportion as the votes cast by all stockholders of the Company other than the Investor Group; provided that (i) the obligations of the Investor Group in this Section 2.02(e) shall not apply in connection with any director election if the Company’s nominees are not consistent with the agreed Board composition set forth in this Section 2.02, and (ii) in no event may any member of the Investor Group vote any of its Shares for any director candidate nominated by any other stockholder of the Company if such nominee (x) is a director, manager, principal, partner, officer or employee of the Investor or any of its Affiliates, or (y) would otherwise not qualify as an “Independent Director” of the Investor as a result of the specific, objective criteria set forth in NASDAQ Listing Rule 5605(a)(2)(A)-(G) (determined for this purpose as if such rule applied to the Investor); and provided, further, that, if there has been a breach by the Investor of Section 3.01(b), and such breach results in the nomination of a director candidate by any other stockholder of the Company, then the Investor shall, and shall cause each Investor Group Member to, vote all of its Shares solely in accordance with the recommendation of the Board in connection with such director election.

(f) Each of the Existing VC Investors agrees that, if at any time any director on the Board is a director, manager, principal, partner, officer, employee or other representative of such Existing VC Investor or any of its Affiliates (an “Existing VC Representative”), such Existing VC Investor shall, and shall cause each of its Existing VC Investor Group Members to, (A) cause their respective Shares to be present for quorum purposes at any stockholder meeting called for the purpose of electing directors, (B) if at any time it or any of its Existing VC Investor Group Members is then entitled to vote for the election of directors, vote such Shares or execute proxies or written consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board is as set forth in this Section 2.02, and (C) not vote any of its Shares in favor of the removal of any director who shall have been designated pursuant to this Section 2.02; provided that, if the Person or Persons entitled to designate any director pursuant to this Section 2.02 shall request in writing the removal of such director, such Existing VC Investor shall vote its Shares in favor of such removal.

(g) For the avoidance of doubt, the Company acknowledges and agrees that any Investor Designee may, at the Investor’s discretion, be an existing director, officer, employee or consultant of the Investor or any of its Affiliates, or any other individual that has a relationship (material or otherwise) with the Investor or any of its Affiliates.

Section 2.03. Board Committees; Subsidiary Boards and Board Committees; Exclusion of Investor Designees. (a) Effective as of the Closing, and at all times thereafter, the Board shall establish and maintain, as applicable, an audit committee, compensation committee, and nominating and corporate governance committee, and such other Board committees as the Board deems appropriate or as required by any Applicable Governance Rules, having such duties and responsibilities as are customary for such committees or as are required by any Applicable Governance Rules. For as long as there is at least one Investor Designee on the Board, the Company shall provide for the Investor Designees to have the same proportional representation (rounded to the nearest whole number, but not less than one) on each Board committee (other than any special committee of Disinterested Directors established for the sole purpose of considering any matter requiring Disinterested Director Approval hereunder) as the Investor Designees have on the Board; provided that, to the extent that such proportional representation is not permissible under the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), the maximum number of Investor Designees permissible under such independence requirements shall be included on such committee, subject to the Investor’s right to appoint an Observer to such committee pursuant to Section 2.04. From and after the Closing, subject to Applicable Law and Applicable Governance Rules (based on the written advice of outside counsel to the Company), the Company agrees to take all other necessary actions to ensure that the composition of each Board committee is as set forth in this Section 2.03.

(b) From and after the Closing, and at all times thereafter, if so requested by the Investor, the Company shall, and shall cause each applicable Subsidiary of the Company to, take all necessary actions to ensure that the composition of each such Subsidiary’s board of directors (or analogous governing body) and each committee thereof shall be proportionate to the composition of the Board and Board committees, such that the Investor Designees shall have the same proportional representation (rounded to the nearest whole number, but not less than one) on each such Subsidiary board of directors and committee thereof as the Investor Designees have on the Board and each committee thereof; provided, however, that the Company’s obligations under this Section 2.03(b) shall be subject in all cases to Applicable Law in the jurisdiction of such Subsidiary of the Company.

(c) Each Investor Designee may be excluded from any portion of any Board meeting during which the Board discusses any actual or potential collaboration agreement that is (i) between the Company or any of its Subsidiaries, on the one hand, and any pharmaceutical, biotechnology or biopharmaceutical company that is at such time an actual competitor of the Investor Group, on the other hand, and (ii) similar in scope, nature and value to the ordinary course collaboration agreements of the Company as of the date hereof (i.e., pursuant to which the Company has agreed to provide genomic sequencing services to pharmaceutical, biotechnology and biopharmaceutical companies to support research and development or patient treatment, or to work with such companies to collect and use human molecular and other patient information for such company’s research, development and commercialization efforts); provided that the foregoing shall not apply to, and the full Board shall be required to consider for approval, any strategic alliance, partnership, joint venture or exclusive outbound license agreement proposed to be entered into by the Company or any of its Subsidiaries that would require consideration or approval of the Board in accordance with the Company’s guidelines regarding Board approval then in effect (which guidelines shall not be amended without the prior written consent of a majority of the Investor Designees, other than to comply with Applicable Governance Requirements based on the written advice of outside counsel to the Company).

Section 2.04. Observer Rights. To the extent that, due to the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), any Board committee or Subsidiary board committee may not include the full number of Investor Designees as set forth in Section 2.03(a) or Section 2.03(b), the Investor may, at its election and upon written notice to the Company, appoint an Investor Designee to serve as a non-voting “observer” (an “Observer”) on such committee in addition to the Investor Designees serving on such committee. Each Observer shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on such Board committee or Subsidiary board committee at the same time as such materials are provided to such directors and (ii) be entitled to attend all meetings of the applicable Board committee or Subsidiary board committee. The

Company shall reimburse each Observer for all travel and lodging expenses in connection with the attendance by the Observer at any Board committee or Subsidiary board committee meeting on the same terms, and subject to the same policies, as shall apply to the other directors of the Company serving on such Board committee.

Section 2.05. Matters Reserved for Investor Approval. Until such time as the Aggregate Ownership Percentage of the Investor Group ceases to be more than 50%, the Company agrees that it shall not take any action, and shall cause each of its Subsidiaries not to take any action, in each case without the prior written approval of the Investor, with respect to any of the following matters:

(a) appointment of a new Chief Executive Officer;

(b) creation, incurrence or assumption of any Indebtedness if, after giving effect thereto, the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries would exceed the lesser of (i) $200 million and (ii) 20% of the Company’s Reference Market Capitalization as of (x) the close of business on the fifth trading day prior to the incurrence of such Indebtedness or (y) in the case of an offering of debt securities, as of the close of business on the fifth trading day prior to the commencement of such offering (provided that such offering is consummated within 60 days of its commencement) (for the avoidance of doubt, the parties agree that any Indebtedness under a revolving credit facility or similar arrangement providing for the drawdown of funds at the Company’s election shall not be deemed to be incurred until the time of such drawdown);

(c) any (i) issuance, delivery or sale (or any authorization of such an issuance, delivery or sale) of any Company Securities or Subsidiary Securities, other than (A) Shares issued upon the exercise or settlement of Company Securities granted under an equity incentive plan that are outstanding on the date hereof in accordance with their terms, (B) Company Securities (x) issued or granted after the date hereof pursuant to a Permitted Equity Plan and (y) that are exercisable or subject to settlement into cash or Shares, and, if applicable, any Shares issued upon the exercise or settlement of such Company Securities in accordance with their terms, (C) Company Securities issued as Permitted Stock Consideration, (D) Subsidiary Securities issued to the Company or any other wholly owned Subsidiary of the Company or (E) Subsidiary Securities sold in a disposition not otherwise requiring the Investor’s approval under Section 2.05(f); (ii) adoption of a stockholder rights plan; (iii) split, combination or reclassification of any Shares or other Company Securities; or (iv) amendment to the terms of any Company Security or Subsidiary Security (whether by merger, consolidation or otherwise), other than, in the case of this clause (iv), an amendment to any Company Security (x) granted under an equity incentive plan that is outstanding as of the date hereof or (y) issued or granted after the date hereof pursuant to a Permitted Equity Plan, in each case to the extent that such amendment is permissible under the terms of the applicable plan and, after giving effect to such amendment, such Company Security would have been permitted to be issued or granted without the Investor’s consent;

(d) any establishment of, or amendment to, any equity incentive plan or arrangement, except for (i) any Equity Plan Extension or (ii) any amendment to any Permitted Equity Plan on reasonable terms and conditions (in light of then-current market practice for similarly situated companies) that (x) does not increase the number of Shares reserved for issuance under such Permitted Equity Plan, (y) is adopted by the Board or its compensation committee and (z) does not require the approval of the Company’s stockholders under Applicable Law or Applicable Governance Rules;

(e) any acquisition (by merger, consolidation, acquisition of stock or assets, license, lease or otherwise), directly or indirectly, of any assets, securities, properties, interests in an entity, or businesses, or any capital contributions to, or investments in, any other Person (other than a wholly owned Subsidiary of the Company), if the aggregate consideration payable by the Company and its Subsidiaries in such acquisition, capital contribution or investment (including seller financing, assumed Indebtedness and potential contingent or royalty payments) exceeds the lesser of (i) $200 million and (ii) 20% of the Company’s Reference Market Capitalization as of the close of business on the fifth trading day prior to the entry into binding documentation with respect thereto; provided that the parties agree that the foregoing threshold shall be measured on a transaction-by-transaction basis with any substantially related, associated or linked acquisitions, capital contributions and investments constituting one transaction for this purpose (it being agreed that acquisitions shall not be deemed to be substantially related, associated or linked solely due to the fact that they relate to the same field or business segment); and provided, further, that the Investor shall not have any such consent right if the Investor Group is simultaneously evaluating the acquisition of the same assets, securities, properties, interests in an entity, or businesses, or capital contribution or investment, for its own account;

(f) any disposition (by merger, consolidation, sale of stock or assets, license or otherwise), directly or indirectly, of any assets, securities, properties, interests in an entity, or businesses of the Company or any of its Subsidiaries (including any disposition to any non-wholly owned Subsidiary of the Company) if the aggregate consideration payable to the Company and its Subsidiaries in such disposition (including seller financing, assigned indebtedness and potential contingent or royalty payments) exceeds $50 million; provided that the parties agree that the foregoing threshold shall be measured on a transaction-by-transaction basis with any substantially related, associated or linked dispositions constituting one transaction for this purpose (it being agreed that dispositions shall not be deemed to be substantially related, associated or linked solely due to the fact that they relate to the same field or business segment); and provided, further, that any non-exclusive license or other transaction that does not impair in any material respect the Company’s or any of its Subsidiaries’ ongoing access to, or use of, any of its assets shall not be deemed to be a disposition for the purposes of this Section 2.05(f);

(g) any engagement by the Company or any of its Subsidiaries in any business or activity other than (i) human molecular information or human molecular diagnostics, excluding human forensics, and (ii) any business or activity incidental thereto, which incidental business or activity includes working with pharmaceutical, biotechnology or biopharmaceutical companies to collect and use human molecular and other patient information for such companies’ research, development and commercialization efforts;

(h) any amendment to the certificate of incorporation or bylaws of the Company or similar organizational documents of any of its Subsidiaries, except as required by Applicable Law or Applicable Governance Rules (in each case based on the written advice of outside counsel to the Company); provided that any such required amendment shall be drafted and implemented in a manner designed to preserve the Investor’s rights hereunder, and the other arrangements described herein, to the maximum extent possible;

(i) (i) any dissolution or liquidation, or adoption of any plan of dissolution or liquidation, (ii) any filing of a petition or consent to a petition under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization of relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it, or seeking appointment of a receiver, liquidator, assignee, trustee, custodian or other similar official for it or all or any substantial part of its assets, (iii) any assignment for the benefit of creditors or (iv) any admission in writing of its inability to pay its debts generally as they become due;

(j) any action (including any entry into, or amendment to, any agreement or arrangement with a third party), that would impair in any material respect the Company’s ability to perform its obligations under this Agreement or that would otherwise impair in any material respect the Investor’s or any of its Affiliates’ rights hereunder (or the exercise thereof); or

(k) any agreement, resolution (that is not subject to receipt of the Investor’s consent for the underlying action) or commitment to do any of the foregoing.

Section 2.06. Investor Agreement to Vote. The Investor agrees that, for as long as the Investor has the right to designate at least one Investor Designee on the Board pursuant Section 2.02(a)(i), the Investor shall, and shall cause each Investor Group Member to, (a) cause their respective Shares to be present for quorum purposes at any stockholder meeting, (b) if any stockholder vote is required, vote such Shares or execute proxies or written consents, as the case may be, approving any matter as to which the Investor has previously provided its written approval pursuant to Section 2.05 within the previous six months (unless the Board or a committee thereof changes its recommendation with respect to such matter), and (c) with respect to any Equity Plan Extension, vote such Shares or execute proxies or written consents, as the case may be, either (i) in accordance with the recommendation of the Board or (ii) in the same proportion as the votes cast by all stockholders of the Company other than the Investor Group.

Section 2.07. Matters Reserved for Approval of the Disinterested Directors. For as long as there is at least one Investor Designee on the Board, the following actions shall require Disinterested Director Approval:

(a) any transaction between the Investor or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand;

(b) any enforcement or waiver of the rights of the Company or any of its Subsidiaries under any agreement between the Company or any of its Subsidiaries, on the one hand, and the Investor or any of its Affiliates, on the other hand; and

(c) any purchase of Shares by the Investor or any of its Affiliates, other than in accordance with Section 3.01(c)(iii), Section 4.03 or Section 4.04(b).

ARTICLE 3

STANDSTILL

Section 3.01. Standstill.

(a) Subject to Section 3.01(d), for a period of three years following the Closing (such three-year period, the “Original Standstill Period”), or such shorter period as may apply in accordance with Section 3.02, the Investor shall not, and shall not permit any of its Representatives (acting at the Investor’s direction) or Affiliates to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any acquisition of Company Securities (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries.

(b) Except as provided in Section 3.01(c)(iii), during the Original Standstill Period and for so long thereafter as the Investor has the right to designate at least one Investor Designee on the Board pursuant to Section 2.02(a)(i), or such shorter period as may apply in accordance with Section 3.02, the Investor shall not, and shall not permit any of its Representatives (acting at the Investor’s direction) or Affiliates to, directly or indirectly, in any manner, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Shares in connection with the election of directors or the removal of any director, (ii) solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, or (iii) make any public statement (or statement to another stockholder of the Company) in support of any such third-party solicitation or against any of the Company’s director nominees.

(c) Without limiting Section 3.01(a) or Section 3.01(b), the Investor agrees that, subject to Section 3.01(d), for as long as the Aggregate Ownership Percentage of the Investor Group is at least 20%:

(i) the Investor shall not, and shall not permit any of its Affiliates or Representatives (acting at the Investor’s direction) to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any acquisition of Company Securities (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries, in each case unless the Investor (through itself or one of its Affiliates) offers to purchase all of the outstanding Shares held by stockholders of the Company other than the Investor Group (an “Investor Buyout Offer”);

(ii) prior to the fifth anniversary of the Closing, any Investor Buyout Offer shall be (A) made solely on a confidential basis to the Company and/or the Board, (B) subject to Disinterested Director Approval and (C) subject to a non-waivable condition requiring receipt of the approval of stockholders holding a majority of the Shares not beneficially owned by the Investor Group (or, in the event that the Investor Buyout Offer is proposed as a tender or exchange offer, a condition requiring that a majority of the Shares held by stockholders other than the Investor Group are validly tendered and not withdrawn); and

(iii) from and after the fifth anniversary of the Closing, (A) any Investor Buyout Offer shall be subject to a non-waivable condition requiring receipt of the approval of stockholders holding a majority of the Shares not beneficially owned by the Investor Group (or, in the event that the Investor Buyout Offer is proposed as a tender or exchange offer, a condition requiring that a majority of Shares held by stockholders other than the Investor Group are validly tendered and not withdrawn), and (B) if the Investor or any of its Affiliates makes an Investor Buyout Proposal, notwithstanding anything in this Agreement to the contrary, at any subsequent annual stockholder meeting of the Company (or special meeting called for the purpose of electing directors), the Investor Group will be entitled to nominate, in lieu of any member(s) of the Board, individual(s) who would be Independent Directors and the restrictions set forth in Section 3.01(b) shall not apply in connection with such election of directors; provided that, in connection with such election, the Investor Group shall vote its Shares in the same proportion as the votes cast by all stockholders of the Company other than the Investor Group. For the avoidance of doubt, any Investor Buyout Offer made after the fifth anniversary of the Closing may be made publicly and/or directly to the stockholders of the Company (including pursuant to a tender offer) without the review, evaluation or approval of the Board or the Disinterested Directors.

(d) Nothing in this Section 3.01 shall restrict, prevent or otherwise limit (i) any acquisition of beneficial ownership of Shares by the Investor or any of its Affiliates as permitted by Section 4.03 or Section 4.04(b), (ii) subject to Section 2.07, activities relating to existing or potential licensing, development, cooperation or other commercial agreements between the Company on the one hand, and the Investor or any of its Affiliates on the other hand, including any activities under or relating to the Collaboration Agreements, (iii) any Investor Designee from taking any action in connection with the satisfaction of his or her fiduciary duties as a director of the Board, voting on matters put to the Board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company in connection with his or her Board directorship, taking any action or making any statement at any meeting of the Board or any committee thereof, or otherwise acting in his or her capacity as a director of the Board, (iv) any disclosure or statements required to be made by any Investor Designee, the Investor or any of its Affiliates under Applicable Law or under applicable stock exchange rules on which the capital stock of the Investor or any of its Affiliates is traded; provided that such disclosure requirement does not arise from a breach of this Section 3.01; and provided, further, that the Investor provides the Company with prior notice of any such required disclosure, to the extent practicable and legally permitted, so that the Company may seek confidential treatment, an applicable protective order or similar relief, and the Investor shall reasonably cooperate (at the Company’s expense) with such efforts by the Company, (v) the Investor Group’s right to exercise the voting rights with respect to their Shares in their discretion on any matter (subject to Section 2.02(e) and Section 2.06), (vi) any action that the Investor or any of its Affiliates is expressly required to take pursuant to any provision of this Agreement or any other Transaction Document or (vii) any action by the Investor or any of its Affiliates, taken at the election of the Investor or such Affiliate, upon the request of a majority of the Disinterested Directors or a committee thereof.

(e) The Investor shall not request that the Company amend or waive any provision of this Article 3, including this Section 3.01(e); provided that nothing in this Agreement shall prevent the Investor or any of its Affiliates from making confidential requests to the Board to amend or waive any provision of this Article 3, including this Section 3.01(e), that would require the Company, or the Investor or any of its Affiliates, to make any public disclosure with respect thereto.

Section 3.02. Early Termination of Standstill. Notwithstanding anything to the contrary set forth herein, the restrictions set forth in the preceding Section 3.01 shall automatically terminate, without any further action being required by any party hereto, and shall have no further force or effect, upon the Company entering into a definitive agreement with respect to, or the Board recommending to the Company’s stockholders, a transaction whereby any Person or group (as defined in Section 13(d)(3) of the Exchange Act) would acquire, directly or indirectly, voting securities of the Company representing more than 20% of the aggregate voting power of all then-outstanding voting securities of the Company (it being understood that share repurchases by the Company that are not consummated for the purpose of increasing any person’s or group’s percentage ownership of the Company shall not be deemed to trigger the termination of this Section 3.01).

ARTICLE 4

ANTI-DILUTION RIGHTS

Section 4.01. Share Repurchase Program.

(a) Effective at the Closing until the earlier of (i) the date of the first Transfer of Shares by the Investor Group where, after giving effect to such Transfer, the Fully Diluted Aggregate Ownership Percentage of the Investor Group is less than 40% and (ii) the date on which the Aggregate Ownership Percentage of the Investor Group ceases to be at least 30%, the Company shall adopt and implement, and thereafter shall maintain, a long-term Share repurchase program (the “Share Repurchase Program”) pursuant to which, unless the Investor has delivered to the Company an Option Exercise Notice pursuant to Section 4.03, prior to or concurrently with any New Equity Issuance that would result in the Fully Diluted Aggregate Ownership Interest of the Investor Group (assuming issuance in full of any remaining Permitted Stock Consideration (including payment in full of any contingent consideration)) ceasing to be at least equal to the Share Percentage Cap at such time, the Company shall repurchase a number of Shares such that, immediately following such New Equity Issuance, the Fully Diluted Aggregate Ownership Percentage of the Investor Group remains at least equal to the Share Percentage Cap at such time; provided that, in the event of a New Equity Issuance by the Company that inadvertently results in the Fully Diluted Aggregate Ownership Interest of the Investor Group (assuming issuance in full of any remaining Permitted Stock Consideration (including payment in full of any contingent consideration)) ceasing to be at least equal to the Share Percentage Cap at such time, the Company shall have a period of 90 days from the date that the Company has knowledge of such inadvertent failure to consummate the repurchases of Shares required by this Section 4.01(a). For the purposes of this Agreement, a “New Equity Issuance” means, after the Closing, (i) any new issuance of Shares by the Company (other than (x) issuances of Permitted Stock Consideration, (y) Shares issued in accordance with the terms of any Company Securities issued or granted in a New Equity Issuance of the type described in clause (ii) of this definition, or (z) Shares issued upon the exercise or settlement of Company Securities granted under an equity incentive plan that are outstanding as of the Closing) or (ii) the issuance or grant, as the case may be, by the Company of any Company Securities (other than Shares or Permitted Stock Consideration) that are convertible or exercisable into, or exchangeable for, Shares.

(b) Without limiting the Investor’s rights under Sections 4.03, 4.04 and 4.05, (x) the Company shall not be obligated to repurchase any Shares under the Share Repurchase Program if such repurchase would violate Applicable Law, and (y) if as a result of the application of Applicable Law the Company is not able to repurchase the number of Shares otherwise contemplated by Section 4.01(a), then the Company’s obligations under Section 4.01(a) shall survive until such time as the Company is able to repurchase such Shares under Applicable Law.

Section 4.02. Provision of Information.

(a) In connection with the rights granted to the Investor pursuant to this Article 4, the Company shall provide to the Investor, in writing:

(i) within five Business Days following the end of each calendar month, and at such other times as the Investor may reasonably request, information as to (A) the total number of Shares repurchased by the Company in the last month and on a year-to-date basis, (B) the total number of Company Securities issued and granted by the Company in the last month and on a year-to-date basis, (C) the Company’s current forecast as to the total number of Company Securities it expects to issue or grant during the next month and during the remainder of the calendar year, and (D) such other information as the Investor may reasonably request in connection with the Investor’s ownership, tax and accounting objectives; and

(ii) notification of any New Equity Issuance, which shall be provided at least 10 Business Days prior to the applicable proposed New Equity Issuance (or, if notice within such time period is not practicable, then within one Business Day following the date on which the Company becomes aware of the pending New Equity Issuance) (any such notification, a “Share Issuance Notification”). Any Share Issuance Notification shall specify (A) the number of Company Securities that the Company intends to issue, (B) the issuance date and all other material terms and conditions of the issuance, (C) the number of Shares to be repurchased in connection with such New Equity Issuance under the Share Repurchase Program and (D) after giving effect to such repurchases and the consummation of the New Equity Issuance, (x) the number of Shares outstanding on a primary basis and the Fully Diluted Shares, (y) the number of Shares underlying the Investor Option in connection with such New Equity Issuance and (z) the number of Shares the Investor may purchase in the market pursuant to Section 4.03(a)(ii) in connection with such New Equity Issuance. Any purchases made by the Investor consistent with the information provided in any Share Issuance Notification shall be deemed not to be in breach of this Agreement (including Article 3) and, to the extent any such information was inaccurate, the Company shall notify the Investor in writing as promptly as practicable following the Company becoming aware of any such inaccuracy and the Company shall use its reasonable best efforts to put the Investor in the position the Investor would have been in had the Share Issuance Notification been accurate.

(b) In connection with the obligations of the Company pursuant to this Article 4, the Investor shall provide to the Company, in writing, notification of any Transfer or purchase of Shares by the Investor Group (other than Transfers among the Investor and its Affiliates), which shall be provided no later than three Business Days after any such Transfer or purchase (any such notification, a “Share Transaction Notification”). Any Share Transaction Notification shall specify, as applicable, (A) the number of Shares Transferred or purchased by the Investor or Investor Group Member in the relevant transaction, (B) the date of such Transfer or purchase and (C) the number of Shares beneficially owned by the Investor Group following consummation of such Transfer or purchase. Any actions taken by the Company consistent with the information provided in any Share Transaction Notification shall be deemed not to be in breach of this Agreement and, to the extent any such information was inaccurate, the Investor shall notify the Company in writing as promptly as practicable following the Investor becoming aware of any such inaccuracy.

Section 4.03. Stock Purchase Option. (a) Without limiting the Company’s obligations set forth in Section 4.01 (but taking into account the effect of any repurchases by the Company pursuant to the Share Repurchase Program), effective at the Closing until the date on which the Aggregate Ownership Percentage of the Investor Group ceases to be at least 30%, in connection with any New Equity Issuance by the Company:

(i) the Company hereby grants to the Investor a continuing option (the “Investor Option”) to purchase from the Company at the Option Purchase Price (as defined below) and on the terms and subject to the conditions set forth in this Section 4.03, up to such number of Shares as may be necessary for the Fully Diluted Aggregate Ownership Percentage of the Investor Group to equal the Share Percentage Cap; and

(ii) as an alternative to exercising the Investor Option, the Investor Group shall have the right to purchase up to such number of Shares on the secondary market such that the Fully Diluted Aggregate Ownership Percentage of the Investor Group shall equal the Share Percentage Cap.

(b) To the extent that the Investor wishes to exercise the Investor Option, it shall deliver a written exercise notice (an “Option Exercise Notice”) to the Company specifying (i) the number of Shares in respect of which the Investor is exercising the Investor Option and (ii) a calculation of the Option Purchase Price and the aggregate Option Purchase Price. The purchase price for each Share to be purchased pursuant to the Investor Option (the “Option Purchase Price”) shall be equal to the Market Price of the Shares as of the date on which the Investor delivers to the Company the applicable Option Exercise Notice. “Market Price” means, as of the applicable date of determination, the volume-weighted average closing price of the Shares on NASDAQ (or the primary securities exchange upon which the Shares are then traded) over the five consecutive trading day period immediately preceding such date of determination.

(c) The consummation of any purchase of Shares by the Investor pursuant to the Investor Option shall take place promptly (and in no event more than three Business Days) following delivery by the Investor of an Option Exercise Notice. Upon the consummation of any such purchase of Shares by the Investor pursuant to the Investor Option, (i) the Company shall deliver to the Investor certificates for such Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and (ii) the Investor shall deliver to the Company the aggregate Option Purchase Price in respect of such Shares by wire transfer of immediately available funds to an account designated by the Company at least two Business Days prior to such consummation.

(d) Neither the failure of the Investor to exercise the Investor Option in respect of any New Equity Issuance by the Company nor any exercise by the Investor of the Investor Option for less than all Shares that it is then entitled to purchase thereunder shall affect the Investor’s right to exercise the Investor Option in connection with such New Equity Issuance or any subsequent New Equity Issuance, subject to (i) the effect of any subsequent repurchases of Shares by the Company under the Stock Repurchase Program and (ii) the termination of the Investor Option in accordance with Section 4.03(a). The Investor Option shall be assignable, in whole or in part, to any Affiliate of the Investor at the Investor’s discretion.

Section 4.04. Notification of Aggregate Ownership Percentage; Disregarded Dilution. Notwithstanding anything herein to the contrary:

(a) The Company and the Investor agree that, with respect to (i) any rights of the Investor hereunder or any rights of the Investor or any of its Affiliates under the Collaboration Agreements, in each case that terminate if the Aggregate Ownership Percentage, the Fully Diluted Aggregate Ownership Percentage or any other measure of the Investor Group’s ownership percentage in the Company falls below a certain threshold, or (ii) Section 7.02(b)(i), the calculations of the Aggregate Ownership Percentage, the Fully Diluted Aggregate Ownership Percentage and any such other ownership percentage of the Investor Group for such purpose shall in each case disregard any reduction in the Aggregate Ownership Percentage, the Fully Diluted Aggregate Ownership Percentage or such other ownership percentage of the Investor Group, as applicable, that results from the Company’s (i) failure to repurchase Shares as required by Section 4.01, (ii) inability to repurchase Shares in accordance with Section 4.01 as a result of the application of Applicable Law or (iii) provision of inaccurate information under Section 4.02(a).

(b) The Company and the Investor agree that, in the event the Aggregate Ownership Percentage of the Investor Group ceases to be more than 50%, no termination of the Investor’s rights under Section 2.05 shall occur unless (i) the Company has provided the Investor with written notice that the Aggregate Ownership Percentage of the Investor Group has ceased to be more than 50% and (ii) the Investor Group fails to increase its Aggregate Ownership Percentage to more than 50% within 20 Business Days following receipt of such notice (or, in the event that the Investor Group is unable to purchase Shares at any time during such 20-Business Day period as a result of the application of any applicable securities laws (including as a result of the possession by the Investor or any of its Affiliates of any non-public information) and the Investor has provided written notice to the Company during such period of its intention to purchase Shares, the 20-Business Day period following the lapse of any such restrictions). The Company agrees that, without limiting any of the Investor’s other rights under this Article 4, during any such 20-Business Day period the Investor Group shall have the right to purchase on the secondary market a number of Shares such that the Aggregate Ownership Percentage of the Investor Group is no more than 50% plus one Share.

Section 4.05. Material Breach. In the event the Company issues any Company Securities and, as a result thereof, the Fully Diluted Aggregate Ownership Percentage of the Investor Group ceases to be at least equal to 50.1% (a “Material Breach”), the restrictions on the Investor Group described herein (including Section 2.02(e),

Section 2.03(c), Section 2.06, Article 3, Section 6.01 and Section 6.03, but excluding Section 6.02 and Section 6.04), but not the Investor Group’s rights described herein, shall immediately terminate, and the Investor and each Investor Group Member shall thereafter have the ability to exercise in full its rights as a shareholder of the Company. The Company shall notify the Investor promptly of any Material Breach and, for the avoidance of doubt, shall have no ability to cure a Material Breach. For the avoidance of doubt, if the Investor Group Transfers an aggregate number of Shares in excess of 0.4% of the Fully Diluted Shares as of immediately following the Closing (taking into account any stock split, stock dividend, reverse stock split or similar event), this provision shall no longer have any force or effect.

ARTICLE 5

REGISTRATION RIGHTS

Section 5.01. Demand Registration. (a) At any time following the third anniversary of the Closing (or, if earlier, the termination of the restrictions set forth in Section 6.01(a)(i)) and prior to the later of (x) the tenth anniversary of the Closing and (y) the date on which the Aggregate Ownership Percentage of the Investor Group ceases to be at least 10%, the Company shall effect the registration under the Securities Act of all or any portion of the Registrable Securities of the Investor Group in connection with which the Company has received a request (a registration pursuant to any such request, a “Demand Registration”) from the Investor. Any such request shall specify the intended method of disposition thereof, and the Company shall use commercially reasonable efforts to effect, as soon as reasonably practicable thereafter, the registration under the Securities Act of all Registrable Securities for which the Investor has requested registration under this Section 5.01(a) to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that the Company shall not be obligated to effect more than one Demand Registration hereunder within any twelve-month period (other than (i) Demand Registrations to be effected pursuant to a Registration Statement on Form S-3 (or any successor form), which shall not exceed two Demand Registrations within any twelve-month period, or (ii) Demand Registrations pursuant to the Shelf Registration, for which an unlimited number of Demand Registrations shall be permitted); and provided, further, that the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $5,000,000. “Registering Investor” means the Investor or any Investor Group Member on whose behalf such Registrable Securities are to be registered pursuant to Section 5.01 or Section 5.02 hereof.

(b) At any time prior to the effective date of the registration statement relating to such registration, the Investor may revoke such request, without liability to the Company or any other Registering Investor, by providing a written notice to the Company revoking such request. A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request), or (ii) the Investor reimburses the Company, or causes the Company to be reimbursed, for all Registration Expenses of such revoked request.

(c) The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, except as set forth in Section 5.01(b)(ii).

(d) A Demand Registration shall not be deemed to have occurred:

(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Investor Group included in such registration have actually been sold thereunder); provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other Governmental Authority and (2) less than 75% of the Registrable Securities included in such registration statement have been sold thereunder; or

(ii) as set forth in Section 5.01(b).

(e) If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Registering Investors that, in its view, the number of Registrable Securities requested to be included in such registration (together with any Company Securities that the Company proposes to be included) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities of the Registering Investors requested to be included in such registration by the Investor (allocated, if necessary for the offering not to exceed the Maximum Offering Size, among the Registering Investors in the manner directed by the Investor); and

(ii) second, any securities proposed to be registered by any other Persons (including the Company), with such priorities among them as the Company shall determine.

(f) Upon notice to the Investor, the Company may postpone effecting a registration pursuant to this Section 5.01 on one occasion during any period of twelve consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (i) such registration would materially and adversely interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) an investment banking firm of recognized national standing shall advise the Company and the Investor in writing that effecting such registration would materially and adversely affect an offering of securities of such Company the preparation of which had then been commenced or (iii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

(g) At any time following the third anniversary of the Closing (or, if earlier, the termination of the restrictions set forth in Section 6.01(a)(i)) and prior to the later of (x) the tenth anniversary of the Closing and (y) the date on which the Aggregate Ownership Percentage of the Investor Group ceases to be at least 10%, upon the written request of the Investor, if the Company is eligible, the Company shall use commercially reasonable efforts to file a “shelf” registration statement (the “Shelf Registration”) with respect to the Registrable Securities on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the SEC) under the Securities Act and to cause such Shelf Registration to become effective and use commercially reasonable efforts to keep such Shelf Registration in effect until the Investor Group no longer holds any Registrable Securities. Any offer or sale of Registrable Securities pursuant to the Shelf Registration in any Public Offering shall be deemed to be a Demand Registration subject to the provisions of Section 6.01(a).

Section 5.02. Piggyback Registration. (a) At any time following the third anniversary of the Closing (or, if earlier, the termination of the restrictions set forth in Section 6.01(a)(i)) and prior to the later of (x) the tenth anniversary of the Closing and (y) the date on which the Aggregate Ownership Percentage of the Investor Group ceases to be at least 10%, if the Company proposes to register any Company Securities under the Securities Act (other than a registration on Form S-8, S-4 or any successor forms or a registration pursuant to Rule 145 promulgated by the SEC under the Securities Act), whether or not for sale for its own account, the Company shall each such time give prompt notice at least 30 Business Days prior to the anticipated filing date of the registration statement relating to such registration to the Investor, which notice shall set forth the Investor’s rights under this Section 5.02 and shall offer the Investor the opportunity to include in such registration statement the number of Registrable Securities of any member of the Investor Group of the same class or series as those proposed to be registered as the Investor may request (a “Piggyback Registration”), subject to the provisions of Section 5.02(b). Upon the request of the Investor made within 15 Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by any Registering Investor), the Company shall use commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of all Registrable Securities of each Registering Investor that the Company has been so requested to register by the Investor to the extent necessary to permit the disposition of the Registrable Securities so to be registered; provided that (i) if such registration involves a Public Offering, all Registering Investors must sell their Registrable Securities to the underwriters selected as provided in Section 5.04(g)(i) on the same terms and conditions as apply to the Company, and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to the Investor and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b) If a Piggyback Registration involves a Public Offering (other than pursuant to any Demand Registration, in which case the provisions with respect to priority of inclusion set forth in Section 5.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Company Securities that the Company and the Registering Investors intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Company Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size;

(ii) second, (x) all Registrable Securities of the Registering Investors requested to be included in such registration by the Investor and (y) all “Registrable Securities” requested to be included in such registration by any “Holder” (each as defined in the Existing Investors’ Rights Agreement) pursuant to the Existing Investors’ Rights Agreement (allocated between (x) and (y), if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Registrable Securities and such “Registrable Securities” (as defined in the Existing Investors’ Rights Agreement) requested to be included in such registration by the Registering Investors and the “Holders” (as defined in the Existing Investors’ Rights Agreement), respectively); and

(iii) third, any securities proposed to be registered for the account of any other Persons, with such priorities among them as the Company shall determine.

Section 5.03. Lock-Up Agreements. If any registration of Registrable Securities shall be effected in connection with a Public Offering, neither the Company nor the Investor shall, and the Investor shall cause each other Registering Investor not to, effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities or other security of the Company (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 90 days following the date of the final prospectus related to such Public Offering (such period, the “Lock-Up Period” for the applicable registration statement).

Section 5.04. Registration Procedures. (a) Whenever the Investor requests that any Registrable Securities be registered pursuant to Sections 5.01 or 5.02, subject to the provisions of such Sections, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable, and, in connection with any such request:

(b) The Company shall as soon as reasonably practicable prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of the Shelf Registration, one year (or such shorter period in which all of the Registrable Securities of the Registering Investors included in such registration statement shall have actually been sold thereunder).

(c) Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each Registering Investor and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Registering Investors and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as the Investor (for itself and on behalf of any other applicable Registering Investor) or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Registering Investor. The Company shall give the Investor (on behalf of itself and any other Registering Investor), the underwriter in a Public Offering and their respective counsel and accountants the opportunity to participate in the preparation of any registration statement or prospectus, or any amendment or supplement thereto. The Investor shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to any Registering Investor, any other member of the Investor Group or any of their respective Affiliates and the Company shall use commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation so to modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Investors thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify the Investor of any stop order issued or threatened by the SEC or any state securities commission and take reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(e) The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities of any Registering Investor covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably (in light of the applicable Registering Investor’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and perform other acts and things that may be reasonably necessary to enable such Registering Investor to consummate the disposition of the Registrable Securities owned by such Registering Investor; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(e), (B) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company shall promptly notify each Registering Investor, at any time when a prospectus relating to any Registrable Securities covered by such registration statement is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each Registering Investor and file with the SEC any such supplement or amendment.

(g) (i) The Company and the Investor shall jointly select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by the Investor of a Demand Registration and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering. In connection with any

Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(h) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Investor and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Registering Investor or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Investor agrees, on its behalf and on behalf of each other Registering Investor, that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or any such other Registering Investor as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. The Investor further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall, and shall cause each other Registering Investor, to the extent applicable, to give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(i) In connection with any Public Offering of Registrable Securities, the Company shall enter into such customary agreements and take all such other actions in connection therewith (including those requested by the Investor) in order to expedite or facilitate the disposition of such Registrable Securities, and in such connection, (i) to the extent possible make such representations and warranties to the underwriters of such Registrable Securities with respect to the business of the Company and the Subsidiaries, the registration statement, prospectus and documents incorporated by reference or deemed incorporated by reference, if any, with respect to such underwritten offering, in each case, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings and confirm the same if and when requested, (ii) provide indemnities to the effect and to the extent provided in Section 5.05, (iii) obtain opinions of counsel to the Company (which counsel and opinions, in form, scope and substance, shall be reasonably satisfactory to the underwriters and their counsel) addressed to each underwriter of Registrable Securities and each Registering Investor, covering the matters customarily covered in opinions requested in similar underwritten offerings, (iv) obtain “comfort letters” letters from the independent certified public accountants of the Company (and, if necessary, any other certified public accountant of any Subsidiary, or of any business acquired by the Company for which financial statements and financial data are or are required to be included in the Registration Statement) addressed to each underwriter of Registrable Securities and each Registering Investor, such letters to be in customary form and covering matters of the type customarily covered in “comfort letters” in connection with similar underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the underwriters, and which are customarily delivered in similar underwritten offerings, to evidence the continued validity of the representations and warranties of the Company made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in an underwriting agreement;

(j) The Company may require the Investor promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities of any Registering Investor as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(f), the Investor shall, and shall cause each other Registering Investor to, forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such

Registrable Securities until such Registering Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(f), and, if so directed by the Company, the Investor shall, and shall cause each such other Registering Investor to, deliver to the Company all copies, other than any permanent file copies then in such Registering Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(b)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(f) to the date when the Company shall make available to such Registering Investor a prospectus supplemented or amended to conform with the requirements of Section 5.04(f).

(l) The Company shall use commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any customary “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 5.05. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Registering Investor holding Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Registering Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free writing prospectus (as defined in Rule 405 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Registering Investor or on such Registering Investor’s behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Registering Investors provided in this Section 5.05.

Section 5.06. Indemnification by Registering Investors. The Investor agrees to, and agrees to cause each Registering Investor holding Registrable Securities included in any registration statement to, severally but not jointly, indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Registering Investor, but only with respect to information furnished in writing by such Registering Investor or on such Registering Investor’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. The Investor also agrees to, and to cause each other Registering Investor to, indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Registering

Investor shall be liable under this Section 5.06 for any Damages in excess of the net proceeds realized by such Registering Investor in the sale of Registrable Securities of such Registering Investor to which such Damages relate.

Section 5.07. Conduct of Indemnification Proceedings. If any proceeding (including any investigation by any Governmental Authority) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 5.05 or 5.06, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 5.08. Contribution. (a) If the indemnification provided for in Section 5.05 or 5.06 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages,

(i) as between the Company and the Registering Investors holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Registering Investors on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by Applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Registering Investors on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations; and

(ii) as between the Company on the one hand and each such Registering Investor on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Registering Investor in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Registering Investors on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Registering Investors bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Registering Investors on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Registering Investors or by such underwriters. The relative fault of the Company on the one hand and of each such Registering Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and the Investor (for itself and on behalf of each other Registering Investor) agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.08(a). The amount paid or payable by an Indemnified Party as a result of the Damages referred to in Section 5.08(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Registering Investor shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Registering Investor were offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any Damages that such Registering Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Registering Investor’s obligation to contribute pursuant to this Section 5.08 is several in the proportion that the proceeds of the offering received by such Registering Investor bears to the total proceeds of the offering received by all such Registering Investors and not joint. The Investor agrees to take all actions necessary to ensure the compliance by each other Registering Investor with the indemnification and contribution provisions applicable to them pursuant to Section 5.06 and Section 5.08.

Section 5.09. Participation in Public Offering. No member of the Investor Group may participate in any Public Offering hereunder unless such Person (a) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 5.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Registering Investor participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or Governmental Authority other than the Securities Act.

Section 5.11. Cooperation by the Company. If the Investor or any other Investor Group Member shall Transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Investor Group Member and shall provide to such Investor Group Member such information as such Investor Group Member shall reasonably request.

Section 5.12. Transfer of Registration Rights. Any member of the Investor Group may assign all or a portion of its rights under this Article 5 in connection with any permitted Transfer of Registrable Securities by such Person, except in connection with any Transfers pursuant to a Public Offering or pursuant to Rule 144. Any assignments in violation of this Section 5.12 shall be null and void.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01. Restrictions on Transfers of Shares.

(a) The Investor agrees that it shall not, and shall not permit the Investor Group Members to, Transfer any Shares (or solicit any offers in respect of any Transfer of any Shares) (i) during the Original Standstill Period, except among the Investor and its Affiliates, or (ii) thereafter, without Disinterested Director Approval, to a Person or group (as defined in Section 13(d)(3) of the Exchange Act) if such Person or group would beneficially own in excess of 10% of the outstanding Shares following such Transfer; provided that (A) the foregoing clause (ii) shall not apply to (x) sales pursuant to Public Offerings, (y) sales structured as regular sales over NASDAQ or any other securities exchange on which the Shares are traded or (z) block sales to broker-dealers, and (B) after the fifth anniversary of the Closing, the Investor Group shall be permitted to Transfer all (but not less than all) of its Shares to a third party that has made an offer to the Company or its stockholders (including pursuant to a tender offer) to purchase all of the outstanding Shares; provided that, in the case of this clause (B), the price, form of consideration and other terms and conditions of the Transfer offered to the Investor Group are the same (or no more favorable) than the price, form of consideration and other terms and conditions offered to all other stockholders of the Company, other than (i) fair market consideration payable in exchange for entering into restrictive covenants and (ii) commercial agreements (including with respect to transition services) on arms’-length terms, in each case that the purchaser requires as a condition to the transaction (an offer meeting the criteria of this clause (B), a “Third Party Buyout Offer”).

(b) The Investor agrees that it shall not Transfer any Shares (or solicit any offers in respect of any Transfer of any Shares) except in compliance with the Securities Act, any other applicable securities or “blue sky” laws. Except as set forth in this Section 6.01, neither the Investor nor any Investor Group Member shall be subject to any restriction on its ability to Transfer Shares or to solicit offers in respect of any such Transfer.

Section 6.02. Confidentiality.

(a) Each of the Company and the Investor agrees that, effective immediately as of the Acceptance Time, and without any further action being required on the part of any Person, the Confidentiality Agreement (as defined in the Transaction Agreement) shall terminate in its entirety and shall be of no further force and effect.

(b) In connection with the Investor’s investment in the Company, each of the Company and the Investor (as applicable, the “Disclosing Party”) has furnished, and expects to continue to furnish, the other party (the “Receiving Party”) with certain Confidential Information (as defined below) of the Disclosing Party. Each Receiving Party acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to its Representatives who need to know such information with respect to any matters relating hereto; provided that the Receiving Party shall be responsible for any breach by such Representatives of the confidentiality obligations under this Section 6.02;

(ii) to the extent required by any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process to which the Receiving Party or any of its Representatives is subject, or as may be required in connection with the assertion, prosecution or defense by such Receiving Party or any of its Representatives of any claim, demand, action, suit or proceeding with respect to any matters related hereto; provided that the Receiving Party or its applicable Representative shall provide the Disclosing Party with prompt notice of any such request, to the extent practicable and legally permitted, so that the Disclosing Party may seek confidential treatment, an appropriate protective order or similar relief, and the Receiving Party or its applicable Representative shall reasonably cooperate (at the Disclosing Party’s expense) with such efforts by the Disclosing Party;

(iii) in the case of the Investor, to any Person to whom the Investor is contemplating a Transfer of its Company Securities; provided that (A) such Transfer would not be in violation of the provisions of this Agreement, (B) such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement (1) that contains terms no less favorable to the Company than the Confidentiality Agreement (provided that the standstill provisions in such confidentiality agreement may permit a Third Party Buyout Offer) and (2) to which the Company is made an express third-party beneficiary, and (C) the Investor provides the Company with prior written notice of the identity of the proposed transferee, the Confidential Information proposed to be shared with such proposed transferee, and the form of confidentiality agreement with such proposed transferee at least five Business Days before entering into such confidentiality agreement; provided, further, that, without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), no such disclosure may be made to any actual competitor of the Company or any Affiliate of such competitor; and

(iv) to the extent required to permit such Receiving Party or any of its Representatives to comply with Applicable Law or applicable rules or regulations of any stock exchange on which securities of such Receiving Party or its Affiliates are listed; provided that, in the case of the Investor, such disclosure requirement does not arise from a breach of Section 3.01 of this Agreement; and provided, further, that the Receiving Party or its applicable Representative shall provide the Disclosing Party with prior notice of any such required disclosure, to the extent practicable and legally permitted, so that the Disclosing Party may seek confidential treatment, an appropriate protective order or similar relief, and the Receiving Party or its applicable Representative shall reasonably cooperate (at the Disclosing Party’s expense) with such efforts by the Disclosing Party.

(c) “Confidential Information” means any nonpublic information received by any Receiving Party (which shall include, in the case of the Investor, Confidential Information of the Company that may be shared with the Investor by any Investor Designee or Observer pursuant to the following clause (d)) concerning the Disclosing Party, its Affiliates, or its or their respective financial condition, business, operations or prospects; provided that “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its directors, officers, employees, counsel, investment advisers or other agents or representatives (including, in the case of the Investor, any Affiliate of the Investor) (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) is or was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, (iii) was or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, which source is or was (at the time of receipt of the relevant information) not, to the best of the Receiving Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Disclosing Party, (iv) is independently developed by the Receiving Party without violating any confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party or (v) that the Investor or the Company is permitted to disclose under the Collaboration Agreements).

(d) Nothing in this Agreement shall restrict or prevent any Investor Designee or Observer designated by the Investor from sharing with the Investor and its Affiliates any Confidential Information of the Company or any of its Affiliates; provided that, with respect to any such Confidential Information, the Investor and such Affiliates shall be subject to the confidentiality obligations set forth in this Section 6.02 as a “Receiving Party” hereunder and the Investor shall be responsible for any breach of such provisions by its Affiliates.

Section 6.03. Conflicting Agreements; Limitations on Subsequent Registration Rights.

(a) The Company, the Investor and each Existing VC Investor (for as long as it has an Existing VC Representative on the Board) represents and agrees that it shall not (i) grant any proxy, (ii) enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities or (iii) enter into any agreement or arrangement of any kind with any Person, in each case if any such proxy, voting trust, agreement or arrangement is (x) inconsistent with the provisions of this Agreement or (y) for the purpose or with the effect of denying or reducing the rights of any party under this Agreement.

(b) The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company (i) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Investor Group included therein or (ii) on terms otherwise more favorable than this Agreement. The Company also represents and warrants to the Investor that (i) it has not previously entered into any agreement with respect to any of its securities granting any registration rights to any Person, other than pursuant to the Existing Investors’ Rights Agreement as filed with the SEC on July 29, 2013, and (ii) the rights granted under the Existing Investors’ Rights Agreement do not conflict with the rights of the Investor Group set forth in Article 5 of this Agreement.

Section 6.04. Freedom to Pursue Opportunities.

(a) The parties expressly acknowledge and agree that (i) the Investor and each of its Affiliates (including any Investor Designee or Observer) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account or in partnership with, or as an employee, officer, director or stockholder of, any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) none of the Company, any of its Subsidiaries or any Existing VC Investor shall have any rights in and to the business ventures of the Investor or any of its Affiliates (including any Investor Designee or Observer), or the income or profits derived therefrom (other than in its capacity as a stockholder of the Company), and (iii) in the event that the Investor or any of its Affiliates (including any Investor Designee or Observer) acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, except to the extent that any such transaction or opportunity comes to such Person’s attention solely through the role of any Investor Designee or Observer, neither the Investor nor any of its Affiliates (including any Investor Designee or Observer) shall have any duty (contractual or otherwise) to communicate or present such opportunity to the Company, any of its Subsidiaries or any Existing VC Investor and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, any of its Subsidiaries or any Existing VC Investor (or any of their respective Affiliates) for breach of any duty (contractual or otherwise) by reason of the fact that the Investor or any of its Affiliates (including any Investor Designee or Observer), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company, any of its Subsidiaries or any Existing VC Investor; provided that the foregoing shall not be deemed to limit Section 6.02 hereof or amend or modify the terms of the Collaboration Agreements.

(b) The parties expressly acknowledge and agree that, without limiting the Investor’s rights hereunder (including pursuant to Section 2.05), (i) the Company and each of its Affiliates and each Existing VC Investor and its Affiliates has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Investor or its Affiliates, on its own account or in partnership with, or as an employee, officer, director or stockholder of, any other Person, including those lines of business deemed to be competing with the Investor or any of its Affiliates, (ii) none of the Investor or any of its Affiliates shall have any rights in and to the business ventures of the Company or any of its Affiliates or any Existing VC Investor or any of its Affiliates or the income or profits derived therefrom (other than in its capacity as a stockholder of the Company), and (iii) in the event that the Company or any of its Affiliates or any Existing VC Investor or any of its Affiliates acquires knowledge of a potential transaction or matter that may be an opportunity for the Investor or any of its Affiliates, neither the Company nor the Existing VC Investor shall have any duty (contractual or otherwise) to communicate or present such opportunity to the Investor and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Investor for breach of any duty (contractual or otherwise) by reason of the fact that the Company or any of its Affiliates or the Existing VC Investor or any of its Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Investor; provided that the foregoing shall not be deemed to limit Section 6.02 hereof or amend or modify the terms of the Collaboration Agreements.

Section 6.05. Information Rights; Accounting.

(a) The Company shall provide to the Investor such other information (and, during reasonable business hours, access to such information and to relevant personnel) as may reasonably be requested by the Investor or as is otherwise required by Applicable Law or any securities exchange on which the capital stock of the Investor or any of its Affiliates is traded, including in connection with the Investor Group’s accounting, consolidation, compliance, audit and public reporting functions. In furtherance of the foregoing, upon the Investor’s request, (i) the Company shall keep the Investor informed, on a reasonably current basis, of (x) any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (and shall reasonably cooperate with the Investor Group in connection therewith (including by giving the Investor the opportunity to review written submissions in advance (and considering the Investor’s comments thereto in good faith) and, to the extent permissible under Applicable Law, attending meetings with authorities and regulators)), and (y) any security or data breach of any kind in any jurisdiction involving or affecting the Company or any of its Subsidiaries (and shall reasonably cooperate with the Investor Group in connection therewith), and (ii) the Company shall, on an annual basis, permit the Investor to audit the Company’s information technology and data privacy policies, procedures and architecture (or provide to the Investor a third-party audit prepared on behalf of the Company with respect thereto), and consider in good faith the Investor’s comments in connection therewith. For the avoidance of doubt, the Company agrees that it shall remain fully responsible for compliance by the Company and its Subsidiaries with Applicable Law. The Company may restrict the foregoing access and the disclosure of information pursuant to this Section 6.05 (other than Section 6.05(b)) to the extent that (A) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such information or (B) disclosure of any such information would result in the loss of attorney-client privilege (but in each case the Company shall use its commercially reasonable efforts to (1) develop an alternative to providing such information that is reasonably acceptable to the Investor or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such Applicable Law or attorney-client privilege).

(b) The Company shall report financial information (including forecasts) to the Investor in accordance with the Investor’s Financial Group Accounting and Reporting Guidelines as they exist from time to time (the “FGAR Guidelines”) based on International Financial Reporting Standards as issued by the International Accounting Standards Board, as may be amended from time to time, and in accordance with the Investor’s internal reporting timetables and guidelines; provided that the Investor will provide reasonable assistance and training to the Company’s finance and accounting personnel in connection therewith.

(c) The Company shall reasonably cooperate with the Investor, and promptly provide the Investor with information requested with respect to, (A) external and internal audit risk assessment, (B) material non-recurring events that could have accounting or financial reporting implications and (C) proposed external disclosure of financial results, including regulatory filings. The Company shall also reasonably cooperate with the Investor’s auditors in connection with matters relevant to the audit of the Investor’s consolidated financial statements.

(d) In furtherance of the foregoing, senior employees responsible for financing and accounting functions at the Company and the Investor will meet at least twice per calendar year to discuss their respective finance and accounting activities (including foreign exchange risk management, cash management, portfolio exposure management and taxation and accounting issues).

Section 6.06. No Restrictions on the Company or the Investor.

(a) Without the prior written consent of the Company, after the date hereof, the Investor shall not, and shall cause its Affiliates not to, take any action (other than, for the avoidance of doubt, the exercise of the Investor’s rights under Section 2.05) or execute any agreement that would purport to bind the Company or any of its Subsidiaries as a “subsidiary,” “affiliate” or similar related party of the Investor or any of its Affiliates, including any provision or covenant that would purport to limit the freedom of the Company or any of its Subsidiaries to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Company or any of its Subsidiaries by the Investor or any of its Affiliates). The Investor agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees, partners and agents from and against any and all Damages (as defined in the Transaction Agreement) caused by or relating to the existence of any Contract entered into by the Investor or any of its Affiliates that purports to subject the Company or any of its Subsidiaries to any of the restrictions set forth in clauses (i) through (v) of the preceding sentence.

(b) Without the prior written consent of the Investor, after the date hereof, the Company shall not, and shall cause its Affiliates not to, take any action or execute any agreement that would purport to bind the Investor or any of its Affiliates (including for this purpose Chugai Pharmaceutical Co., Ltd. and its Subsidiaries) as an “affiliate,” “shareholder” or similar related party of the Company or any of its Subsidiaries, including any provision or covenant that would purport to limit the freedom of the Investor or any of its Affiliates (including for this purpose Chugai Pharmaceutical Co., Ltd. and its Subsidiaries) to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Investor or any of its Affiliates by the Company or any of its Subsidiaries). The Company agrees to indemnify and hold harmless the Investor and its Affiliates is and their respective officers, directors, employees, partners and agents from and against any and all Damages (as defined in the Transaction Agreement) caused by or relating to the existence of any Contract entered into by the Company or any of its Subsidiaries that purports to subject the Investor or any of its Affiliates to any of the restrictions set forth in clauses (i) through (v) of the preceding sentence.

ARTICLE 7

EFFECTIVENESS; TERMINATION

Section 7.01. Effectiveness. Unless terminated earlier in accordance with Section 7.02(a), this Agreement shall automatically and immediately become effective, without any further action by any Person, at the Acceptance Time.

Section 7.02. Termination. (a) Prior to the consummation of the Acceptance Time, this Agreement shall automatically terminate without any further action by any Person, upon the earlier of (i) the termination of the Transaction Agreement in accordance with its terms and (ii) the written agreement of each party hereto to terminate this Agreement.

(b) This Agreement shall automatically terminate, without any further action by any Person, upon the later of (i) subject to Section 4.04, the date on which the Aggregate Ownership Percentage of the Investor Group is less than 10% and (ii) the date on which the Investor Group no longer owns any Registrable Securities; provided that this Agreement (A) may be terminated at any time upon the written agreement of each party hereto and (B) may be terminated by the Investor at such time as the Investor Group’s Aggregate Ownership Percentage is equal to 100%.

Section 7.03. Effect of Termination. Upon any termination of this Agreement in accordance with the provisions of Section 7.02 hereof, this Agreement shall become void and of no further effect; provided that (i) Section 6.02 (in the case of any termination under Section 7.02(b)) shall survive any such termination for a period of five years from the date of termination, (ii) this Section 7.03 and Article 8 shall survive any such termination and (iii) any breach of this Agreement prior to such termination shall survive such termination.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise.

(c) Except as expressly set forth in this Agreement (including Section 5.12), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given, if to the Company, to:

Foundation Medicine, Inc.

150 Second Street

Cambridge, MA 02141

Attention: Michael J. Pellini, M.D., Chief Executive Officer

Facsimile No.: (617) 418-2201

Email: mpellini@foundationmedicine.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention:	Stuart M. Cable
Lisa R. Haddad

Facsimile No.: (617) 523-1231

Email:	scable@goodwinprocter.com
lhaddad@goodwinprocter.com

if to Investor, to:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Fax: (650) 225-6000

with copies (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd

Group Legal Department

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Attention: Dr. Beat Kraehenmann

Fax: +41 61 688 13 96

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Arthur F. Golden
Marc O. Williams

Facsimile No.:(212) 701-5800

Email:	arthur.golden@davispolk.com
marc.williams@davispolk.com

if to an Existing VC Investor, as set forth in the signature page hereof,

or such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any material amendment or waiver that is effected after the Acceptance Time shall also require Disinterested Director Approval. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.04. Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.05. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

Section 8.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 8.08. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 8.09. Entire Agreement. This Agreement, the Transaction Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11. Compliance with Applicable Governance Rules. It is the intent of the Investor and the Company that (i) the provisions of this Agreement comply, and following the date hereof continue to comply, with the Applicable Governance Rules, as the same may be amended from time to time, and (ii) the Company not rely on any “controlled company exemption” or similar provision under the Applicable Governance Rules. In furtherance of the foregoing, if any term, covenant or restriction included in this Agreement fails at any time to comply with the Applicable Governance Rules (without regard to any “controlled company exemption” or similar provision) (including, for the avoidance of doubt, the Investor’s rights hereunder), the parties agree to negotiate in good faith to modify this Agreement so as to comply with the Applicable Governance Rules while retaining the original intent as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOUNDATION MEDICINE, INC.

By:	/s/ Steven J. Kafka
	Name:	Steven J. Kafka
	Title:	Chief Operating Officer

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
	Name:	Bruce Resnick
	Title:	Vice President and Tax Counsel

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXISTING VC INVESTORS: (solely for purposes of Section 2.02(f), Section 6.03(a) and Section 6.04)

KLEINER PERKINS CAUFIELD & BYERS XIV, LLC

By:	/s/ Paul M. Vronsky
	Name:	Paul M. Vronsky
	Title:	General Counsel

KPCB XIV FOUNDERS FUND, LLC

By:	/s/ Paul M. Vronsky
	Name:	Paul M. Vronsky
	Title:	General Counsel

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXISTING VC INVESTORS: (solely for purposes of Section 2.02(f), Section 6.03(a) and Section 6.04)

KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Paul M. Vronsky
	Name:	Paul M. Vronsky
	Title:	General Counsel

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXISTING VC INVESTORS: (solely for purposes of Section 2.02(f), Section 6.03(a) and Section 6.04)

THIRD ROCK VENTURES, L.P.

By:	Third Rock Ventures GP, L.P., its general partner

By:	TRV GP, LLC, its general partner

By:	/s/ Kevin Gillis
	Name:	Kevin Gillis
	Title:	Partner and CFO

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXISTING VC INVESTORS: (solely for purposes of Section 2.02(f), Section 6.03(a) and Section 6.04)

GOOGLE VENTURES 2011, L.P.
By:	Google Ventures 2011 GP, L.L.C., its General Partner

By:	/s/ Jennifer L. Kercher
	Name:	Jennifer L. Kercher
	Title:	Authorized Signatory

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

Annex A – Equity Plan Extension Methodology

An Equity Plan Extension may provide for up to a maximum number of Shares reserved for issuance equal to the sum of: (x) the number of Shares reserved for issuance under the Company’s then-existing Permitted Equity Plan (other than the 2013 Stock Option and Incentive Plan) at the end of its 10-year term, plus (y) the number of Shares underlying any equity awards outstanding under the Company’s then-existing Permitted Equity Plan that are forfeited after the expiration or termination of such Permitted Equity Plan, plus (z) an additional number of Shares equal to 15% of the outstanding Shares upon the adoption of such Equity Plan Extension. For the avoidance of doubt, an Equity Plan Extension may only be consummated once every 10 years.

Annex C

PERSONAL AND CONFIDENTIAL

January 11, 2015

Board of Directors

Foundation Medicine, Inc.

150 Second Street

Cambridge, MA 02141

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Roche Holdings, Inc. (“Roche”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Foundation Medicine, Inc. (the “Company”), taking into account the Issuance (as defined below), of the $50.00 in cash per Share to be paid to the holders of Shares pursuant to the Transaction Agreement, dated as of January 11, 2015 (the “Agreement”), by and between Roche and the Company. The Agreement provides for a tender offer for up to 15,604,288 Shares such that, after giving effect to the Issuance, Roche will own at least 52.4% of the Company and no more than 56.3% of the Company, in each case on a fully-diluted basis (the “Tender Offer”) pursuant to which Roche will pay $50.00 in cash per Share for each Share accepted. The Agreement further provides that, immediately following the completion of the Tender Offer, Roche will invest $250,000,000 in the Company, and as consideration for such investment, the Company will issue and sell to Roche 5,000,000 Shares at a price of $50.00 per Share (the “Issuance”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Roche, any of their respective affiliates and third parties, including Third Rock Ventures (“TRV”) and Kleiner Perkins Caufield & Byers (“KPCB”), each a significant stockholder of the Company (collectively, the “Significant Stockholders”), and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Transactions, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as underwriter with respect to the initial public offering of Shares in September 2013. We also have provided certain financial advisory and/or underwriting services to TRV and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunning manager with respect to an initial public offering of 6,772,221 shares of common stock of Agios Pharmaceuticals, Inc. (“Agios”), a TRV portfolio company, in July 2013; as bookrunning manager with respect to a public offering of 2,300,000 shares of common stock of Agios in April 2014; as a bookrunning manager with respect to a public offering of 2,284,423 shares of common stock of Agios in December 2014; and as bookrunning manager with respect to an initial public offering of 5,750,000 shares of common stock of SAGE Therapeutics, a TRV portfolio company, in July 2014. We also have provided certain financial advisory and/or underwriting services to KPCB and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunning manager with respect to an initial public offering of 5,750,000 shares of common stock of Atara Biotherapeutics, Inc., a KPCB portfolio company, in October 2014. We may also in the future provide financial advisory and/or underwriting services to the Company and Roche and their respective

Board of Directors

Foundation Medicine, Inc.

January 11, 2015

affiliates and any of the Significant Stockholders, and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with the Significant Stockholders and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of the Significant Stockholders from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013; the Company’s Registration Statement on Form S-1, including the prospectus contained therein, dated September 20, 2013, relating to the Company’s initial public offering; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transactions, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the diagnostic industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts including the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company or the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Roche and its affiliates) of Shares, as of the date hereof and taking into account the Issuance, of the $50.00 in cash per Share to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transactions, including, the Tender and Support Agreements and Investor Rights Agreement (each as defined in the Agreement), the Issuance, the fairness of the Transactions to, or any consideration received in connection therewith by, the

Board of Directors

Foundation Medicine, Inc.

January 11, 2015

holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the $50.00 in cash per Share to be paid to the holders of Shares pursuant to the Agreement, taking into account the Issuance, or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the impact of the Transactions on the solvency or viability of the Company or Roche or the ability of the Company or Roche to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote with respect to the Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the Issuance, the $50.00 in cash per Share to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to the holders (other than Roche and its affiliates) of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

Annex D

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOUNDATION MEDICINE, INC.

Foundation Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST. Pursuant to Section 242 of the DGCL, this certificate amends the provisions of the Sixth Amended and Restated Certificate of Incorporation.

SECOND. This certificate has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 222 and 242 of the DGCL.

THIRD. Sections 3, 4 and 5 of Article VI of the Sixth Amended and Restated Certificate of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

“3. Number of Directors; Term of Office; Other Matters. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Directors shall be elected at each annual meeting of stockholders of the Corporation to a term expiring at the next annual meeting of stockholders of the Corporation. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders; provided that, for so long as the Investor Rights Agreement between the Corporation and Roche Holdings, Inc., dated as of January 11, 2015 (as the same may be amended and/or restated from time to time, the “Investor Rights Agreement”), is in effect, unless an express waiver is granted by Roche Holdings, Inc. thereunder, any vacancies or newly created directorships shall not be filled in contravention of the Investor Rights Agreement. Any Director appointed in accordance with the preceding sentence shall serve for a term expiring at the next annual meeting of stockholders following such appointment, and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office, with or without cause, only by the affirmative vote of the holders of 75% or more of the voting power of the outstanding shares of capital stock entitled to vote thereon.”

This Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation is executed as of this [    ] day of [                    ], 2015.

FOUNDATION MEDICINE, INC.

By:
Name:
Title:

Annex E

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOUNDATION MEDICINE, INC.

Foundation Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST. Pursuant to Section 242 of the DGCL, this certificate amends the provisions of the Sixth Amended and Restated Certificate of Incorporation.

SECOND. This certificate has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 222 and 242 of the DGCL.

THIRD. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert a new Article XI to follow Article X and to read as follows:

“Without limiting the Corporation’s rights or obligations under any contract or agreement, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any potential transaction or matter that may be an opportunity for the Corporation that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) Roche Holdings, Inc. or (ii) any of its Affiliates (each a “Covered Person” and collectively, “Covered Persons”), unless such potential transaction or matter is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director. An “Affiliate” is, with respect to Roche Holdings, Inc., any other person directly or indirectly controlling, controlled by or under common control with such person, which shall include any Director (including in such person’s capacity as an observer on any committee of the Board of Directors) who has been designated by Roche Holdings, Inc., but shall not include either (i) Chugai Pharmaceutical Co., Ltd. or any of its subsidiaries (unless Roche Holdings, Inc. elects, in a written notice delivered to the Corporation, to have any such entity considered an Affiliate of Roche Holdings, Inc.), or (ii) the Corporation or any of its subsidiaries.”

E-1

This Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation is executed as of this [    ] day of [                    ], 2015.

FOUNDATION MEDICINE, INC.

By:
Name:
Title:

E-2

VOTE BY INTERNET - www.proxyvote.com
FOUNDATION MEDICINE, INC. 150 SECOND STREET CAMBRIDGE, MA 02141

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
		For	Against	Abstain
1.

To approve the Transaction Agreement, dated as of January 11, 2015, as amended from time to time, by and between Foundation Medicine, Inc. (“Foundation”) and Roche Holdings, Inc. (“Roche”), and the transactions contemplated thereby, including the issuance of 5.0 million shares of our common stock to Roche at a price of $50.00 per share.

		☐	☐	☐
2.

To approve the anti-dilution protections granted to Roche in the Investor Rights Agreement, dated as of January 11, 2015, as amended from time to time, by and between Foundation and Roche, that will become effective upon closing of the transactions contemplated by the Transaction Agreement.

		☐	☐	☐
3.

To approve the proposed amendment to our certificate of incorporation to declassify our Board of Directors, provide for the annual election of directors and permit removal of directors with or without cause.

		☐	☐	☐
4.	To approve the proposed amendment to our certificate of incorporation to renounce Foundation’s expectancy regarding certain corporate opportunities.	☐	☐	☐
5.

To approve one or more adjournments of the meeting from time to time if necessary or appropriate (as determined by Foundation) to solicit additional proxies if there are not sufficient votes to approve any of the Proposals 1 through 4.

		☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

FOUNDATION MEDICINE, INC.

Special Meeting of Stockholders

[—], [—], 2015

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael J. Pellini, M.D. and Robert W. Hesslein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FOUNDATION MEDICINE, INC. that the stockholder(s) is entitled to vote at the Special Meeting of Stockholders to be held at [—] on [—], at [—], and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The shares represented by this proxy will be voted in the discretion of the proxy holder on any other matter as may properly come before the Special Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

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